                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                             THE TENERE GROUP, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies: N/A
      2) Aggregate number of securities to which transaction applies: N/A
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
      4) Proposed maximum aggregate value of transaction: N/A
      5) Total fee paid: N/A

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:  N/A
      2) Form, Schedule or Registration Statement No.:  N/A
      3) Filing Party:  N/A
      4) Date Filed:  N/A

                                February 13, 1999



Dear Fellow Shareholder:

                  The Board of Directors cordially invites you to attend a Special Meeting of Shareholders of The Tenere Group, Inc. ("Tenere") to be held at 3:00 p.m. Central Time, on March 15, 1999, at the offices of Tenere located at 1903 East Battlefield, Springfield, Missouri (the "Special Meeting"). At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated October 2, 1998, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of January 15, 1999 (collectively, the "Merger Agreement"), pursuant to which (i) a wholly owned subsidiary of Florida Physicians Insurance Company, Inc. ("FPIC") would be merged (the "Merger") with and into Tenere, (ii) the issued and outstanding shares of common stock of Tenere (other than shares as to which dissenters' rights are perfected pursuant to applicable law) would be converted into the right to receive an amount in cash equal to $9.4416 per share (the "Per Share Amount"), based upon aggregate merger consideration of $20.6 million divided by the fully diluted number of shares of Tenere common stock outstanding as of the record date of the Special Meeting, and (iii) each outstanding option to purchase shares of the common stock of Tenere would be converted into the right to receive an amount in cash equal to $3.991 per share, representing the Per Share Amount minus the exercise price of each such option. You are also being asked to vote on a proposal to adjourn the Special Meeting if required to solicit additional votes.

                  Enclosed are the following items relating to the Special Meeting and the Merger:

                  1.       Proxy Statement;

                  2.       Proxy card; and

                  3.       A pre-addressed return envelope for the proxy card.

The Proxy Statement and related proxy materials set forth important information relating to Tenere and the terms and conditions of the proposed Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

                  THE BOARD OF DIRECTORS OF TENERE CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF TENERE AND ITS SHAREHOLDERS. THE TENERE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND FOR THE PROPOSAL REGARDING ADJOURNMENT.

                  The investment banking firm ABN AMRO Incorporated has issued its written opinion, dated as of the date hereof, to your Board of Directors regarding the fairness from a financial point of view of the consideration to be received by Tenere shareholders pursuant to the Merger Agreement. A copy of the opinion is attached as Annex C to the Proxy Statement.

                  APPROVAL OF THE MERGER AGREEMENT BY THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF TENERE'S COMMON STOCK IS A CONDITION TO THE CONSUMMATION OF THE MERGER. The approval of any proposed adjournment requires the affirmative vote of a majority of the holders of Tenere's common stock present at the Special Meeting in person or by proxy. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, date and sign the enclosed proxy card and return it in the enclosed pre-addressed envelope, which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to the Secretary of Tenere a written notice of revocation or another proxy relating to the same shares bearing a later date than the proxy being revoked or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute a revocation of an earlier dated proxy. Your prompt attention will be greatly appreciated.

                                                 Sincerely,

                                                 /s/ Raymond A. Christy, M.D.

                                                 Raymond A. Christy, M.D.
                                                 President

                             THE TENERE GROUP, INC.
                              1903 EAST BATTLEFIELD
                           SPRINGFIELD, MISSOURI 65804

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                 MARCH 15, 1999


TO THE SHAREHOLDERS OF THE TENERE GROUP, INC.:

                  Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of THE TENERE GROUP, INC., a Missouri corporation ("Tenere"), will be held at the offices of Tenere located at 1903 East Battlefield, Springfield, Missouri on March 15, 1999, at 3:00 p.m. Central Time, for the following purposes:

                  (1) To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated October 2, 1998, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of January 15, 1999 (collectively, the "Merger Agreement"), each by and among Florida Physicians Insurance Company, Inc., a Florida corporation and wholly owned subsidiary of FPIC Insurance Group, Inc. ("FPIC"), TGI Acquisition Corporation, a Florida corporation and wholly owned subsidiary of FPIC ("Acquisition Corporation"), and Tenere pursuant to which: (a) Acquisition Corporation would be merged (the "Merger") with and into Tenere, (b) upon consummation of the Merger, the shares of Tenere common stock then issued and outstanding (other than shares with respect to which dissenters' rights are perfected pursuant to
Section 351.455 of the General and Business Corporation Law of Missouri) would be converted into the right to receive an amount in cash equal to $9.4416 per share (the "Per Share Amount"), based upon aggregate merger consideration of $20.6 million divided by the fully diluted number of shares of Tenere common stock outstanding as of the record date of the Special Meeting; and (c) each outstanding option to purchase shares of the common stock of Tenere would be converted into the right to receive an amount in cash equal to $3.991 per share, representing the Per Share Amount minus the exercise price of each such option.

                  (2) To consider and vote upon a proposal to approve in advance an adjournment of the Special Meeting in the event there are not sufficient votes to constitute a quorum or approve the Merger Agreement at the scheduled time of the Special Meeting, in order to permit further solicitation of proxies.

                  (3) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

                  The record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on February 8, 1999. On the record date, Tenere had 1,999,774 shares of common stock issued, outstanding and entitled to vote. Each share will be entitled to one vote on each matter submitted to a vote at the Special Meeting.

                  THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF TENERE COMMON STOCK IS REQUIRED FOR APPROVAL OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES OF TENERE COMMON STOCK

PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE SPECIAL MEETING IS REQUIRED FOR APPROVAL OF THE PROPOSAL REGARDING ADJOURNMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT. FAILURE TO RETURN THE ENCLOSED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

                  If the Merger is not consummated, shareholders of Tenere who did not vote in favor of the Merger Agreement and who otherwise comply with the requirements of Section 351.455 of The General and Business Corporation Law of Missouri (a copy of which is attached hereto as Annex B to the Proxy Statement) are entitled to certain dissenters' rights under Missouri law. For a summary of such dissenters' rights and the procedures required to perfect such rights, see "Rights of Dissenting Shareholders of Tenere" in the Proxy Statement.

                  Please do not send in any stock certificates at this time. If the Merger Agreement is approved, you will be sent instructions regarding the exchange of your existing Tenere common stock certificates for the cash payment to which you are entitled.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Michael D. Hoeman, M.D.
                                            Secretary
Springfield, Missouri
February 13, 1999

                             THE TENERE GROUP, INC.
                              1903 EAST BATTLEFIELD
                           SPRINGFIELD, MISSOURI 65804

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                 MARCH 15, 1999

                               GENERAL INFORMATION

                  This Proxy Statement is being furnished to the shareholders of The Tenere Group, Inc., a Missouri corporation ("Tenere"), in connection with the solicitation of proxies by the Board of Directors of Tenere for use at a special meeting of Tenere to be held on March 15, 1999, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the shareholders of Tenere will consider and vote upon (i) a proposal to approve the Agreement and Plan of Merger dated October 2, 1998, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of January 15, 1999 (collectively, the "Merger Agreement"), each by and among Florida Physicians Insurance Company, Inc. ("FPIC"), a Florida corporation and wholly owned subsidiary of FPIC Insurance Group, Inc. ("FIG"), TGI Acquisition Corporation, a Florida corporation and wholly owned subsidiary of FPIC ("Acquisition Corporation"), and Tenere, (ii) a proposal to approve in advance an adjournment of the Special Meeting in order to permit further solicitation of proxies by Tenere if insufficient shares are present at the Special Meeting to constitute a quorum or to approve the Merger Agreement (the "Adjournment Proposal"), and
(iii) consider and vote upon any other business which may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement is accompanied by the Notice of Special Meeting of Shareholders of Tenere, a proxy card and a return envelope for the proxy card.

                  This Proxy Statement, the Notice of Special Meeting and the proxy card are being first mailed to shareholders of Tenere on or about February 13, 1999.

                      INFORMATION REGARDING SPECIAL MEETING

DATE, TIME AND PLACE

                  The Special Meeting will be held at the offices of Tenere located at 1903 East Battlefield, Springfield, Missouri on March 15, 1999, at 3:00 p.m. Central Time.

RECORD DATE; VOTE REQUIRED

                  On February 8, 1999 (the "Record Date"), there were 1,999,774 shares of common stock, $.01 par value of Tenere (the "Tenere Common Stock") outstanding and entitled to vote at the Special Meeting. To the knowledge of Tenere, no person beneficially owned 5% or more of the outstanding Tenere Common Stock as of the Record Date. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Tenere

Common Stock is required to approve the Merger Agreement, and the approval of the Adjournment Proposal requires a vote of a majority of the outstanding shares of Tenere Common Stock present in person or by proxy and entitled to vote at the Special Meeting. As to other matters which may properly come before the Special Meeting, unless otherwise provided in the Articles of Incorporation or Bylaws of Tenere or by statute, the matter will be approved if a majority of the votes cast are in favor of the matter.

                  As of the Record Date, directors and executive officers of Tenere and their affiliates owned beneficially, or controlled the voting of, an aggregate of 224,710 shares of Tenere Common Stock, or approximately 10.3% of the outstanding shares of Tenere Common Stock entitled to vote at the Special Meeting. All directors and executive officers of Tenere have indicated their intention to vote their shares FOR the approval of the Merger Agreement and FOR the approval of the Adjournment Proposal at the Special Meeting.

VOTING AND REVOCATION OF PROXIES

                  Shares of Tenere Common Stock which are represented by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY TENERE SHAREHOLDER RETURNING AN EXECUTED PROXY CARD WHICH DOES NOT PROVIDE INSTRUCTIONS TO VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL BE DEEMED TO INDICATE INSTRUCTION TO VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL, EXCEPT THAT IF A PROXY IS VOTED AGAINST THE APPROVAL OF THE MERGER AGREEMENT AND NO INSTRUCTION IS GIVEN IN CONNECTION WITH THE ADJOURNMENT PROPOSAL, THE PROXY WILL NOT BE VOTED IN FAVOR OF THE ADJOURNMENT PROPOSAL. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the approval of the Merger Agreement.

                  Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the presence of a quorum. Such votes will have the effect of votes against the approval of the Merger Agreement but will have no effect on whether the Adjournment Proposal is approved. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which the brokers or nominees do not have discretionary power to vote without such instructions) will be considered as present for the purposes of determining the presence of a quorum but will not be considered as voting at the Special Meeting. Broker non-votes will have the effect of votes against the approval of the Merger Agreement, but will have no effect on whether the Adjournment Proposal is approved. Proxies voting against the approval of the Merger Agreement will not be used by the proxy holders to vote in favor of the Adjournment Proposal unless the shareholder has voted FOR approval of the Adjournment Proposal on the proxy card.

                  If a quorum is not obtained, or if fewer shares of Tenere Common Stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that, if a majority of the shares voted at the Special Meeting, in person or by proxy, with respect to the Adjournment Proposal have been voted in favor of the Adjournment Proposal, the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional votes and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

                  Any shareholder of Tenere giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders of Tenere wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of Tenere at 1903 E. Battlefield, Springfield, Missouri 65804, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting such shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

                  The Board of Directors of Tenere is not currently aware of any business to be brought before the Special meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Tenere.

SOLICITATION OF PROXIES

                  Proxies will initially be solicited by mail, but directors, officers and selected other employees of Tenere may also solicit proxies in person or by telephone. Directors, executive officers and any other employees of Tenere who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. Tenere has also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies with respect to the Special Meeting for a fee estimated at $7,500, plus reimbursement of reasonable and customary out-of-pocket expenses. Tenere will bear the cost of mailing the proxy materials and the solicitation of proxies.

                  HOLDERS OF TENERE COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

                  KPMG Peat Marwick LLP reported on Tenere's financial statements for 1997. Tenere anticipates that one or more representatives of KPMG Peat Marwick LLP will be present at the Special Meeting to respond to appropriate questions from shareholders and to make a statement if they desire.


                             BACKGROUND INFORMATION

BUSINESS OF TENERE

                  Tenere, a Missouri corporation and insurance holding company, was organized on April 27, 1995 in connection with the demutualization of RCA Mutual Insurance Company, a non-assessable mutual property and casualty company ("RCA"). Pursuant to the demutualization, policyholders of RCA became shareholders of Tenere in proportion to their premiums over the five-year period prior to the demutualization.

                  Tenere operates through two principal subsidiaries: (i) Intermed Insurance Co., a Missouri corporation and wholly owned subsidiary of Tenere ("Intermed"), which markets professional liability insurance to physicians, surgeons, dentists, oral surgeons and ancillary healthcare professionals in Missouri and Kansas; and (ii) Interlex Insurance Co., a Missouri corporation and wholly owned subsidiary of Intermed ("Interlex"), which markets professional liability insurance to lawyers and judges in Missouri and Kansas. Insurance Services, Inc., a Missouri corporation and wholly owned subsidiary of Intermed ("ISI"), serves as the management company for Tenere in its operations of Intermed and Interlex. Trout Insurance Services, Inc., a Missouri corporation, is also a wholly owned subsidiary of Intermed ("Trout," and together with Intermed, Interlex and ISI, the "Tenere Subsidiaries"). Intermed also markets professional liability insurance to physicians in Texas through a purchasing group, Intermedical of Texas, Inc., and to dentists in Texas through a second purchasing group, Dental Defense Specialists, Inc. As of September 30, 1998, Tenere reported, on a consolidated basis, total assets of $68.2 million, total reserves, including unearned premiums, of $42.0 million and shareholders' equity of $19.9 million. See "INFORMATION REGARDING TENERE."

                  Tenere's principal executive offices are located at 1903 East Battlefield, Springfield, Missouri 65804, and its telephone number is (417) 889-1010.

BUSINESS OF FIG

                  FIG, a Florida corporation located in Jacksonville, Florida, was organized on June 11, 1996, following a reorganization pursuant to which FPIC became a subsidiary of FIG. Through its three wholly owned subsidiaries, FPIC, FPIC Insurance Agency, Inc. and McCreary Corporation, each Florida corporations located in Jacksonville, Florida, FIG provides professional liability insurance to physicians, dentists, hospitals and other healthcare providers in Florida. As of September 30, 1998, FIG reported total assets of $455.9 million, total reserves of $233.0 million and shareholders' equity of $147.7 million.

                  FIG's principal executive offices are located at 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, and its telephone number is (904) 354-5910.

MARKETS AND MARKET PRICES

                  Tenere Common Stock is not listed on any securities exchange or quoted on any automated quotation system, such as the Nasdaq National Market. There has been no independent market for Tenere Common Stock since inception. As of September 30, 1998, there were approximately 1,132 holders of record of shares of Tenere Common Stock. Tenere has not paid a dividend since inception.

SELECTED FINANCIAL DATA

                  The following table sets forth for the periods indicated certain selected historical consolidated financial information for Tenere and FIG. The balance sheet data and income statement data of Tenere as of and for the years ended December 31, 1997, 1996 and 1995 and of its predecessor, RCA, as of and for the years ended December 31, 1994 and 1993 included in the selected financial data are taken from the audited consolidated financial statements of each of Tenere and RCA. The balance sheet and income statement data of Tenere as of and for the nine months ended September 30, 1998 and 1997 are taken from the unaudited consolidated financial statements of Tenere. These data include all adjustments which are, in the opinion of the management of Tenere, necessary to present a fair statement of these periods and are of a normal recurring nature. The balance sheet data and income statement data of FIG as of and for the five-year period ended December 31, 1997 and as of and for the nine months ended September 30, 1998 and 1997 are taken from the publicly available filings of FIG made with the Securities and Exchange Commission (the "Commission"). The following information should be read in conjunction with the audited consolidated financial statements of Tenere and FIG, and the related notes thereto, included in this Proxy Statement or otherwise publicly available in filings made with the Commission.

                             THE TENERE GROUP, INC.
                             SELECTED FINANCIAL DATA

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   AS OF OR FOR THE
                                                  NINE MONTHS ENDED                          AS OF OR FOR THE
                                                    SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                --------------------    --------------------------------------------------------
                                                  1998        1997        1997        1996        1995        1994        1993
                                                --------    --------    --------    --------    --------    --------    --------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Net premiums earned .........................   $  4,983    $  4,241    $  4,498    $  7,646    $ 11,901    $ 10,657    $  8,154
Net investment income .......................      2,150       1,937       2,623       2,627       2,654       2,639       2,754
Net realized investment gains (losses) ......         62        --           (14)        (17)        (36)       (423)      1,318
                                                --------    --------    --------    --------    --------    --------    --------
    Total revenues ..........................      7,195       6,178       7,107      10,256      14,519      12,873      12,226

Losses and loss adjustment expenses .........      7,526       2,862       4,478      11,226       7,676       8,197       8,503
Dividends to policyholders ..................       --          --          --           (14)        617       1,289       1,091
Amortization of net assets acquired in
  excess of cost (1) ........................       --          --          --          --          --          --        (1,484)
Other expenses ..............................      2,355       2,882       3,991       3,543       2,393       2,488       2,865
                                                --------    --------    --------    --------    --------    --------    --------
    Total expenses ..........................      9,881       5,745       8,469      14,755      10,686      11,974      10,975
                                                --------    --------    --------    --------    --------    --------    --------

Income (loss) before income taxes ...........     (2,686)        432      (1,362)     (4,499)      3,833         899       1,251
    Income tax benefit (expense) ............        895        (204)        409       1,564      (1,323)       (102)        117
    Cumulative effect of change in
      accounting for income taxes ...........       --          --          --          --          --          --            67
                                                --------    --------    --------    --------    --------    --------    --------
Net income (loss) ...........................   $ (1,791)   $    228    $   (953)     (2,935)      2,510         797       1,435
                                                ========    ========    ========    ========    ========    ========    ========

Basic net income (loss) per share ...........   $  (0.90)   $   0.11    $  (0.48)      (1.47)       1.26        N.A.        N.A.
Diluted net income (loss) per share .........   $  (0.90)   $   0.10    $  (0.48)      (1.47)       1.26        N.A.        N.A.

CONSOLIDATED BALANCE SHEETS DATA:
Total assets ................................   $ 68,158    $ 59,491    $ 65,726      61,820      62,614      61,119      62,128
Reserve for losses and loss adjustment
    expenses ................................     34,099      28,030      31,030      32,887      26,623      26,280      25,553
Unearned premium reserve ....................      7,876       7,820       7,717       6,300      10,447      13,747      13,379
Stockholders' equity/policyholders' surplus .   $ 19,912    $ 21,823    $ 20,980    $ 21,390    $ 24,537    $ 19,369    $ 20,845
                                                ========    ========    ========    ========    ========    ========    ========

--------------------------------------------

(1) On January 2, 1992, Intermed acquired all of the outstanding stock of Insurance Risks, Ltd. for $2,500,048 in cash. The acquisition was recorded as a purchase and, accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed as of the date of acquisition. The fair value of the net assets acquired in excess of the purchase price was $2,967,008 calculated as follows:

        Fair value of assets acquired          $14,833,461
        Liabilities assumed                    (12,973,636)
        Net cash from the purchase               1,107,183
                                               -----------
        Net assets acquired in excess of cost  $ 2,967,008
                                               ===========

Net assets acquired in excess of cost were amortized over the estimated period of benefit of two years. The amortization caused a favorable non-recurring impact on net income for the years ended 1993 and 1992 in the amount of $1,483,500. If these amounts are excluded from net income before income taxes, 1993 net income before income tax would decrease 119% from $1,251,000 to ($232,500).

                           FPIC INSURANCE GROUP, INC.
                             SELECTED FINANCIAL DATA

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  AS OF OR FOR THE
                                                 NINE MONTHS ENDED                      AS OF OR FOR THE
                                                   SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                -------------------   ----------------------------------------------------
                                                  1998       1997       1997       1996       1995       1994       1993
                                                --------   --------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Direct written premiums .....................   $ 83,429   $ 64,029   $ 77,771   $ 64,292   $ 56,641   $ 52,454   $ 51,568
Total revenues ..............................     86,778     68,355     93,216     76,982     69,531     52,306     52,685
Net income ..................................     15,312     11,979     16,557     13,324     11,686      5,877      8,541
Basic earnings per share ....................   $   1.65   $   1.33   $   1.83   $   1.57   $   1.47   $   0.76   $   1.10
Diluted earnings per share ..................   $   1.56   $   1.28   $   1.76   $   1.53   $   1.47   $   0.76   $   1.10
Cash dividend declared per share ............       --         --         --     $    .10   $    .10   $    .10       --

BALANCE SHEET DATA:
Total investments ...........................   $344,438   $263,398   $268,300   $238,497   $221,604   $192,867   $180,721
Total assets ................................    455,858    336,131    352,849    303,553    276,699    244,266    233,120
Loss and LAE reserves .......................    232,954    184,664    188,086    172,738    164,506    152,268    138,745
Total liabilities ...........................    308,206    225,444    232,785    207,141    195,143    182,660    169,199
Shareholders' equity ........................    147,652    110,687    120,064     96,411     81,556     61,606     63,921

                  PROPOSAL I - APPROVAL OF THE MERGER AGREEMENT

                               TERMS OF THE MERGER

                  The following is a summary of the material terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. In addition to reading the following summary, shareholders of Tenere are encouraged to read the Merger Agreement in its entirety.

GENERAL DESCRIPTION OF THE MERGER

                  THE MERGER. Pursuant to the Merger Agreement, subject to satisfaction or waiver of certain conditions precedent, including receipt of all applicable regulatory approvals, Acquisition Corporation, a Florida corporation and wholly owned subsidiary of FPIC, will be merged (the "Merger") directly with and into Tenere. Pursuant to the Merger Agreement, upon consummation of the Merger, Acquisition Corporation's separate corporate existence will terminate and Tenere will continue as the surviving entity and will operate as a wholly owned subsidiary of FPIC.

                  THE MERGER CONSIDERATION. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share (other than shares as to which a Tenere shareholder has perfected dissenters' rights (the "Dissenting Shares") pursuant to Section 351.455 of the General Business and Corporation Law of Missouri (the "GBCLM")) of the common stock of Tenere, par value $.01 per share (the "Tenere Common Stock"), will be converted into the right to receive an amount in cash (the "Per Share Amount") equal to $9.4416 per share (the "Per Share Amount"), based upon aggregate consideration to the shareholders of Tenere of $20.6 million (the "Merger Consideration") divided by the fully diluted number of shares of Tenere Common Stock. As of the Record Date, there were an aggregate of 1,999,774 shares of Tenere Common Stock issued and outstanding and 182,052 shares of Tenere Common Stock subject to outstanding stock options.

                  CANCELLATION OF OPTIONS. Prior to the second business day following the date upon which all of the conditions set forth in the Merger Agreement have been (or can be) satisfied or have been waived by the party permitted to do so (the "Closing Date"), Tenere will cancel and convert each outstanding option to purchase shares of Tenere Common Stock (the "Tenere Options") into the right to receive an amount in cash equal to $3.991 per share subject to option (the "Per Option Share Amount"), calculated by subtracting the exercise price per share for each Tenere Option from the Per Share Amount.

                  TENDER OF SHARES AND OPTIONS; RECEIPT OF MERGER CONSIDERATION. At or prior to the Effective Time, FPIC or Acquisition Corporation shall deposit with an exchange agent selected by FPIC and reasonably satisfactory to Tenere (the "Exchange Agent") an amount (the "Exchange Fund") to be distributed to the holders of record at the Effective Time of the Tenere Common Stock. Within five business days following the Effective Time, the Exchange Agent will mail to each Tenere shareholder and holder of a Tenere Option a letter of transmittal and instructions for surrendering to the Exchange Agent, in the case of a Tenere shareholder, the certificate(s) formerly representing Tenere Common Stock and, in the case of the Optionees, the stock option agreement representing the Tenere Option, in exchange for the cash payment to which each such holder is entitled. In the case of a Tenere shareholder, such cash payment shall equal the product of the number of shares of Tenere Common Stock represented by the Tenere shareholder's certificate(s) and the Per Share Amount. In the case of an Optionee, such cash payment shall be equal to the product of the Per Option Share Amount and the number of shares of Tenere Common Stock subject to the Tenere Option. See "TERMS OF THE PROPOSED MERGER - Surrender of Tenere Stock Certificates and Tenere Options and Receipt of Merger Consideration."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

                  SEVERANCE PAYMENTS. Pursuant to the Merger Agreement, Tenere has agreed to terminate prior to the Closing Date and upon the request of FPIC the employment of any of the employees of Tenere or the Tenere Subsidiaries. FPIC has requested the termination of Raymond A. Christy, M.D., President and Chief Executive Officer of Tenere, and Joseph D. Williams, Vice President - Finance and Chief Financial Officer of Tenere. Pursuant to existing employment agreements between Tenere and Messrs. Christy and Williams, upon termination of employment, Messrs. Christy and Williams will receive lump-sum cash payments equal to approximately $664,069 and $354,701, respectively.

                  EMPLOYMENT AGREEMENTS. Tenere currently has separate employment agreements with each of Andrew K. Bennett, Vice President - Claims and General Counsel, Andrew C. Fischer, Vice President - Underwriting and Policy Services, and Clifton R. Stepp, Vice President Marketing. Each agreement provides for a term of employment through May 6, 2001 and is automatically renewable thereafter for successive terms unless terminated by either party. The agreements provide for minimum annual base salaries of $140,000, $112,980 and $112,980 for Messrs. Bennett, Fischer and Stepp, respectively, and certain severance benefits. FPIC has indicated that it intends to offer to Messrs. Bennett, Fischer and Stepp employment agreements to replace such officers' existing employment agreements with Tenere.

                  INDEMNIFICATION. From and after the Effective Time, FPIC has agreed to assume all duties and obligations of indemnification of Tenere in favor of the directors, agents, officers and employees of Tenere and the Tenere Subsidiaries pertaining to periods prior to the Effective Time arising by virtue of their respective Articles of Incorporation or Bylaws or by operation of applicable law.

BACKGROUND OF AND REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

                  BACKGROUND OF THE MERGER. Effective April 27, 1995, Tenere became the holding company for RCA Mutual Insurance Company ("RCA"), upon its conversion from mutual form to stock ownership. As part of the mutual-to-stock conversion, Tenere distributed 1,999,774 shares of Tenere Common Stock, without payment therefor, to its policyholders at the time. Also as part of the conversion, RCA changed its name to Intermed Insurance Company.

                  Following the conversion, Tenere sought to improve shareholder value through business initiatives. Tenere made investments in and actively marketed its new legal professional liability product through Interlex, which commenced operations in November 1994. In 1995 and 1996, Tenere converted its "claims paid" policies to "claims made" policies and purchased a reinsurance contract to help facilitate the "claims paid" policy conversion. Effective January 1, 1996, Tenere purchased an insurance agency, which was then Tenere's highest-producing agency. Also in 1996, Tenere embarked upon an initiative to market its medical and dental professional liability products in Texas through separate purchasing groups.

                  In addition to the foregoing business initiatives, Tenere periodically evaluated its strategic alternatives. In January 1996, the Tenere Board held a strategic retreat to examine the then-current status of Tenere in its markets, including its competitive position; its strengths and weaknesses as a company; the opportunities available to Tenere; and the strategies that Tenere should implement over a two-year period. The retreat resulted in the Board's approval of a seven-point action plan to: (i) increase after-tax income, (ii) develop additional products, (iii) actively seek opportunities to acquire other complementary companies, (iv) defend against unsolicited takeover proposals that were determined by the Board not to be in the best interests of Tenere or its shareholders, (v) consider a share repurchase program, (vi) increase marketing efforts, and (vii) retain key employees. While efforts were made to implement these action points over the balance of 1996, the Board reviewed the progress of the plan in January 1997 and determined that the plan would not result in enhanced operating results for Tenere in the foreseeable future. Thus, at a meeting of the Board on January 31, 1997, the Board authorized and directed management of Tenere to explore the interest of third-party acquirers with respect to Tenere and to report back to the Board with these findings.

                  In early December 1996, management of Tenere had been informally contacted by a medical malpractice insurance company that had an interest in pursuing a business combination with Tenere. After the Board direction in January 1997, management contacted other companies in the medical malpractice insurance business which Tenere believed might have an interest in acquiring Tenere. During the course of these discussions, Tenere entered into confidentiality agreements and exchanged preliminary due diligence materials with five interested parties, including FPIC. In early March 1997, Dr. Raymond Christy, President and Chief Executive Officer of Tenere, and William Russell, President and Chief Executive Officer of FPIC, met in Phoenix, Arizona and discussed generally the prospect of an acquisition of Tenere by FPIC. During the period from April 1997 through late November 1997, the parties held several discussions regarding the structure and financial terms of a possible transactions and exchanged due diligence materials. During such period, Mr. Russell visited Tenere in Springfield, Missouri on April 21, 1997, and Robert Finch, Chief Financial Officer of FPIC, visited Tenere on August 7, 1997. Dr. Christy visited FPIC's offices in Jacksonville, Florida on June 18, 1997 and October 1, 1997. During December 1997, management and the Tenere Board determined, on the basis of preliminary non-binding indications of interest by certain interested parties, that FPIC's proposal had the greatest potential value to the Tenere shareholders since the FPIC proposal indicated a significantly higher valuation of Tenere than the other proposals and was structured as an acquisition of the entire business of Tenere. Tenere also engaged in discussions with other interested parties during this time and Tenere offered such other parties similar due diligence opportunities with respect to Tenere as had been made available to FPIC. In order to allow the process to progress to a definitive agreement, on December 29, 1997, FPIC and Tenere executed a non-binding letter of intent with respect to the acquisition by FPIC of 100% of the Tenere Common Stock for $22,000,000 in cash or a combination of cash and stock. Pursuant to such letter of intent, Tenere agreed to negotiate exclusively with FPIC until February 26, 1998 with respect to a definitive agreement for the acquisition of Tenere by FPIC. Following the execution of the letter of intent, the parties continued to conduct due diligence with a view toward the negotiation of a definitive agreement. In early March 1998, FPIC indicated that in light of its due diligence and developments in Tenere's business, FPIC would be unable to proceed with the transaction without a reduction in the proposed purchase price. Tenere determined that pursuing the transaction with a reduction in the proposed purchase price would not be in the best interests of Tenere's shareholders and, on March 11, 1998 terminated further negotiations with FPIC with respect to a definitive acquisition agreement.

                  In the course of the earlier negotiations with FPIC in December 1997, management of Tenere had indicated as a bargaining position that it would be supportive of entering into an exclusive negotiation arrangement with FPIC if it increased the consideration being offered to at least the then-current book value of Tenere. FPIC agreed to this condition at that time and management of Tenere believes that these earlier negotiations led FPIC to present this second proposal at the then-current book value. Tenere had no specific discussions with FPIC in its discussions leading up to the second proposal by FPIC with respect to valuing the aggregate consideration to be paid in the Merger at book value, nor did it consider valuation in such manner; therefore, management of Tenere made no attempt to have the Merger consideration increase (and/or decrease) with Tenere's book value. Instead, Tenere's management and Board considered FPIC's second proposal in the context of Tenere's recent operating performance and its future prospects as well as the other proposals received by Tenere from other third parties. Since FPIC's proposal was again a significantly higher dollar amount than any other proposal received by Tenere and the tentative structure of the transaction was as an acquisition of the entire business of Tenere, the Tenere Board determined not to negotiate further with respect to the financial terms of FPIC's proposal.

                  During the period from March 1998 through July 1998, Tenere continued to actively pursue alternative business combinations and contacted or was contacted by four parties interested in discussing a proposed transaction. Tenere conducted limited due diligence and held preliminary negotiations with two of such parties. In late July 1998, Tenere was contacted by Mr. Finch of FPIC who indicated that FPIC would be interested in pursuing further discussions with respect to an acquisition of Tenere. On July 31, 1998, Mr. Finch visited Tenere's offices and, during such visit and during subsequent discussions by the parties over the course of the next several weeks, indicated that FPIC would be willing to acquire all of the outstanding stock of Tenere for an aggregate of $20,600,000, which amount was then equal to the aggregate book value of the Tenere Common Stock. Tenere, therefore, began negotiations with FPIC as to the specific non-financial terms and conditions of the proposal and on August 25, 1998, Tenere entered into a letter agreement in which it agreed to negotiate exclusively with FPIC with respect to the definitive agreements until September 15, 1998.

                  On September 2, 1998, Tenere engaged ABN AMRO Incorporated ("ABN AMRO") as financial advisor to render an opinion to the Tenere Board as to the fairness to Tenere's shareholders from a financial point of view of the Merger Consideration to the shareholders of Tenere. During September 1998 and continuing through the date of the Merger Agreement, Tenere management, assisted by its legal counsel, Thompson Coburn, negotiated the terms of the Merger Agreement.

                  On October 2, 1998, the Tenere Board held a special meeting that included the participation of ABN AMRO and Thompson Coburn. The meeting included a detailed discussion of the proposed transaction and explanatory materials previously furnished to members of the Tenere Board. ABN AMRO summarized Tenere's history and its own independent review of Tenere, provided a financial analysis of the proposed transaction, and expressed orally an opinion that the Merger Consideration to be received by Tenere shareholders in the Merger was fair to such shareholders from a financial point of view. ABN AMRO confirmed this oral opinion in writing by letter dated October 2, 1998. At the conclusion of this portion of the meeting, the Tenere Board determined that the proposed transaction with FPIC was in the best interests of its shareholders and unanimously approved the Merger Agreement, including the transactions contemplated thereby.

                  REASONS FOR THE MERGER. Tenere's Board of Directors has determined that the terms of the proposed Merger are fair to, and in the best interests of, Tenere and its shareholders. In reaching its determination, the Tenere Board consulted with legal counsel with respect to:
(i) the legal duties of the Tenere Board, (ii) the Merger Agreement and related issues, and (iii) tax matters. The Tenere Board also consulted with ABN AMRO, its financial advisor, with respect to the fairness of the Merger Consideration to Tenere's shareholders from a financial point of view. The Tenere Board considered a number of factors, which included:

                  (i) Information concerning the business, earnings, operations, financial condition, prospects, capital, and asset quality of Tenere. This information, which was derived from Tenere's financial and marketing records, indicated that the medical malpractice insurance markets were becoming increasingly competitive, limiting Tenere's ability to set premiums at levels at which Tenere could expect to attain profitability and/or increase revenues in the foreseeable future. The Board recognized the need for liquidity in the Tenere Common Stock as an additional reason to recommend the approval of the Merger Agreement to the shareholders of Tenere. In addition to its own knowledge of Tenere, the Tenere Board considered the detailed financial analyses and other information with respect to Tenere presented to the Tenere Board by ABN AMRO.

                  (ii) The current and prospective significant consolidations within the insurance industry, nationally, in Missouri, Kansas and Texas and in the medical professional liability segment of the insurance industry in the jurisdictions and the regulatory environments in which Tenere operates.

                  (iii) The challenges of remaining a smaller carrier, including (1) competition for insurance coverage from existing competitors and more intense competition from larger companies with greater financial resources than Tenere, (2) technology costs to remain competitive as a smaller entity, (3) continued growth challenges. Tenere's size, as reflected in its asset and capital base, led the Board to conclude that Tenere's ability to compete with larger medical malpractice insurance carriers, either currently writing policies in or likely to enter Tenere's markets, would continue to be difficult.

                  (iv)     Executive management succession.

                  (v) A review of the strategic options available to Tenere and indications of interest from other prospective acquirers.

                  (vi) The terms, conditions, and course of negotiations relating to the Merger Agreement.

                  (vii) The likelihood that the proposed Merger would be consummated.

                  (viii) The recommendations of Tenere's executive management with respect to the proposed Merger (which recommendations were considered in light of certain interests of management in the proposed Merger-see "-Interests of Certain Persons in the Merger").

                  (ix) The financial advice provided by ABN AMRO and the opinion of ABN AMRO that the Merger Consideration to be received by Tenere shareholders pursuant to the Merger is fair to such shareholders from a financial point of view. The Tenere management and Board reviewed the ABN AMRO analyses with representatives of ABN AMRO at the Board meeting held on October 2, 1997. At such meeting, the ABN AMRO representatives presented to the Board information about the valuation methodologies employed, the assumptions, if any, utilized in the analyses, and the conclusions reached. Tenere's Board believes that the methodologies, assumptions and conclusions as presented by ABN

AMRO were sound and reasonable, including the use of estimated future period earnings to generate an estimated P/E ratios for Tenere for comparisons with the P/E ratios of other medical malpractice insurance companies and transactions. Tenere's Board believes that these comparisons are useful, even if the estimated earnings utilized to generate the estimated P/E ratio for Tenere are based upon optimistic assumptions that are not necessarily consistent with recent historical performance of Tenere, because the estimated ratios generated in an optimistic scenario are substantially more favorable to Tenere than for any comparative company or transaction cited. If actual performance of Tenere is less favorable than estimated, the conclusion that the Merger Consideration is fair from a financial point of view to the shareholders of Tenere is further bolstered.

                  In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Tenere Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Tenere Board may have given different weights to different factors. However, based upon the Board's conclusions with respect to Tenere's recent weak financial performance and its unfavorable business and financial prospects for the foreseeable future, the current negative competitive and regulatory environment for medical malpractice insurance carriers of Tenere's asset and capital size, continuing trends towards consolidation in the industry, concerns about management succession and strategic options available to Tenere (other than the Merger), and management's strong recommendation in favor of the Merger and the fairness analysis and opinion of ABN AMRO with respect to the financial terms of the Merger, the Board unanimously approved the Merger Agreement and recommends that the shareholders of Tenere approve the Merger Agreement as well.

                  FOR THE REASONS DESCRIBED ABOVE, TENERE'S BOARD OF DIRECTORS BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, TENERE'S SHAREHOLDERS. ACCORDINGLY, TENERE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF TENERE COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND FOR THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OPINION OF TENERE'S FINANCIAL ADVISOR

                  Tenere retained ABN AMRO to act as financial advisor and agent for Tenere to provide financial advisory and investment banking services in connection with a potential transaction in which control or a material interest in the stock or assets of Tenere would be transferred for consideration. In connection with such engagement, Tenere requested that ABN AMRO render its opinion as to the fairness to Tenere's shareholders of the Merger Consideration to be received in the Merger. Tenere imposed no limitations upon the scope of investigation or procedures followed by ABN AMRO in connection with its opinion, nor did Tenere give ABN AMRO any specific instructions in connection therewith. The Merger Consideration was determined through arm's-length negotiations between Tenere and FPIC, although Tenere received legal advice from Thompson Coburn during such negotiations and kept ABN AMRO abreast of the status of the negotiations as they proceeded.

                  On October 2, 1998, in connection with the evaluation by the Tenere Board of the transaction proposed by FPIC, ABN AMRO rendered an opinion that, as of such date, and subject to certain assumptions, factors, and limitations set forth in such written opinion as described below, the Merger Consideration to be received by Tenere shareholders was fair to such shareholders from a financial point of view. ABN AMRO has also delivered an updated opinion to the Tenere Board, dated as of the date of this Proxy Statement (the "Opinion"), to the same effect. The updated Opinion is based on a review of the financial and other information set forth in this Proxy Statement and the financial results for Tenere since October 2, 1998.

                  THE FULL TEXT OF ABN AMRO'S OPINION, DATED AS OF THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AT ANNEX C TO THIS PROXY STATEMENT AND SHOULD BE READ IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO PROCEDURES FOLLOWED, ASSUMPTIONS MADE, AND MATTERS CONSIDERED BY ABN AMRO IN RENDERING ITS OPINION. ABN AMRO'S OPINION WAS PREPARED FOR THE TENERE BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF TENERE COMMON STOCK. THE ABN AMRO OPINION DOES NOT ADDRESS TENERE'S UNDERLYING BUSINESS DECISION TO ENTER INTO THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY TENERE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER. THE SUMMARY OF THE ABN AMRO OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

                  In connection with its Opinion, ABN AMRO reviewed the Merger Agreement, this Proxy Statement, and certain related documents. ABN AMRO held discussions with certain senior officers, directors and other representatives and advisors of Tenere concerning the business, operations and prospects of Tenere. ABN AMRO examined certain publicly available business and financial information relating to Tenere and FPIC as well as certain financial information and other data for Tenere and certain financial information and other data related to FPIC which were provided to or otherwise discussed with ABN AMRO by the management of Tenere. ABN AMRO reviewed the financial terms of the Merger as set forth in the Agreement in relation to: (i) current and historical market prices and trading volumes of Tenere Common Stock; (ii) Tenere's financial and other operating data; and (iii) the capitalization and financial condition of Tenere. ABN AMRO also considered, to the extent publicly available, the financial terms of certain other insurance industry transactions recently effected which ABN AMRO considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations ABN AMRO considered relevant in evaluating those of Tenere.

                  In rendering its Opinion, ABN AMRO assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it and it did not make or obtain or assume any responsibility for independent verification of such information. In addition, ABN AMRO did not make an independent evaluation or appraisal of the assets and liabilities of Tenere or any of its subsidiaries. With respect to the financial data of Tenere, ABN AMRO assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Tenere as to the future financial performance of Tenere. ABN AMRO assumed that the Merger would be consummated in accordance with the terms of the Agreement. In connection with the preparation of its Opinion, ABN AMRO was not authorized by Tenere or the Tenere Board to solicit, nor did ABN AMRO solicit, third-party indications of interest for the acquisition of all or any part of Tenere.

                  The following is a summary of the financial analyses ABN AMRO employed and summarized for the Tenere Board in connection with its written opinion to the Tenere Board dated as of October 2, 1998. In connection with its updated Opinion, ABN AMRO performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its Opinion, ABN AMRO did not utilize any method of analysis in addition to those described below.

                  (a) Stock Trading History. ABN AMRO reviewed reports supplied by Tenere management which indicated that since the conversion, Tenere Common Stock had traded infrequently in private transactions within the range of $4.00 to $4.10 per share. ABN AMRO noted that the Merger Consideration amounted to premiums to such limited trade range of 130.3% to 136.0%.

                  (b) Comparable Market-Value Analysis. ABN AMRO reviewed selected historical financial and current trading market data of comparable companies whose businesses ABN AMRO deemed to be relevant to Tenere. Financial data were as of the date of the then most recently available financial statements and for the twelve-month period then ended. Market price data were as of September 21, 1998. For each company in the comparable group, ABN AMRO calculated the multiples of each company's market price per share to: (i) latest twelve-month operating earnings per share ("LTMO P/E"); (ii) the median estimated earnings per share for the current fiscal year ("Current-Year P/E"); and (iii) the median estimated earnings per share for the next fiscal year ("Next-Year P/E"). "Estimated earnings per share" figures are those prepared by securities analysts following each company. ABN AMRO also calculated the ratio of each company's market price per share to book value (stockholders' equity) per share ("P/BV").

                  The comparable companies for Tenere ("Comparable Companies") consisted of publicly traded property/casualty insurance companies having medical professional liability insurance as a principal or significant line of business. The Comparable Companies included the following seven organizations:
FPIC Insurance Group Inc.; Frontier Insurance; Medical Assurance; MMI Companies, Inc.; Professionals Group; SCPIE Holdings Inc.; and St. Paul Companies, Inc.

                  The analysis indicated the Comparable Companies traded at: (i) a LTMO P/E multiple within a range of 8.2x to 15.0x and a median of 13.5x; (ii) a Current-Year P/E within a range of 8.0x to 14.3x and a median of 12.5x; (iii) a Next-Year P/E within a range of 6.9x to 12.6x and a median of 10.1x; and (iv) a P/BV ratio within a range of 86% to 199% and a median of 110%.

                  ABN AMRO noted that Tenere's absence of profitability in recent periods precluded a direct comparison to the earnings multiples of the Comparable Companies. Using the earnings projected for 2001 estimated in connection with the discounted cash flow analysis described below, ABN AMRO noted that the Merger Consideration implied a P/E multiple of approximately 37.3x. ABN AMRO also noted that the Merger Consideration represented approximately 100% of Tenere's book value. ABN AMRO noted that the P/BV ratio implied by the Merger Consideration was above the minimum, yet below the median, value of the Comparable Companies. ABN AMRO identified several factors, which it believed to underlie the foregoing results, including Tenere's absence of profitability in recent periods and Tenere's substantial "excess" capital.

                  (c) Discounted Cash Flow Analysis. ABN AMRO performed a discounted cash flow ("DCF") analysis of Tenere on a "stand-alone" basis, assuming Tenere would continue to operate as an independent company. In preparing the DCF analysis, ABN AMRO studied Tenere's historical and present earnings and growth patterns and then projected income statements and balance sheets for a five-year period using a series of assumptions pertaining to premium growth, premium ceding, premium earnings ratios, loss and loss adjustment expenses, other underwriting expenses, investment yields, and income taxes. ABN AMRO based its projections upon those of Tenere's management, and provided the financial projections and underlying assumptions to Tenere's management prior to completion. To estimate projected net cash flows, ABN AMRO adjusted projected earnings for potential "liquidating" dividends (i.e., cash dividends in excess of earnings) in recognition of Tenere's "excess" capital. ABN

AMRO noted that, qualitatively, the financial projections assumed a future environment in which Tenere could, over the five projected years, return to profitability, achieve meaningful premium growth, and rationalize its capital position. ABN AMRO observed that the foregoing scenario was a more positive view of the future than recent history would suggest. ABN AMRO calculated the terminal value (the value of cash flows following the five-year projection period) based upon a long-term growth-adjusted perpetuity of the fifth projected year's estimated net cash flow. To estimate the present value of the five years' projected net cash flows and terminal value, ABN AMRO used discount rates ranging from 11% to 15% and long-term growth rates ranging from 1% to 3%. The DCF analysis yielded imputed values for Tenere Common Stock ranging from $5.57 to $6.09 per share.

                  (d) Comparable Transactions Analysis. ABN AMRO reviewed the financial terms of insurance industry mergers and acquisitions announced since July 1, 1993 in which the acquired company had medical professional liability insurance as a principal or significant line of business ("Comparable Transactions"). Financial data for each acquired company and Tenere were at the most-recent financial-statement date available at the date the transaction was announced, and for the twelve-month period then ended. Merger prices and related multiples and ratios were as of the respective transaction-announcement dates. The 16 Comparable Transactions included: Midwest Medical Insurance Holding Company/Iowa Physicians Mutual Insurance Trust; Mutual Assurance/WV Hospital Insurance Company; PICOM Insurance Company/Associated Physicians Insurance Company; MMI Companies, Inc./Health Providers Insurance Company; Mutual Assurance/Physicians Insurance Company of Ohio; St. Paul Fire and Marine Insurance Company/NML Insurance Company of Nevada; MI Physicians Mutual Liability Company/Kentucky Medical Insurance Company; Midwest Medical Insurance Company/Medical Liability Company of Nebraska; PICOM Insurance Company/American Insurance Management Corp.; Markel Corporation/Investors Insurance Holding Corp.; MAIC Holdings, Inc./MOMED Holding Company; Professionals Insurance Company/Physicians Protective Trust Fund; Frontier Insurance Group, Inc./Western Indemnity Insurance Company; MMI Companies, Inc./Unionamerica Holdings plc; FPIC Insurance Group, Inc./Anesthesiologists' Professional Assurance Company; and General Electric Company (Employers Re)/Medical Protective Corp. For Comparable Transactions for which sufficient information was available, ABN AMRO calculated the multiples of each Transaction's aggregate merger consideration to: (i) latest twelve-month earnings ("LTM P/E"); (ii) latest twelve-month operating earnings per share ("LTMO P/E"); and (iii) latest twelve-month statutory-basis earnings ("LTMS P/E"). ABN AMRO also calculated the ratio of each Transaction's aggregate merger consideration to book value (stockholders' equity) per share ("P/BV").

                  The analysis indicated the Comparable Transactions occurred at: (i) a LTM P/E multiple within a range of 6.9x to 12.0x and a median of 11.2x; (ii) a LTMO P/E within a range of 6.5x to 19.8x and a median of 11.8x;
(iii) a LTMS P/E within a range of 7.6x to 18.9x and a median of 9.2x; and (iv) a P/BV ratio within a range of 70% to 170% and a median of 105%.

                  ABN AMRO noted that Tenere's absence of profitability in recent periods precluded a direct comparison to the earnings multiples of the Comparable Transactions. Using the earnings projected for 2001 estimated in connection with the discounted cash flow analysis described above, ABN AMRO noted that the Merger Consideration implied a P/E multiple of approximately 37.3x. ABN AMRO also noted that the Merger Consideration represented approximately 100% of Tenere's book value. ABN AMRO noted that the P/BV ratio implied by the Merger Consideration was near the median of the Comparable Transactions notwithstanding Tenere's recent profit performance and substantial "excess" capital.

                  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying ABN AMRO's Opinion. In arriving at its fairness determination, ABN AMRO considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Tenere or the Merger. The analyses were prepared solely for the purposes of ABN AMRO's Opinion provided to Tenere's Board as to the fairness from a financial point of view of the Merger Consideration to be received by the stockholders of Tenere pursuant to the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or ABN AMRO, none of Tenere, ABN AMRO, or any other person assumes responsibility if future results are materially different from those projected.

                  ABN AMRO, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. Tenere selected ABN AMRO as its financial advisor because ABN AMRO is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

                  Tenere retained ABN AMRO as its financial advisor by letter agreement dated August 25, 1998 ("Engagement Letter"). Pursuant to the terms of the Engagement Letter, Tenere paid ABN AMRO: $25,000 upon execution of the Engagement Letter, and $125,000 upon delivery of ABN AMRO's fairness opinion. Further, in the Engagement Letter Tenere agreed to reimburse ABN AMRO for its reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify ABN AMRO against certain liabilities, including liabilities under securities laws. ABN AMRO will receive no additional compensation upon successful completion of the Merger.

CONDITIONS OF THE MERGER

                  The obligations of FPIC and Acquisition Corporation to consummate the transactions provided for in the Merger Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                  (i) The representations and warranties of Tenere set forth in the Merger Agreement shall: (1) to the extent such representations and warranties are not qualified by a materiality standard, be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date; and (2) to the extent such representations and warranties are qualified by a materiality standard, be true and correct in all respects on the Closing Date as if made on and as of the Closing Date, and FPIC shall have received a certificate to such effect executed on behalf of Tenere by its chief executive officer and chief financial officer and dated as of the Closing Date.

                  (ii) Each of Tenere and the Tenere Subsidiaries shall have performed in all material respects all of their respective obligations contained in the Merger Agreement required to be performed on or prior to the Closing Date, and FPIC shall have received a certificate to such effect, executed on behalf of Tenere by its chief executive officer and chief financial officer and dated as of the Closing Date.

                  (iii) All corporate action necessary to authorize the execution, delivery and performance by Tenere of the Merger Agreement, and the consummation of the transactions contemplated thereby, shall have been duly and validly taken by Tenere, and Tenere shall have furnished FPIC with copies of all applicable resolutions adopted by the Board of Directors and shareholders of Tenere and certified by the secretary or assistant secretary of Tenere.

                  (iv) No proceedings shall have been threatened or initiated by any person to enjoin or restrain the consummation of the transactions contemplated by the Merger Agreement or seeking damages or other relief as a result thereof.

                  (v) The waiting period, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended (the "HSR Act"), shall have expired without objection or been terminated and any necessary approval of the Missouri Department of Insurance (the "Missouri Department") or the insurance departments of other states and jurisdictions, and all other consents required to permit the consummation of the transactions contemplated by the Merger Agreement without any violation by FPIC, Acquisition Corporation, Tenere, Intermed, Interlex, or ISI of any law or obligation shall have been obtained and such approvals and consents shall not contain any materially burdensome conditions or requirements on or applicable to FPIC, Acquisition Corporation, Tenere or any Tenere Subsidiary.

                  (vi) FPIC shall have received an opinion of Thompson Coburn, counsel to Tenere, as to certain legal matters.

                  (vii) Since June 30, 1998, there shall not have been, occurred or arisen any event, development, transaction, condition or state of facts of any character (including without limitation any damage, destruction or loss whether or not covered by insurance or reinsurance) that individually or in the aggregate has or could have a Material Adverse Effect (as defined in the Merger Agreement) on or with respect to Tenere or any Tenere Subsidiary.

                  (viii) FPIC shall have received from Tenere certificates dated the Closing Date from the secretaries of each of Tenere, Intermed, Interlex, ISI and Trout, attaching: (1) a copy of such entity's Articles of Incorporation certified by the Secretary of State of the State of Missouri, which certification shall be dated not more than ten days prior to the Closing Date;
(2) a copy of such entity's Bylaws; and (3) a good standing certificate for such entity from the Secretary of State of the State of Missouri or the Missouri Department of Insurance and the Kansas Department of Insurance, as the case may be, which certificate shall be dated no more than ten days prior to the Closing Date.

                  (ix) Tenere's shareholders shall have approved the Merger Agreement and the Merger by the requisite vote and shareholders holding more than ten percent of the outstanding shares of Tenere Common Stock shall not have delivered to Tenere a written objection to the Merger pursuant Section 351.455 of the GBCLM.

                  (x) Tenere shall have received from ABN AMRO Incorporated, as of the date of the mailing of this Proxy Statement to the Tenere shareholders with respect to the Merger, its opinion that the Merger Consideration is fair to the shareholders of Tenere from a financial point of view, and such opinion shall not have been withdrawn between the date of its delivery and the Effective Time.

                  (xi) Each member of Tenere's Board of Directors shall have executed and delivered a resignation from such Board, effective immediately following the Effective Time.

                  The obligation of Tenere to consummate the transactions provided for in the Merger Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                  (i) The representations and warranties of FPIC and Acquisition Corporation set forth in the Merger Agreement shall, (1) to the extent such representations and warranties are not qualified by a materiality standard, be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and (2) to the extent such representations and warranties are qualified by a materiality standard, be true and correct in all respects on the Closing Date as if made on and as of the Closing Date, and Tenere shall have received certificates to such effect, executed on behalf of FPIC and Acquisition Corporation by their respective chief executive officers and chief financial officers, and dated as of the Closing Date.

                  (ii) FPIC and Acquisition Corporation shall have performed in all material respects all of their respective obligations contained in the Merger Agreement to be performed on or prior to the Closing Date, and Tenere shall have received certificates to such effect, executed on behalf of FPIC and Acquisition Corporation by their respective chief executive officers and chief financial officers, and dated as of the Closing Date.

                  (iii) No proceedings shall have been threatened or initiated by any person to enjoin or restrain the consummation of the transactions contemplated by the Merger Agreement or seeking damages or other relief as a result thereof.

                  (iv) The waiting period, if any, pursuant to the HSR Act shall have expired without objection or been terminated and any necessary approvals of the Missouri Department or the insurance departments of other states or jurisdictions and all other consents required to permit consummation of the transactions contemplated by the Merger Agreement without any violation by Tenere or the Tenere Subsidiaries of any law or obligation shall have been obtained.

                  (v) Tenere shall have received the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to FIG and FPIC, as to certain legal matters.

                  (vi) The Tenere shareholders shall have approved the Merger by the requisite vote.

                  (vii) All corporate action necessary to authorize the execution, delivery and performance by FPIC and Acquisition Corporation of the Merger Agreement, and the consummation of the transactions contemplated thereby, shall have been duly and validly taken by FPIC and Acquisition Corporation, and FPIC and Acquisition Corporation shall have furnished to Tenere copies of all applicable resolutions adopted by their respective Boards of Directors, certified in each case by a secretary or assistant secretary of FPIC and Acquisition Corporation, respectively.

                  (viii) There shall have been deposited with the Exchange Agent the Exchange Fund.

                  (ix) Tenere shall have received from ABN AMRO, as of the date of the mailing of this Proxy Statement to Tenere's shareholders with respect to the Merger, its opinion that the Merger

Consideration to be received was fair to the shareholders of Tenere from a financial point of view, and such opinion shall not have been withdrawn between the date of its delivery and the Effective Time.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains extensive representations and warranties by FPIC, Acquisition Corporation and Tenere. These include, among other matters, representations and warranties of Tenere as to: (i) the organization and good standing of Tenere and the Tenere Subsidiaries; (ii) its authority relative to the execution and delivery of, and performance of its obligations under, the Merger Agreement; (iii) the absence of material conflicts between its obligations under the Merger Agreement and the charter documents and material agreements of Tenere or the Tenere Subsidiaries to which they are a party or by which they are bound; (iv) the absence of undisclosed required consents or approvals; (v) the capital structure of Tenere and the Tenere Subsidiaries; (vi) the documents, including financial statements and other reports, filed by Tenere and the Tenere Subsidiaries with the Commission and/or other applicable regulatory authorities; (vii) the absence of undisclosed liabilities of Tenere or the Tenere Subsidiaries; (viii) the intercompany accounts of Tenere and the Tenere Subsidiaries; (ix) the absence of undisclosed litigation; (x) real property; (xi) title to and condition of assets; (xii) loans, commitments and contracts; (xiii) compliance with charter documents and laws; (xiv) certain regulatory filings; (xv) the conduct of Tenere and the Tenere Subsidiaries from and after June 30, 1998; (xvi) taxes; (xvii) directors' and officers' insurance; (xviii) bank and brokerage accounts; (xix) the accuracy of the statements contained in the Merger Agreement and related documents; (xx) employee benefit plans and related matters; (xxi) labor matters; (xxii) intellectual property; (xxiii) obligations to brokers and finders; (xxiv) the absence of surplus relief obligations; (xxv) insurance issued; (xxvi) the absence of threatened cancellations; (xxvii) Year 2000 compliance for computer software and hardware; (xxviii) books and records; (xxix) the absence of investment company status;
(xxx) investment assets; (xxxi) the absence of discussions with regulators; (xxxii) the absence of regulatory delays; and (xxxiii) the non-applicability of certain anti-takeover laws.

                  The Merger Agreement also contains representations and warranties of FPIC and Acquisition Corporation as to: (i) their respective organization and good standing; (ii) their authority relative to the execution and delivery of, and performance of their respective obligations under, the Merger Agreement; (iii) the absence of material conflicts between their respective obligations under the Merger Agreement and their charter documents and contracts to which they are a party or by which they are bound; (iv) the absence of undisclosed consent or approval requirements; (v) the accuracy of the statements contained in the Merger Agreement and related documents; and (vi) obligations to brokers and finders.

TERMINATION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

                  TERMINATION. The Merger Agreement may be terminated as to all parties thereto and the transactions contemplated therein abandoned prior to the consummation of the transactions contemplated by the Merger Agreement (the "Closing"): (i) by the mutual consent of FPIC, Acquisition Corporation and Tenere; (ii) by FPIC at any time after February 15, 1999, if at such time the conditions set forth in the Merger Agreement have not been satisfied through no fault of FPIC or Acquisition Corporation and FPIC gives Tenere notice of such termination; (iii) by FPIC if the holders of more than 10% of the outstanding shares of Tenere Common Stock deliver to Tenere a written objection to the Merger pursuant to Section 351.455 of the GBCLM; (iv) by Tenere at any time after March 31, 1999, if at such time the conditions set forth in the Merger Agreement have not been satisfied through no fault of Tenere or any other party and Tenere gives FPIC notice of such termination; (v) by Tenere in the event that Tenere receives a "Tenere Superior Proposal" (as defined in the Merger Agreement); or (vi) by FPIC and Acquisition Corporation in the event that Tenere or its Board of Directors withdraws its approval of the Merger or the Merger Agreement or approves a "Tenere Takeover Proposal" (as defined in the Merger Agreement and described below). See "--Non-Solicitation Agreement."

                  WAIVER AND AMENDMENT. The Merger Agreement provides that the provisions of the Merger Agreement may only be waived or amended by execution of a written document. The failure of FPIC, Acquisition Corporation or Tenere to require performance of any provision will not affect the right of such party to enforce that provision or any other provision of the Merger Agreement, and the waiver of any condition or of the breach of any term contained in the Merger Agreement in one instance will not constitute a further waiver of such condition in subsequent instances. In addition, actions taken pursuant to the Merger Agreement, other than proceeding with the Closing, will not constitute a waiver by the party taking such action of the representations, warranties, covenants or agreements contained in the Merger Agreement.

NON-SOLICITATION AGREEMENT

                  Pursuant to the Merger Agreement, Tenere has agreed that none of Tenere, the Tenere Subsidiaries, nor any of their respective officers, directors, employees, or other representatives will solicit, initiate any negotiations regarding or furnish any information with respect to any proposal:
(i) for a merger or other business combination involving Tenere or any of the Tenere Subsidiaries; (ii) to acquire from Tenere any of the capital stock of Tenere or any of the Tenere Subsidiaries or 10% or more of the assets of Tenere or any of the Tenere Subsidiaries; (iii) to acquire from the Tenere shareholders by tender offer, exchange offer or otherwise any of the Tenere Common Stock; or
(iv) to acquire the right to vote 50% or more of the capital stock of Tenere or any of the Tenere Subsidiaries (each, a "Tenere Takeover Proposal"). Tenere also agreed that neither the Board of Directors of Tenere nor any committee thereof will withdraw its approval of the Merger Agreement or announce or approve any of Tenere Takeover Proposal; provided that the Board of Directors of Tenere may furnish information to, or enter into negotiations with, any person that makes an unsolicited Tenere Takeover Proposal if the Board of Directors of Tenere determines in good faith that such action is necessary to comply with its fiduciary duties to the Tenere shareholders under applicable law, receives an executed confidentiality agreement from such person and discloses the negotiations to FPIC. Tenere has also agreed that upon commencement of discussions regarding or receipt of any Tenere Takeover Proposal, Tenere will promptly advise FPIC of such discussions or proposal.

                  In the event that the Board of Directors of Tenere decides to proceed with a Tenere Takeover Proposal, the Board of Directors of Tenere may withdraw its approval of the Merger Agreement or the Merger and may terminate the Merger Agreement after notifying FPIC of the principal terms and conditions of the proposal and the identity of the person making the proposal. Similarly, upon withdrawal by Tenere, the Board of Directors of Tenere or any committee thereof of its approval of the Merger Agreement or the Merger or the announcement or approval by Tenere of any Tenere Takeover Proposal, FPIC may terminate the Merger Agreement. In the event that Tenere or its Board of Directors withdraws its approval of the Merger Agreement or the Merger or approves or recommends to the Tenere shareholders any Tenere Takeover Proposal, and either (i) the shareholders of Tenere do not approve the Merger or (ii) Tenere or FPIC terminates the Merger Agreement, Tenere will pay FPIC a fee of $600,000 in cash.

INDEMNIFICATION

                  From and after the Effective Time, FPIC has agreed to cause to be maintained all duties and obligations of indemnification of Tenere and the Tenere Subsidiaries pertaining to periods prior to the Effective Time in favor of employees, agents, directors or officers of Tenere and each of the Tenere Subsidiaries arising by virtue of the Articles of Incorporation or Bylaws of Tenere or the Tenere Subsidiaries or arising by operation of applicable law, and to cause such duties and obligations to continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

CLOSING DATE

                  The Closing Date shall occur on the second business day following the date on which all of the conditions set forth in the Merger Agreement have been (or can be at Closing) satisfied or have been waived by the party permitted to do so.

SURRENDER OF STOCK CERTIFICATES; CANCELLATION OF OPTIONS; RECEIPT OF MERGER CONSIDERATION

                  At the Effective Time, each share of Tenere Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive and be exchangeable for the Per Share Amount in cash. The Per Share Amount will equal the quotient obtained by dividing: (i) the aggregate Merger Consideration, $20,600,000, by (ii) the sum of the aggregate number of shares of Tenere Common Stock outstanding immediately prior to the Effective Time and the aggregate number of shares of Tenere Common Stock underlying all Options outstanding immediately prior to the cancellation of Options contemplated by the Merger Agreement. Prior to the Closing, Tenere shall cause each outstanding Option, whether or not then exercisable, to be canceled and converted into the right to receive an amount in cash equal to the product of the Option Per Share Amount and the number of shares of Tenere Common Stock subject to the Option.

                  At or before the Effective Time, either FPIC or Acquisition Corporation will deposit with the Exchange Agent the Exchange Fund to be distributed to the holders of Tenere Common Stock and the Optionees. The Exchange Fund will contain: (i) an aggregate amount to be distributed to each holder of Tenere Common Stock as of the Effective Time that is equal to the product of (x) the number of shares of Tenere Common Stock issued and outstanding at the Effective Time multiplied by (y) the Per Share Amount; and
(ii) an aggregate amount to be distributed to the Optionees that is equal to (x) the product of the Per Share Amount and the aggregate number of shares of Tenere Common Stock underlying the Options, minus (y) the sum of the amounts obtained for each Option by multiplying the exercise price per share of each Option by the number of shares of Tenere Common Stock underlying each Option.

                  As promptly as practicable, but not later than five business days, after the Effective Time, the Exchange Agent will mail to each holder of record of Tenere Common Stock immediately prior to the Effective Time and Optionee instructions and transmittal materials for use in exchanging such stock certificates or option agreements representing Tenere Options ("Option Agreements") for the consideration due. In the case of a Tenere shareholder, upon surrender to the Exchange Agent of a stock certificate for cancellation together with a duly executed letter of transmittal, the Exchange Agent shall promptly pay to the person specified on the letter of transmittal an amount, rounded to the nearest cent, determined by multiplying (x) the number of shares of Tenere Common Stock represented by the stock certificate by (y) the Per Share Amount. In the case of an Optionee, upon surrender to the Exchange Agent of the Option Agreement representing an Option together with a duly executed letter of transmittal, the Exchange Agent shall promptly pay out to the person specified on the letter of transmittal the amount, rounded to the nearest cent, determined by multiplying the Per Option Share Amount and the number of shares subject to such Option. Following surrender of a stock certificate or Option Agreement to the Exchange Agent, no interest will be paid or accrued on the cash payable in exchange for the stock certificate or Option Agreement. Until properly surrendered to the Exchange Agent, each stock certificate will represent only the right to receive, upon surrender, an amount in cash equal to the Per Share Amount per share of Tenere Common Stock converted, and each Option Agreement will represent only the right to receive, upon surrender, an amount equal to the product, rounded to the nearest cent, of (x) the amount by which the Per Share Amount exceeds the exercise price per share of Tenere Common Stock subject to the Option and (y) the number of Shares of Tenere Common Stock subject to the Option. In the event any stock certificate or Option Agreement has been lost, stolen or destroyed, a Tenere shareholder or Optionee may deliver to Tenere an affidavit of that fact and such other documents and/or a bond or other security as Tenere may reasonably request in exchange for the Merger Consideration payable in respect of such lost, stolen or destroyed stock certificate or Option Agreement.

                  SHAREHOLDERS SHOULD NOT SEND IN THEIR TENERE STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

REGULATORY APPROVAL

                  ANTITRUST. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Tenere and FPIC filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 15, 1998. The required waiting period under the HSR Act was terminated on November 3, 1998. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has been terminated, the Antitrust Division of the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of FPIC and Tenere. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Tenere or businesses of FPIC or Tenere. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

                  Tenere and FPIC believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Tenere and FPIC would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Merger.

                  INSURANCE. As an insurance holding company, Tenere is subject to regulation by the Missouri Department and various other state or local insurance departments in the jurisdictions in which it does business. The Missouri insurance laws provide that a person seeking to merge with a Missouri insurance company, or with a person controlling a Missouri insurance company (such as Tenere), must generally file with the Missouri Department of Insurance (the "Department") a statement of acquisition (commonly known as a "Form A") containing certain information required by the Missouri insurance laws and regulations promulgated thereunder, and must obtain the prior approval of the Director of Insurance (the "Director") of the Department. Under the Missouri insurance laws, approval will be granted unless, after a public hearing, the Director determines that the proposed acquisition would result in adverse consequences to the financial stability of the insurance company, its policyholders, its operations or its ability to met licensing requirements, decreased competition in the insurance industry in Missouri or material changes in the insurance company's business that are unfair or unreasonable to policyholders and not in the best interests of the public.

                  FPIC and Acquisition Corporation filed a Form A with the Department on October 29, 1998 and a public hearing was held December 16, 1998. On January 8, 1999, the Director issued a Findings of Fact, Conclusions of Law and Order approving the Merger.

                  Tenere is not aware of any other governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger.

ACCOUNTING TREATMENT

                  It is intended that the Merger will be accounted for under the purchase method of accounting.

BUSINESS PENDING THE MERGER

                  From the date of the Merger Agreement through the Closing Date, Tenere has agreed to and to cause the Tenere Subsidiaries to:

                  (a) upon reasonable notice, give FPIC and its attorneys, accountants, agents and representatives full access to all the properties, books, records, contracts, commitments, employee benefit plans, documents, instruments and other records of or pertaining to Tenere and the Tenere Subsidiaries and permit FPIC and its attorneys, accountants, agents and representatives to consult with and ask questions of the officers and employees of Tenere and the Tenere Subsidiaries; deliver to FPIC all audited or unaudited quarterly or annual financial statements of Tenere and the Tenere Subsidiaries prepared subsequent to the date of the Merger Agreement; and cooperate with and assist FPIC in discussions with insurance regulators regarding the financial condition of Tenere and the Tenere Subsidiaries and compliance with insurance laws and regulations;

                  (b) keep the books and records of Tenere and the Tenere Subsidiaries consistent in all material respects with prior periods and, with respect to Intermed and Interlex, in accordance with SAP and, with respect to the consolidated group consisting of Tenere and the Tenere Subsidiaries, in accordance with GAAP, and conduct their respective businesses and corporate affairs in the ordinary course consistent in all material respects with past practices, and will not:

          (i) issue or sell any of their respective capital stock, or any options, warrants, calls or securities convertible into such capital stock, or enter into any agreement to do any of the foregoing, or make any change in its capital structure either by way of stock split, stock dividend or otherwise;

          (ii) declare or pay any dividends or make any distribution in respect of capital stock, or purchase, redeem or otherwise acquire or retire any capital stock;

          (iii) other than in the ordinary course of business, without the prior written consent of FPIC, enter into or assume any contract or commitment, or terminate or amend any existing contract or commitment, or incur or prepay any indebtedness for borrowed money;


          (iv) make any loans or advance any funds to anyone or extend credit;

          (v) except as contemplated in the Merger Agreement, enter into, amend or accelerate any payment or contribution under any employment, agency or consulting agreements or any plans, funds and programs as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, any deferred compensation agreements, employment contracts, severance pay agreements and any other agreements, plans or programs relating to employment ("Benefit Plans");

          (vi) other than in the ordinary course of business, without the prior consent of FPIC, which consent shall not be unreasonably withheld, hire any new employees or make any changes affecting the rates of compensation of, or pay any bonuses to (other than accrued bonuses under current Benefit Plans), or grant any other benefit to, their respective current directors, officers, agents or employees;

          (vii )   other than in the ordinary course of business, create or
assume any mortgage or other lien or encumbrance on, or dispose of, any of their respective assets or properties;

          (viii) other than in the ordinary course of business, acquire any assets or any properties or make any investments, or enter into any agreements to acquire any assets or properties or to make any investments;

          (ix) except as permitted in the Merger Agreement, merge or consolidate with any other corporation, or acquire or agree to acquire any stock (except investments in the ordinary course of business) of any person, firm, association, corporation or other business organization;

          (x) make any change in their respective Articles of Incorporation or Bylaws;

          (xi) without the prior written consent of FPIC, enter into any arrangement with any person with respect to any United States or foreign patents, patent applications, trademarks, service marks, applications for registration of trademarks or service marks, trade names, fictitious names, copyrights, know-how or trade secrets owned by any of them, or in any way relating to their respective businesses;

           (xii) without the prior written consent of FPIC, make any election with respect to the computation of taxes or take any position in any tax return that could have an adverse effect on Tenere or any of the Tenere Subsidiaries;

           (xiii) other than in the ordinary course of business, without the prior written consent of FPIC, make any other change in their respective businesses, business practices or operations; or

           (xiv)   enter into any agreement to do any of the foregoing;

                  (c) confer and consult with FPIC on all material business decisions affecting the future performance of each of Tenere and the Tenere Subsidiaries, other than decisions made in the ordinary course of business consistent in all material respects with past practices, including in particular with respect to Intermed and Interlex on all material business decisions involving (i) increases or decreases in the credited rate of insurance products issued by Intermed or Interlex and (ii) Intermed's and Interlex' respective investment policies;

                  (d) With respect to Tenere, not dispose of, encumber or grant any rights regarding any of the capital stock of any Tenere Subsidiary;

                  (e) At least five days before the Closing, deliver to FPIC a complete and correct list and summary description of all intercompany accounts between Tenere, Intermed, Interlex and/or ISI, or any affiliate of Tenere;

                  (f) Use all reasonable efforts to (i) preserve intact each of Tenere and the Tenere Subsidiaries' present business organization, reputation, employees, agents, customers and suppliers, and with respect to Intermed and Interlex, relations with policyholders, (ii) maintain all licenses of each of Tenere and the Tenere Subsidiaries to do business in each jurisdiction in which they are so licensed, (iii) maintain in full force and effect all agreements of each of Tenere and the Tenere Subsidiaries (except as otherwise contemplated by the Merger Agreement) and (iv) maintain all assets and properties of each of Tenere and the Tenere Subsidiaries in good working order and condition, ordinary wear and tear excepted;

                  (g) Notify and obtain the written approval of FPIC, which approval shall not be unreasonably withheld, prior to making any changes to Intermed's or Interlex' respective investment portfolios or investment assets that are not in the ordinary course of business or that are inconsistent in any material respect with Intermed's or Interlex' present or past investment practices and policies;

                  (h) Take no actions other than in the ordinary course of business as contemplated by the Merger Agreement or as required by law, without the prior written consent of FPIC, that could cause or result in a reduction in the amount of either Intermed's or Interlex' aggregate statutory capital, surplus, asset valuation reserve and interest maintenance reserve, as set forth in the Intermed's and Interlex' Quarterly Statements for the quarter ended June 30, 1998;

                  (i) Notify FPIC promptly in writing of, and contemporaneously provide FPIC with complete and correct copies of any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of the Merger Agreement that causes or could cause any covenant or agreement of Tenere under the Merger Agreement to be breached, or that renders or could render untrue any representation or warranty of Tenere contained in the Merger Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Tenere in the Merger Agreement, whether occurring or arising before or after the date of the Merger Agreement;

                  (j) Execute, acknowledge and deliver any further documents, including, but not limited to, any financial statements of Intermed and Interlex filed with the Missouri Department after the date of the Merger Agreement, reasonably requested by FPIC consistent with the terms of the Merger Agreement;

                  (k) Use its reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in the Merger Agreement; and

                  (l) If requested by FPIC, fund any and all actuarial deficits existing in any Benefit Plans except to the extent that such funding could (i) cause the Benefit Plan to fail to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to some or all persons with beneficial interests in the Benefit Plan (determined without regard to any modification to the Benefit Plan's benefit formula that could be made to prevent such disqualification) or (ii) cause the imposition of an excise tax under section 4972 of the Code.

                  From the date of the Merger Agreement through the Closing Date, each of FPIC and Acquisition Corporation have agreed to:

                  (a) Execute, acknowledge and deliver any further documents reasonably requested by Tenere consistent with the terms of the Merger Agreement;

                  (b) Use their reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in the Merger Agreement; and

                  (c) Notify Tenere promptly in writing of, and contemporaneously provide Tenere with complete and correct copies of, any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of the Merger Agreement that causes or could cause any covenant or agreement of FPIC or Acquisition Corporation under the Merger Agreement to be breached, or that renders or could render untrue any representation or warranty of FPIC or Acquisition Corporation contained in the Merger Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by FPIC or Acquisition Corporation in the Merger Agreement, whether occurring or arising before or after the date of the Merger Agreement.

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion is a general description of the material United States federal income tax ("federal income tax") consequences to the Tenere shareholders of participating in the Merger and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to participate in the Merger. The discussion does not address the material federal income tax consequences to the Optionees of participating in the Merger. With respect to the

Tenere shareholders, the discussion does not address all aspects of federal income taxation that may be applicable to Tenere shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to Tenere shareholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their shares of Tenere Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their shares of Tenere Common Stock as part of a "straddle," "hedge" or "conversion transaction." In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. AS A RESULT, EACH TENERE SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH TENERE SHAREHOLDER. The discussion assumes that shares of Tenere Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time and that the Tenere shareholder does not own any capital stock of FIG and is not related (or considered to be related for federal income tax purposes) to any person who owns such FIG stock.

                  An exchange of shares of Tenere Common Stock pursuant to the Merger will be a taxable transaction. Each Tenere shareholder will realize gain or loss for federal income tax purposes in an amount equal to the differences between (x) the Per Share Amount and (y) such shareholder's tax basis for the shares surrendered in exchange therefor. Any such gain or loss will be recognized for federal income tax purposes, and will be treated as capital gain or loss. Capital losses are allowable to corporations only to the extent of capital gains, and, to taxpayers other than corporations, only to the extent of such gains plus the lower of $3,000 ($1,500 for a married individual filing a separate return), or the excess of such loss over such gains.

                  The receipt by a Tenere shareholder of the Per Share Amount pursuant to the Merger may be subject to a "backup" withholding tax of 31% of the amount of cash received unless the Tenere shareholder provides his or her correct taxpayer identification number on the Substitute Form W-9. Any amounts withheld will be allowed as a credit against the shareholder's federal income tax or, in general, will be refunded by the Internal Revenue Service.

                  Consummation of the Merger is not conditioned upon the receipt by any person of an opinion of counsel with respect to the tax consequences of the Merger. The preceding description was prepared by Tenere after consultation with tax counsel, but no opinion of tax counsel or other tax expert has been obtained.

                  THE FOREGOING DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS BASED UPON CURRENT LAW. SUCH DESCRIPTION DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES OR TO ALL TENERE SHAREHOLDERS. EACH SHAREHOLDER AND OPTIONEE SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER OR OPTIONEE, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

                   RIGHTS OF DISSENTING SHAREHOLDERS OF TENERE

                  Each holder of Tenere Common Stock has the right to dissent from the Merger and receive the fair value of such holder's shares of Tenere Common Stock in cash if the shareholder follows the procedures set forth under
Section 351.455 of the GBCLM, as set forth as Annex B hereto and the material provisions of which are summarized herein. Under Section 351.455 of the GBCLM, a holder of Tenere Common Stock may dissent and Tenere, as the surviving corporation, will pay to such shareholder the fair value of such shareholder's shares of Tenere Common Stock as of the day prior to the Special Meeting if such shareholder: (1) files with Tenere prior to or at the Special Meeting a written objection to the Merger; (2) does not vote in favor of the approval of the Merger Agreement; and (3) within 20 days after the Closing Date, makes written demand to Tenere for payment of the fair value of the shares held by such shareholder as of the day prior to the date of the Special Meeting. A demand by a dissenting shareholder shall state the number and class of shares owned by such dissenting shareholder. Any shareholder failing to make demand within the 20-day period shall be conclusively presumed to have consented to the Merger and shall be bound by the terms thereof. A PROXY OR VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

                  If, within 30 days after the Closing Date, the value of such shares is agreed upon between the dissenting shareholder and Tenere, payment therefor shall be made within 90 days after the Closing Date upon the surrender by such shareholder of the certificate or certificates representing said shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in Tenere.

                  If, within 30 days after the Closing Date, the dissenting shareholder and Tenere do not agree as to the value of such shares, then the dissenting shareholder may, within 60 days after the expiration of such 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of Tenere is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against Tenere for the amount of such fair value as of the day prior to the date of the Special Meeting, together with interest thereon to the date of such judgment. The "fair value" determined by the court may be more or less than the amount offered to each of the Tenere shareholders under the Merger Agreement. The judgment shall be payable only upon and simultaneously with the surrender to Tenere of the certificate(s) representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Tenere. Unless a dissenting shareholder shall file such petition within such 60-day period, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the Merger, and shall be bound by the terms thereof.

                  Failure to comply strictly with these procedures will cause the shareholder to lose his or her dissenters' rights. Consequently, any shareholder who desires to exercise his or her dissenters' rights is urged to consult a legal advisor before attempting to exercise such rights.

                  THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE GBCLM AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF SECTION 351.455 OF THE GBCLM WHICH IS ATTACHED HERETO AS ANNEX B. TENERE SHAREHOLDERS WHO ARE INTERESTED IN PERFECTING DISSENTERS' RIGHTS PURSUANT TO THE GBCLM IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

                          INFORMATION REGARDING TENERE

BUSINESS

                  GENERAL. Tenere was organized in 1995. Tenere's wholly owned subsidiary, Intermed, was organized in 1976 as "Risk Control Associates, Inc.," an assessable mutual property and casualty insurance company which provided professional liability coverage to physicians and dentists practicing in the State of Missouri. In 1991, Risk Control Associates, Inc. reorganized, changed its name to "RCA Mutual Insurance Company" and became a non-assessable mutual property and casualty insurance company. In 1995, RCA Mutual Insurance Company converted from a mutual to a stock property and casualty insurance company and changed its name to "Intermed Insurance Co." The policyholders of RCA Mutual Insurance Company became the shareholders of Tenere, a Missouri holding company formed during the demutualization process.

                  Tenere has two principal operating subsidiaries, Intermed, which writes medical and dental malpractice insurance and Interlex, which writes legal malpractice insurance. Tenere operates through a wholly owned management company, ISI, pursuant to a management contract between Intermed, Interlex and ISI. Neither Tenere, Intermed nor Interlex have employees and all persons conducting the businesses of Tenere, Intermed and Interlex are employees of ISI. The management contract with ISI is, in effect, a cost reimbursement so that ISI makes neither a profit nor a loss.

                  PRODUCTS. Intermed currently writes medical and dental malpractice insurance in the States of Missouri and Kansas and, through two purchasing groups, in the State of Texas. Since the formation in 1976 of a predecessor company, medical and dental malpractice insurance has been its only line of business. Insurance is written on two policy forms, occurrence and claims-made. Prior to September 1, 1995, Intermed also wrote business on a claims-paid policy form. Estimates of losses and loss adjustment expenses on occurrence coverages are charged to income as claims are incurred. Estimates of losses and loss adjustment expenses on claims-made coverages are charged to income as claims are reported. Claims-paid coverages insures against claims which were reported and paid during the period the policy was in effect. Intermed's obligation to defend and pay claims ended upon expiration of a claims-paid policy. Claims-paid losses were incurred at the time of payment so no reserves were required on open claims. Intermed, however, was contractually liable for claims that had been reported during the claims-paid policy period if Intermed chose not to renew a claims-paid policy.

                  Intermed ceased writing claims-paid policies effective September 1, 1995. As these policies expired over the twelve-month period ending August 31, 1996, claims-paid policyholders were given the opportunity to convert to a claims-made policy. Reserves for all reported claims on claims-paid policies which were non-renewed during the period September 1, 1995 through August 31, 1996 totaled $995,000 at December 31, 1997, and $585,100 as September 30, 1998, net of reinsurance.

                  At September 30, 1998, Intermed had 1670 insureds; 565 occurrence and 1105 claims-made. This was an increase of 194 from 1997 year end.

                  Interlex writes legal malpractice insurance on a claims-made policy form. At September 30, 1998, Interlex had 921 insureds, an increase of 228 over 1997 year end.

                  MARKETING. Intermed sells its products through salaried employees and independent agents. For the calendar year 1997, salaried employees wrote 63% and agents wrote 37% of total premiums written.

                  During 1996, Intermed formed a purchasing group, Intermedical of Texas, Inc., and commenced operations offering medical malpractice insurance to physicians in the State of Texas. An employee of ISI staffs the purchasing group from an office in Dallas, Texas. During the first quarter of 1997, a second purchasing group, Dental Defense Specialists, Inc., was organized for the purpose of marketing malpractice insurance to dentists in Texas.

                  Interlex also markets legal malpractice insurance through salaried employees and independent agents. In calendar year 1997, salaried employees produced 87% of total premiums written and agents 13%. A purchasing group for lawyers, Lawyers' Liability Association, Inc., has been organized but has not commenced operations.

                  COMPETITION. The insurance business is highly competitive. In both Missouri and Kansas, Intermed and Interlex compete with both regional and national companies. In 1996, the last year for which statistics are available from the Missouri Department, there were 54 companies writing medical malpractice insurance in the state. The top five writers had 60.54% of the market. The largest market share was 20.07%. Intermed, the seventh largest writer in 1996 in the state, had a market share of 6.08%.

                  Ten companies wrote legal malpractice insurance in the State of Missouri in 1996 according to the Missouri Department. One company, sponsored by the Missouri Bar Association, had a market share of 71.75%; Interlex, which commenced operations in October 1994, had a market share of 4.26% and was the fifth largest writer.

                  A number of hospitals in Missouri have begun purchasing the medical practices of fee-for-service physicians and hiring the physicians as employees of the hospital or a corporate entity affiliated with the hospital. A number of such physicians formerly purchased their own professional liability insurance through smaller insurance companies such as Intermed. As a result of the consolidation, many of the hospitals purchasing the practices of physicians have self-insured or seek professional liability insurance from professional liability carriers with capital and surplus greater than that of Intermed and at premiums lower than those currently offered by Intermed.

                  The insurance industry is impacted by legislative changes, judicial interpretations, market competition, inflation and other statutory requirements. The insurance industry is subject to cyclical patterns varying between "hard" and "soft" markets. The usual duration of the cycle from one "hard" market through a "soft" market to another "hard" market is approximately six to seven years. During the "hard" part of the cycle, insurance is more difficult to obtain and the price of the product is higher. It is possible to characterize this segment as a "seller's" market. The "soft" part of the cycle is characterized with ready availability of insurance products and commensurately lower prices for the product. This segment could be characterized as a "buyer's" market. During the soft portion of the cycle there is a downward pressure on pricing, thereby subjecting Intermed to increased pricing pressures which may have an adverse impact on its business and operations. At the present time, the insurance industry has generally been in the soft portion of the cycle for approximately ten years. While the industry has been in the soft portion of the cycle for an unusually long period, no assurance can be given that the industry will enter a hard market in the near future. Intermed currently has excess capacity and could double its current premium volume while maintaining required premium to surplus ratios.

                  UNDERWRITING. Underwriting for both Intermed and Interlex is performed by an experienced staff at the Company's home office in Springfield, Missouri. This is augmented by Underwriting Committees composed of physicians and dentists for Intermed and lawyers for Interlex. Because these Committees are geographically broad-based, there is, in most instances, personal knowledge of applicants and renewals. This structure has enabled Intermed and Interlex to maintain uniformly high underwriting standards.

                  REGULATION. The activities of Intermed and Interlex are regulated by the Missouri Department of Insurance. The companies are subject to examination by the Missouri Department on a periodic basis. Such examinations pertain to many aspects of the companies' operations and financial condition, including loss reserves, investments, licensing and rates.

                  A financial examination and a limited market conduct examination were conducted by the Missouri Department during 1998. There were no material adverse findings or material recommendations for changes in Intermed's or Interlex's business operations.

                  LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES. Loss reserves are the amounts reserved by Intermed and Interlex to provide funds for payment of policyholders' claims in the future. An insurance company must accumulate substantial loss reserves because policies provide for payments of substantial amounts in the future for claims that have occurred in prior contract periods. These loss reserves are established as balance sheet liabilities representing estimates of future amounts needed to pay claims and related expenses with respect to insured events which have occurred, including events that have not yet been reported.

                  Loss reserves associated with professional liability coverage tend to be relatively higher than other types of property and casualty insurance for primarily two reasons: the "tail" and the "trend." The time between the occurrence and settlement of a claim is the "tail." Property coverage is generally a "short tail" line of business where loss reserves represent only those claims in the adjustment or reporting stages of the claim and which will, for the most part, be settled within the next year. Liability coverage is generally a "long tail" line and the reserves represent claims that can take up to five to seven years to settle due to the fact that discovery of the injury can take several years and because of the complexity of the issues inherent in the claims. This means that while property loss reserves may represent as little as a few months to a year of losses, professional liability loss reserves may represent five to seven or more years of losses at any one time. Also, professional liability loss reserves, due to the length of time before settlement, are more sensitive than property lines to changes in external factors such as increased medical costs, increased jury awards and changes in the litigation environment. These external factors are used to calculate the "trend," which is the yearly change in the overall costs of coverage. The trend is factored into the calculation of the loss reserves and has generally contributed to higher reserves for professional liability coverages.

                  Intermed employs an independent consulting actuary to make recommendations in the establishment of loss reserves and to render an opinion regarding the adequacy of Intermed's statutory loss reserves. The quantification of reserves is complex and subjective as a result of the need to project future contingent events and other factors previously mentioned which are related to medical professional liability claims. In determining reserve levels, the actuaries rely primarily on historical loss experience, adjusted for changing circumstances as deemed appropriate. This reliance is based on the assumption that historical loss experience provides a good indication of future loss experience despite uncertainties in loss cost trends and delays in reporting and settling claims. These uncertainties are increased by changes in normal inflation, changing propensities of individuals to file claims and new causes of action. Despite these uncertainties in the determination of reserve levels, management believes that the methods used by Intermed and Interlex in establishing reserves are reasonable and appropriate.

                  As additional information becomes available and is reviewed, estimates reflected in earlier reserves may be revised upward or downward. Any such increases could have an adverse effect on results for the period in which adjustments are made. The uncertainties inherent in estimating ultimate losses on the basis of past experience have grown significantly in recent years as a result of judicial expansion of liability standards and expansive interpretations of insurance contracts.

                  Reserves for losses and loss adjustment expenses are estimated based on Tenere's consolidated historical loss and loss adjustment expense experience supplemented by insurance industry loss data. The reserves are reported on a present value basis discounted at the rate of 2% in 1997, 3% in 1996, 4% in 1995 and 5% in 1994. At the direction of the Missouri Department of Insurance, the discount will be eliminated ratably over the five-year period ending December 31, 1998.

                  The table that follows presents the development of net balance sheet liabilities of Tenere and subsidiaries for reserves for losses and loss adjustment expenses for 1988 and 1998:

                o NET LIABILITY. The first row of data shows the estimated net liability for reserves for losses and loss adjustment expenses at December 31 for each year from 1988 to 1998. The liability includes both case and IBNR reserves as of each year-end date, net of anticipated recoveries from reinsurers. The rows immediately following the first row of data show cumulative paid data at December 31, as of one year, two years, etc., through up to 10 years of subsequent payments.

                o NET LIABILITY RE-ESTIMATED. The middle rows of data show the re-estimated amount for previously reported net liability based on experience as of the end of each subsequent calendar year's results. This estimate is changed as more information becomes known about the underlying claims for individual years. The cumulative redundancy (deficiency) shown in the table is the aggregate net change in estimates over the period of years subsequent to the calendar year reflected at the top of the respective columns. The amount in the line titled "Redundancy (Deficiency) at September 30, 1998," represents for each calendar year (the "Base Year") the aggregate change in (i) the Company's original estimate of net liability for reserves for losses and loss adjustment expenses for all years prior to and including the Base Year compared to (ii) the Company's re-estimate as of September 30, 1998 of net liability for reserves for losses and loss adjustment expenses for all years prior to and including the Base Year. A redundancy means that the original estimate was greater than the re-estimate and a deficiency means that the original estimate was less than the re-estimate. By way of example, the deficiency for the year 1990, calculated as of September 30, 1998, represents a deficiency in the Company's original estimate of unpaid claims and claim expenses for 1990 and prior years.

                o GROSS LIABILITY. The last seven lines of data present the development of reserves on a "gross of reinsurance" basis, reconciled to the "net of reinsurance" basis shown in the immediately preceding tables.

     CHANGES IN HISTORICAL RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES
          FOR THE LAST TEN YEARS - GAAP BASIS AS OF SEPTEMBER 30, 1998


                                                                 YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------------
                                                   1988      1989     1990     1991     1992     1993
                                               ----------   ------   ------   ------   ------   ------
Net liability for losses and
    loss adjustment expenses...............    $   27,120   29,389   21,737   17,070   25,021   25,304

Paid (cumulative) as of:
One year later.............................         2,893    6,787    7,771    6,598    5,740    4,761
Two years later............................         9,546   14,200   14,060   12,093    9,830    9,088
Three years later..........................        16,636   19,851   18,030   15,096   13,476   14,375
Four years later...........................        21,949   23,262   20,433   18,160   18,441   17,003
Five years later...........................        24,731   24,523   21,863   21,922   20,388   18,257
Six years later............................        25,251   25,250   23,926   23,228   21,383
Seven years later..........................        25,738   27,258   24,648   23,811
Eight years later..........................        26,542   27,972   24,926
Nine years later...........................        27,103   28,167
Nine years, nine months later..............        27,180

Net liability re-estimated as of:
One year later.............................        26,765   28,186   22,351   26,877   26,277   25,850
Two years later............................        26,217   26,147   28,462   28,436   27,023   23,824
Three years later..........................        24,660   28,835   28,711   28,861   25,280   23,253
Four years later...........................        26,899   30,947   29,360   27,309   24,303   22,060
Five years later...........................        30,275   31,136   28,567   26,094   24,070   22,165
Six years later............................        30,131   30,822   26,883   25,790   23,764
Seven years later..........................        29,201   29,592   26,292   25,412
Eight years later..........................        28,101   29,317   26,158
Nine years later...........................        28,119   29,167
Nine years, nine months later..............        27,965

Redundancy (Deficiency)
    At September 30, 1998..................          (845)     222   (4,421)  (8,342)   1,257    3,139

Gross liability-end of year................        27,120   29,389   21,737   17,070   25,021   25,304
Reinsurance recoverables...................             -        -        -        -        -        -
Net liability-end of year..................        27,120   29,389   21,737   17,070   25,021   25,304
Gross re-estimated liability-latest........        27,965   29,167   26,158   25,412   23,964   22,525
Re-estimated reinsurance recoverables......             -        -        -        -      200      360
Net re-estimated liability-latest..........        27,965   29,167   26,158   25,412   23,764   22,165
Gross redundancy (deficiency)..............          (845)     222   (4,421)  (8,342)   1,057    2,779


                                                        YEAR ENDED DECEMBER 31,
                                               ------------------------------------------
                                                1994     1995      1996     1997     1998*
                                               ------   -------   ------   ------   ------
Net liability for losses and
    loss adjustment expenses...............    25,695   25,461   25,788   21,080   23,488

Paid (cumulative) as of:
One year later.............................     4,720    8,399    8,773    4,824
Two years later............................    11,342   14,263   12,968
Three years later..........................    14,924   17,778
Four years later...........................    17,403
Five years later...........................
Six years later............................
Seven years later..........................
Eight years later..........................
Nine years later...........................
Nine years, nine months later..............

Net liability re-estimated as of:
One year later.............................    23,759   26,876   24,627   22,428
Two years later............................    23,550   25,236   25,162
Three years later..........................    22,149   27,960
Four years later...........................    24,304
Five years later...........................
Six years later............................
Seven years later..........................
Eight years later..........................
Nine years later...........................
Nine years, nine months later..............

Redundancy (Deficiency)
    At September 30, 1998..................     1,391   (2,499)     626   (1,348)

Gross liability-end of year................    26,280   26,623   32,887   31,030   34,099
Reinsurance recoverables...................       585    1,162    7,099    9,950   10,611
Net liability-end of year..................    25,695   25,461   25,788   21,080   23,488
Gross re-estimated liability-latest........    25,766   30,697   35,408   31,386
Re-estimated reinsurance recoverables......     1,462    2,737   10,246    8,958
Net re-estimated liability-latest..........    24,304   27,960   25,162   22,428
Gross redundancy (deficiency)..............       514   (4,074)  (2,521)    (356)


*  Data are based on September 30, 1998 analysis

                  A summary of reserves for losses and loss adjustment expenses follows:

                                                             NINE MONTHS ENDED              YEAR ENDED
                                                            SEPTEMBER 30, 1998           DECEMBER 31, 1997
                                                            ------------------          ------------------

Undiscounted reserves for losses and loss
   adjustment expenses...............................        $   34,621,635               $    31,990,412
Less discount (see note 1)...........................              (522,241)                     (960,000)
                                                            ---------------              ----------------
Discounted reserves for losses and loss
   adjustment expenses...............................        $   34,099,394               $    31,030,412
                                                             ==============               ===============

Following is the activity in the reserves for losses and loss adjustment expenses:


                                                             SEPTEMBER 30,          DECEMBER 31,
                                                             ------------    ---------------------------
                                                                 1998             1997           1996
                                                             ------------    ------------     ------------
Balance at January 1...........................              $ 31,030,412    $ 32,887,407     $ 26,623,138
Less reinsurance recoverable on reserves for
losses and loss adjustment expenses............                (9,950,512)     (7,099,463)      (1,162,495)
                                                             -------------   -------------    -------------

                                                               21,079,900      25,787,944       25,460,643
                                                             ------------    ------------     ------------
Incurred related to:
   Current year................................                 6,177,648       5,646,863        9,812,694
   Prior year..................................                 1,347,941      (1,168,439)       1,413,767
                                                             ------------    -------------    ------------
   Total incurred..............................                 7,525,589       4,478,424       11,226,461
                                                             ------------    ------------     ------------
Paid related to:
   Current year................................                   293,957         413,191        2,499,788
   Prior year..................................                 4,823,539       8,773,277        8,399,372
                                                             ------------    ------------     ------------
   Total paid..................................                 5,117,496       9,186,468       10,899,160
                                                             ------------    ------------     ------------
Net balance at end of period...................                23,487,993      21,079,900       25,787,944
Plus reinsurance recoverable on reserves for
   losses and loss adjustment expenses.........                10,611,401       9,950,512        7,099,463
                                                             ------------    ------------     ------------
Balance end of period..........................              $ 34,099,394    $ 31,030,412     $ 32,887,407
                                                             ============    ============     ============


                  The reserves for losses and loss adjustment expenses are estimated based on development information available at each reporting date. As a result of the nature of the risks underwritten, claims development may occur over an extended period of time. The changes in the incurred amounts disclosed above related to prior years are the result of utilizing improved claim development information as that information becomes available.

                  Tenere's claim philosophy is to defend fully all claims in which an evaluation reveals little or no negligence. For those claims in which liability exists, Tenere moves promptly to settle the claim early in order to minimize indemnity and loss adjustment expenses.

                  The Claim Department is staffed with experienced claims specialists and is supervised by the Vice President-Claims/General Counsel of Tenere. The case load per claim specialist is approximately 200 cases. This allows for intensive scrutiny of each claim, close tracking of the progress of each claim and containment of loss adjustment expenses through constant monitoring.

                  Through September 30, 1998, 80% of the claims closed by Intermed were without the payment of indemnity and 20% were closed with payments averaging $126,525. Average allocated loss adjustment expenses for claims closed in the nine months ended September 30, 1998.

                  In 1997, 83% of the claims closed by Intermed were without the payment of indemnity and 17% were closed with payments averaging $177,500. Average allocated loss adjustment expenses for claims closed in 1997 was $11,900. In 1996, 80% of claims closed by Intermed were without payment of indemnity and 20% were closed with payments averaging $165,000. Average allocated loss adjustment expenses for claims closed in 1996 was approximately $11,000.

                  Interlex completed its third full year of operation in 1997 and claims statistics for that company are not comparable due to its limited history.

                  REINSURANCE. Intermed had three reinsurance treaties in place during 1997:

                  (1) Effective October 1, 1996, Intermed renewed a multi-year excess of loss reinsurance agreement through September 30, 1999. This agreement provides excess of loss coverage on Intermed's claims-paid, occurrence and claims-made policies up to $1,600,000 in excess of $400,000 on each claim, with an aggregate recoverable of 300% of the ceded premiums earned. The maximum premium ceded under the contract, assuming the contract remains in effect for the full three-year period, is 20% of direct premiums earned. In addition to the above, the treaty provides coverage for the difference between $2,000,000 each loss and/or $4,000,000 in the aggregate and $1,000,000 and/or $3,000,000 in the aggregate each policy where applicable, with an aggregate recoverable of $5,000,000. In 1997, Intermed ceded earned premiums of approximately $3,294,000 and losses and allocated loss adjustment expenses of approximately $2,682,000. In the nine months ended September 30, 1998, Intermed ceded earned premiums of approximately $1,752,000 and losses and allocated loss adjustment expenses of approximately $1,444,700. This type of reinsurance provides protection during periods when losses are both frequent and severe and is not intended to cover all losses.

                  (2) A "catastrophic awards made" excess of loss reinsurance with Lloyd's Underwriters of London with limits of $5,000,000 in excess of $250,000 over original policy limits for claims made after October 1, 1993 and excess of $1,000,000 for claims made prior to that date, net of all other reinsurance. The period covered by the treaty is through September 30, 1999 at an annual premium of 1.5% of gross net premiums written. In 1997, ceded earned premiums were approximately $146,000 and losses were $-0-. In the nine months ended September 30, 1998, ceded earned premiums were approximately $101,000 and losses were $-0-. This type of reinsurance covers the reassured for awards made in excess of policyholder's original policy limit for which the policyholder is able to hold the reassured responsible. It also covers claims related to extra-contractual obligations.

                  (3) Effective January 1, 1996, Intermed entered into an Accident Year Excess of Loss Reinsurance Agreement with American Re-Insurance Company. Under Section A of this Agreement, the reinsurer is responsible for 100% of Intermed's aggregate ultimate net loss from claims-paid coverages in 1996 in excess of $4,176,000. The reinsurers' maximum liability is limited to $4,800,000. In 1997, and the nine months ended September 30, 1998, ceded earned premiums were $-0-. At December 31, 1997 and September 30, 1998, Intermed had ceded cumulative loss and allocated loss adjustment expenses of $3,707,600 and $4,604,000, respectively.

                  Under Section B of this Agreement, the reinsurer also agreed to indemnify Intermed for the aggregate ultimate net loss on occurrence and claims-made coverages in excess of Intermed's accident year loss ratio for the four years commencing January 1,1996 and ending December 31, 1999. The accident year loss ratio for 1996 was 75%, 85% for 1997 and 107% for 1998. For subsequent years, the loss ratio is a weighted average loss ratio for the three accident years immediately preceding the accident year for which the computation is being made plus 2%-5% as mutually agreed to by the reinsurer and Intermed. Intermed ceded losses of $2,000,000, $310,266 and $929,000 in 1996, 1997, and the nine months ended September 30, 1998, respectively, under this section of the agreement. Intermed ceded premiums of $800,000 and $900,000 in 1997 and the nine months ended September 30, 1998, respectively.

                  Interlex had three reinsurance treaties in place during 1997:

                  (1) A primary excess of loss reinsurance treaty with Lloyd's Underwriters of London. The treaty covers the period October 1, 1998 through September 30, 1999 with limits of $700,000 excess of $300,000 subject to a maximum recoverable of $2,100,000. However, if the ceded premiums written exceed $500,000, the maximum recoverable shall increase to $3,500,000. The premium is 7.5% of gross net premiums written for policy limits of $300,000 or less, 16.5% of gross net premiums written for policies with limits of $500,000 and 36% of gross net written premiums for policies with limits of $1,000,000. In 1997, Interlex ceded earned premiums of approximately $261,000 and losses of $-0-. In the nine months ended September 30, 1998, Interlex ceded earned premiums of approximately $246,100 and losses of $-0-.

                  (2) A prior agreement excess of loss reinsurance treaty with Lloyd's Underwriters of London covering the period October 1, 1998 through September 30, 1999. Limits of the treaty are $5,000,000 with a minimum underlying of $1,000,000 for each insured and $3,000,000 in the aggregate each policy where applicable. Ceded premium is equal to 100% of the policy premium less a 10% ceding commission. In 1997, and the nine months ended September 30, 1998, Interlex ceded earned premiums of approximately $128,000 and $106,400, respectively.

                  (3) Effective October 1, 1996, the "catastrophic awards made" treaty with Lloyd's Underwriters of London was expanded to include Interlex under the same terms outlined above.

                  Management has confidence in the financial strength of the Lloyd's syndicates and American Re-Insurance Company with which it reinsures, and believes that amounts shown as due from reinsurers are fully recoverable.

                  INVESTMENTS. Both Intermed and Interlex employ United Missouri Bank, N.A. ("UMB"), headquartered in Kansas City, Missouri, to manage their investment portfolios. UMB operates under general investment guidelines which are adopted by the Boards of Directors of Intermed and Interlex and reviewed periodically to assure that they are consistent with the companies' philosophy and income requirements. Under the companies' current guidelines, investments will be in U.S. Treasuries, U.S. Agencies, high grade (Moody's and Standard & Poor's rated A or better) corporate debt, and municipal tax-exempt debt rated Aa or better by Moody's and Standard & Poor's. No security purchased shall have a final maturity longer than ten years. Additionally, the following guidelines are followed to ensure diversification of the portfolio:

           - direct or guaranteed obligations of the U.S. Government and its agencies may be held without limit.

           - corporate debt shall not exceed 10% of the portfolio. No more than 2% will be invested in any one issuer.

           - municipal (tax-exempt) debt shall not exceed 15% of the portfolio. No more than 2% will be invested in any one issuer.

           - portfolio investments are limited to U.S. dollar denominated securities.

                  At September 30, 1998 investments totaled $48,462,000. The fair value of bonds held available-for-sale and carried at market was $39,761,871 and there was a net unrealized gain of $2,158,000. The fair value of bonds held available for sale was $1,068,000 above amortized cost at December 31, 1997.

                  TRENDS. Tenere's most significant costs are losses and loss adjustment expenses and the impacts of regulatory changes, increases in medical costs and jury awards and changes in the litigation environment as discussed above.

                  EFFECT OF INFLATION. Inflation has an effect on Tenere's general and administration expenses through higher wages and the costs of goods and services. Inflation also impacts loss adjustment expenses as attorneys and other consultants pass on their increased costs through increased fees.

                  EMPLOYEES. Neither Tenere, Intermed nor Interlex had employees during 1997. ISI had 21 employees at September 30, 1998 and these employees provided all services required by Tenere and its two insurance subsidiaries under management contracts approved by each company's Board of Directors.

PROPERTIES

                  Neither Tenere nor any of its subsidiaries owned any real estate at December 31, 1997. ISI, a wholly owned subsidiary of Intermed, leases the Tenere's home office for approximately $90,000 per year to June 30, 2000 and approximately $95,000 per year thereafter through June 30, 2002. The lease commenced on July 1, 1995 for a period of seven years with an option to renew for an additional three years. ISI also leases office space in Dallas, Texas at a current rate of $835 per month through June 1999.

LEGAL PROCEEDINGS

                  Neither Tenere nor any of its subsidiaries are subject to any material pending legal proceedings other than ordinary routine litigation incidental to its business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                  The following sections present an analysis of the consolidated financial condition and results of operations of Tenere and the Tenere Subsidiaries as of and for the nine-month periods ending

September 30, 1998 and 1997 and the three-year period ending December 31, 1997. The analysis should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Proxy Statement.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

                  Direct premiums written were $8.3 million in the nine months ended September 30, 1998, a decrease of $69,000, or less than 1%, from the comparable prior year period.
Results by product were:

                                                      NINE MONTHS ENDED
                                        ---------------------------------------------
                                        SEPTEMBER 30, 1998         SEPTEMBER 30, 1997           CHANGE
                                        ------------------         ------------------           ------
         Medical malpractice              $  7,245,700                   7,526,900               -3.7%
         Legal malpractice                   1,015,700                     803,500              +26.4%
                                          ------------                   ---------              -----
         Total                            $  8,261,400                   8,330,400               -0.8%

                 Legal malpractice premiums written in the nine months ended September 30, 1998 were 26.4% above the comparable prior year period, while medical malpractice premiums written showed a decline of 3.7%. The decline in medical malpractice premiums written occurred in the State of Missouri where Tenere continues to encounter fierce rate competition. Medical malpractice production by state was:

                                                      NINE MONTHS ENDED
                                        ---------------------------------------------
                                        SEPTEMBER 30, 1998         SEPTEMBER 30, 1997          CHANGE
                                        ------------------         ------------------          ------

         Missouri                         $  4,836,000                   5,636,300              -14.2%
         Kansas                                147,000                      66,900             +119.7%
         Texas                               2,262,700                   1,823,700              +24.1%
                                          ------------                   ---------             ------
         Total                            $  7,245,700                   7,526,900               -3.7%

                  Premiums ceded to reinsurers in the nine months ended September 30, 1998 were $3.0 million, $680,200 higher than the comparable prior year period. The increase was primarily attributable to an increase in losses ceded to reinsurers in the nine months ended September 30, 1998.

                  There was a $289,200 increase in the unearned premium reserve
(UPR) in the nine months ended September 30, 1998, compared to an increase of $1.8 million in the comparable period of 1997.

                  Due primarily to a smaller increase in the unearned premium reserve, net premiums earned in the nine months ended September 30, 1998 were $741,800 higher than in the comparable period of 1997.

                  Net investment income in the nine months ended September 30, 1998 was $2.2 million, an increase of $213,600 ,or 11.0%, compared to the comparable prior year period. The primary reason for the increase was due to having a larger percentage of the portfolio invested long-term in the comparable 1998 period.

                  The net realized investment gain of $61,300 in the nine months ended September 30, 1998 was from sales and calls of several long-term bonds.

                  Due to the increases in net premiums earned and investment income and to the net realized investment gain discussed above, total revenues in the nine months ended September 30, 1998 were $7.2 million, an increase of $1.0 million, or 16.5%, higher than in the comparable period of 1997.

                  Losses and loss adjustment expenses totaled $7.5 million in the nine months ended September 30, 1998, $4.7 million higher than in the same period of 1997. The direct 1998 accident year loss ratio was 104.6%. The period ended September 30, 1997 reflected favorable adjustments to prior accident year loss reserves and there were no corresponding adjustments in the comparable 1998 period. The net 1998 calendar loss ratio was 151.0%. Tenere continues to experience high severity and there was a significant increase in frequency in the comparable 1998 period.

                  General and administrative expenses totaled $2.4 million in the nine months ended September 30, 1998, a decrease of $528,100, or 18.3%, from the comparable prior year period. The 1997 period included an accrual of $597,800 for the post-retirement benefits of the Board of Directors and the Chief Executive Officer of Tenere, compared to $42,900 in 1998. The expense ratio for the nine months ended September 30, 1998 was 28.5% compared to 34.6% in the comparable 1997 period.

                  Due primarily to the significant increase in losses and loss adjustment expenses in the 1998 period, there was a loss before income taxes of approximately $2.7 million compared to income before income taxes of $432,500 in the same period of 1997.

                  The nine months ended September 30, 1998 resulted in an income tax benefit of $895,000 which resulted in a net loss of $1.8 million or $.90 per share. In the comparable period of 1997, there was an income tax expense of $204,400, which resulted in net income of $228,100, or $.11 per share ($.10 per diluted share).

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

                   Direct premiums written in 1997 totaled $10,541,000, an increase of $2,417,000, or approximately 30%, over the prior year:

                                                             1997                1996               CHANGE
                                                         -----------          -----------        -----------
      Medical malpractice premiums written
          Missouri....................................    $ 6,707,000         $ 7,176,000         $  (469,000)
          Kansas......................................         77,000              77,000
          Texas.......................................       2,60,000             250,000           2,370,000
                                                                              -----------         -----------
               Total medical..........................    $ 9,404,000         $ 7,503,000         $ 1,901,000
                                                          -----------         -----------         -----------

      Legal malpractice premiums written
          Missouri....................................    $ 1,082,000         $   588,000         $   494,000
          Kansas......................................         55,000              33,000              22,000
                                                          -----------         -----------         -----------
               Total legal............................    $ 1,137,000         $   621,000         $   516,000
                                                          -----------         -----------         -----------
      Total premiums written..........................    $10,541,000         $ 8,124,000         $ 2,417,000
                                                          ===========         ===========         ===========

                  The significant increase in premiums written occurred in Texas, where Intermed markets professional liability insurance to physicians and dentists through two purchasing groups, Intermedical of Texas, Inc. and Dental Defense Specialists, Inc., and in Missouri, where Interlex markets professional liability insurance to lawyers. The medical malpractice market in Missouri continues to suffer from intense competitive pressure due to the large number of companies active in the state, several of whom engage in extremely aggressive pricing in order to gain market share. Tenere has continued its long-standing policy of actuarially sound premium rates even though this has resulted in a loss of market share. One of Tenere's principal competitors, which built market share over the past decade by charging inadequate rates, failed in 1997 and is now under state supervision. While this competitor is no longer present in the Missouri market, several other companies have stepped in with premium rates as aggressive as those of the company which failed. Intermed continues to price its products responsibly and to provide outstanding defense when its insureds are sued. This has enabled Tenere to hold our attrition rate to approximately 10%.

                  Tenere's management believes that the Missouri market for medical malpractice insurance will continue to be extremely competitive in 1998 and the growth of Intermed will be in Texas where Tenere expects to write an additional $3,000,000 in premiums. The prospects for Interlex in Missouri in 1998 appear to be extremely positive and Tenere expects to write an additional $500,000 in premiums.

                  Premiums ceded to reinsurers totaled $4,739,000 in 1997, compared to $4,655,000 in 1996. Net premiums written were $5,802,000 in 1997, compared to $3,469,000 in the prior year, an increase of $2,333,000, or 67%.

                  Due primarily to the 30% increase in direct premiums written in 1997, there was an increase of $1,304,000 in the unearned premium reserve compared to a decrease of $4,178,000 in 1996. The decrease in the UPR in 1996 was due to the decrease in premiums written in 1996, compared to 1995 and to a release of $3,128,000 from the death, disability and retirement component of the reserve caused by the conversion of claims-paid policyholders to claims-made coverages in 1996.

                  As a result of the significant changes in the UPR in 1997 and 1996, net premiums earned in 1997 were $4,498,000, compared to $7,646,000 in 1996. However, the significant increase in the UPR in 1997 will result in an increase in premiums earned in 1998 as these premiums are taken into income.

                  Net investment income in 1997 was approximately level with prior years, $2,623,000, compared to $2,627,000 in 1996 and $2,654,000 in 1995.
Net investment losses of $14,000 in 1997, $17,000 in 1996 and $36,000 in 1995
were attributable to Tenere's portfolio yield improvement project.

                  Sales, marketing and other underwriting expenses totaled $3,990,000 in 1997, $3,543,000 in 1996 and $2,393,000 in 1995. The growth in expenses over the three-year period was due to expansion of the direct marketing staff of Intermed, start-up costs of Interlex, the establishment of a sales office in Austin, Texas to support the marketing efforts of Tenere's two purchasing groups and the accrual of certain post-retirement benefits for Tenere's Directors and Chief Executive Officer.

                  Losses and loss adjustment expenses totaled $4,478,000 in 1997, compared to $11,226,000 in 1996 and $7,676,000 in 1995. Loss ratios were
99.6% in 1997, 146.8% in 1996 and 64.5% in 1995. Losses and loss adjustment expenses in 1996 were significantly impacted by the establishment of reserves for reported claims on claims-paid policies that were non-renewed during the eight-month period ended August 31, 1996. The impact on 1996 earnings was $2,119,000.

                  Primarily because of the non-renewal of claims-paid policies in 1995 and 1996, there were significant variations in operating results between years:

           o Total losses and expenses were $8,468,000 in 1997, $14,755,000 in 1996 and $10,686,000 in 1995.

           o There was a loss before income taxes of $1,362,000 in 1997, compared to a loss before income taxes of $4,499,000 in 1996 and income before income taxes of $3,833,000 in 1995.

           o There was an income tax benefit of $409,000 in 1997 and $1,564,000 in 1996. There was a tax expense of $1,323,000 in 1995.

           o There was a net loss of $953,000 in 1997 compared to a net loss of $2,934,000 in 1996 and net income of $2,510,000 in 1995.

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  Direct premiums written were $12,368,000 in 1994, $9,874,000 in 1995 and $8,124,000 in 1996. The decline of $2,494,000 from 1994 to 1995 was due to a net loss of 96 insureds for Intermed, primarily due to individual practices being purchased by larger groups or self-insured hospitals and to the implementation of a claims-free discount program effective September 1, 1995. The decline of $1,750,000 from 1995 to 1996 was due to the full year impact of the claims-free discount program and to other market-driven discounts necessitated by competitive conditions in the medical malpractice market in Missouri. In 1996, claims-free discounts approximated 20% of gross premiums and market-driven discounts approximated another 10%.

                  Interlex increased its number of insureds from 196 to 428 in 1996.

                  Premiums ceded to reinsurers increased from $1,344,000 in 1994 to $1,505,000 in 1995 to $4,655,000 in 1996. The significant increase of $3,150,000 in 1996 was due to:

                  (1) A new accident year aggregate excess of loss reinsurance treaty effective January 1, 1996 under which premiums of $2,050,000 were ceded. This treaty covered losses incurred in calendar year 1996 in excess of $4,176,000 on claims-paid policies and losses incurred in 1996 on occurrence and claims-made coverages in excess of 75% of premiums earned on those coverages.

                  (2) Losses ceded to a reinsurer under the Company's experience rated primary excess of loss treaty resulted in $1,702,000 of ceded premiums.

                  As a result of the significant increase in premiums ceded to reinsurers, net premiums written in 1996 were $3,469,000, compared to $8,369,000 in 1995 and $11,024,000 in 1994.

                  There was an increase of $367,000 in the unearned premium reserve (UPR) in 1994 due to the increase in premiums written that year. The UPR decreased $3,532,000 in 1995 and $4,178,000 in

1996. The primary reason for the large decreases in 1995 and 1996 was the conversion of claims-paid policyholders to claims-made coverages over the twelve-month period beginning September 1, 1995 and ending August 31, 1996. The death, disability and retirement (DD&R) component of the UPR required for claims-made coverages is substantially less than that required for claims-paid coverages, hence the large releases in 1995 and 1996.

                  Net investment income was $2,627,000 in 1996, compared to $2,654,000 in 1995 and $2,639,000 in 1994.

                  Total revenues increased from $12,873,000 in 1994 to $14,519,000 in 1995 and decreased to $10,256,000 in 1996.

                  Sales and marketing expenses increased from $857,000 in 1994 to $955,000 in 1995 and $1,758,000 in 1996. The increase in 1995 was due to expansion of the home office marketing staff. The significant increase in 1996 was due to continued expansion of the home office marketing staff and to start-up costs for a new sales office in Austin, Texas. As discussed above, Intermed was recognized by Texas as an authorized surplus lines carrier in 1996 and Intermed opened a sales office staffed by employees of Insurance Services, Inc.

                  Losses and loss adjustment expenses (LAE) declined from $8,197,000 in 1994 to $7,676,000 in 1995. The loss ratios were 77% in 1994 and
65% in 1995. The 1995 period benefited from a net release of $1,935,000 in loss reserves related to prior accident years. Losses and LAE in 1996 totaled $11,226,000, producing a calendar year loss ratio of 140%. The reasons for the unfavorable loss experience in 1996 were:

                  (1) Medical malpractice indemnity and LAE payments totaled $10,768,000 in 1996 compared with $7,060,000 in the prior year, an increase of $3,708,000. Management believed that this significant increase was an aberration and that paid losses in 1997 would return to the level experienced in prior years. Because individual indemnity payments in 1996 on prior year claims exceeded the reserves established for those claims, there was a charge against current year operations of $1,446,000.

                  (2) It was necessary to establish reserves of $2,527,000, net of reinsurance, for reported claims on claims-paid policies that converted to claims-made coverages during 1996.

                  Primarily because of the factors discussed above, there was a net loss before income taxes of $4,499,000 in 1996, compared with net income before taxes of $3,833,000 in 1995 and $899,000 in 1994.

                  There was an income tax expense of $102,000 in 1994 and $1,323,000 in 1995 due to profitable operations in those years. There was an income tax benefit of $1,564,000 in 1996 due to the net loss incurred.

                  Net income in 1994 was $797,000, increasing to $2,510,000 in 1995. There was a net loss of $2,934,000 in 1996.

FINANCIAL CONDITION

NINE MONTHS ENDED SEPTEMBER 30, 1998

                  ASSETS. Total assets at September 30, 1998 were $68.2 million, an increase of $2.4 million over the prior year end. Significant changes in asset categories are discussed below:

           o The investment portfolio increased from $43.7 million at December 31, 1997 to $48.5 million at September 30, 1998, an increase of $4.7 million or 10.8%. The increase was due to (a) the transfer of approximately $3.0 million from the cash account and (b) a $1.1 million increase in the market value of bonds during the first nine months of 1998. There was an unrealized gain of $2.2 million in the bond portfolio at September 30, 1998 compared to $1.1 million at December 31, 1997. Short-term investments totaled $8.7 million at September 30, 1998 compared to $2.8 million at the prior year end, an increase of $5.9 million. The increase was due to the call in August of two bonds with par values of $3.0 million. A total of $3.0 million was reinvested long-term in September but the remaining $3.0 million remains invested in short-term securities until long-term rates improve above current levels. The current target for short-term investments is 10% of the investment portfolio or $5.0 million.

           o There was a $3.0 million decrease in cash from December 31, 1997 to September 30, 1998 due to the transfer to the investment account discussed above. The cash balance of $3.8 million at December 31, 1997 was unusually high due to several year-end transactions. The excess cash was subsequently transferred to the investment account. Cash balances are invested overnight.

           o The increase in premiums receivable at September 30, 1998 over the prior year end was due to the significant percentage of annual renewals that take place during the third quarter of each year, many of which involve monthly and quarterly premium plans.

           o Reinsurance recoverable from reinsurers increased from $10.4 million at December 31, 1997 to $10.7 million at September 30, 1998 due to an increase in ceded losses during the nine months ended September 30, 1998.

           o Deferred income taxes increased from $2.3 million at the prior year end to approximately $2.8 million at September 30, 1998, due primarily to an increase of $477,200 in the net operating loss carryforward.

                  LIABILITIES. Total liabilities increased from $44.7 million at December 31, 1997 to $48.2 million at September 30, 1998, an increase of $3.5 million or approximately 8.0%. Significant variances in liability accounts are discussed below:

           o Reserves for losses and loss adjustment expenses increased $3.1 million or approximately 10.0% in the nine months ended September 30, 1998, from $31.0 million at December 31, 1997 to $34.1 million. Changes in total reserves are summarized below:

                   $  31,030,400     Discounted loss and loss adjustment
                                     expense reserves at December 31, 1997.
                   +     901,700     Impact of change in discount rate.
                   -   7,745,700     Indemnity and expense payments during nine
                                     months ended September 30, 1998.
                   +   2,081,600     Increase in loss and loss adjustment
                                     expense reserve for prior accident years.
                   +   7,831,400     Reserves established for accident year
                                     1998.
                   -------------
                   $  34,099,400     Discounted loss and loss adjustment
                                     expense reserves at September 30, 1998.

           o The discount rate was reduced from 2% to 1% during the nine months ended September 30, 1998.

           o UPR increased $158,900, or 2.1%, from $7.7 million at December 31, 1997 to $7.9 million at September 30, 1998.

                  EQUITY. Total stockholders' equity decreased from approximately $21.0 million at December 31, 1997 to $19.9 million at September 30, 1998. The $1.1 million decline was due to the following factors:

                  $(1,791,200)  net loss from operations
                      723,800 increase in unrealized investment gains, net of income taxes.
                  $(1,067,400)  decrease in stockholders' equity.

                  Book value of Tenere's Common Stock at September 30, 1998 was $9.96 per share, $9.13 per diluted share.

                  There were no changes in the capital structure of Tenere in the nine months ended September 30, 1998. The accumulated deficit increased from $1.7 million at December 31, 1997 to approximately $3.5 million at September 30, 1998, due to the net loss of $1.8 million during the nine month period then ended. Accumulated other comprehensive income increased from $709,100 to $1.4 million over the nine months ended September 30, 1998, due to the increase in unrealized gains in the investment portfolio, net of income taxes.

YEAR ENDED DECEMBER 31, 1997

                  ASSETS. Tenere's investment portfolio increased from $44,260,000 at December 31, 1996 to $47,386,000 at the current year end, an increase of $3,126,000, or 7%. $10,811,000 held in short-term investments at the prior year end was reinvested in long-term bonds during 1997. Over a three-year period beginning in the spring of 1995, Tenere sold $35,100,000 of low-yielding bonds and held the proceeds in short-term investments until interest rates improved. At December 31, 1997, $30,219,000 had been reinvested in long-term bonds with an improvement of approximately 160 basis points in portfolio yield. The one remaining low-yielding bond was sold in January 1998. Approximately $5,000,000 currently held in short-term investments will be reinvested long-term when interest rates improve above current levels.

                  The bond portfolio is invested solely in U.S. Treasury Notes, obligations of U.S. government agencies and high-grade state and municipal bonds. There are no known credit risks in the portfolio. At December 31, 1997, the portfolio (including short-term investments) had an average yield-to-maturity of 6.2% and there was an unrealized gain of $1,068,000, compared to an average yield of 5.9% and an unrealized gain of $252,000 at December 31, 1996. At the current year end, approximately 34% of the portfolio will mature in one to five years and 66% in five to ten years.

                  Cash decreased from $2,045,000 at December 31, 1996 to $102,000 at December 31, 1997, due to changes in cash management practices in December 1997 when there was a change in banking relationships.

                  The reinsurance recoverable increased from $7,198,000 at December 31, 1996 to $10,414,000 at December 31, 1997, primarily due to an increase in ceded losses over the prior year.

                  The federal income tax recoverable decreased from $1,680,000 at December 31, 1996 to $300,000 at December 31, 1997, due to net cash recoveries of $1,304,000 in 1997.

                  Primarily as a result of the increase in reinsurance recoverable, total assets increased from $61,820,000 at December 31, 1996 to $65,726,000 at December 31, 1997, an increase of $3,906,000, or approximately 6% over the prior year end.

                  LIABILITIES. Reserves for losses and loss adjustment expenses declined slightly in 1997, from $32,887,000 at the prior year end to $31,030,000 at December 31, 1997. The decrease of $1,857,000, or approximately 6%, was primarily attributable to a re-evaluation of and release from reserves held for prior years. Management and Tenere's consulting actuarial firm believe that reserves at December 31, 1997 are adequate to meet claims and defense costs attributable to 1997 and prior years.

                  Premiums are earned over the one-year lives of policies written by Tenere's insurance subsidiaries and unearned premiums are held in a reserve account. The reserve for unearned premiums increased from $6,300,000 at December 31, 1996 to $7,717,000 at the current year end. The increase of $1,417,000, or 22%, was due to the substantial increase in premiums written in 1997.

                  The reinsurance payable increased from $506,000 at December 31, 1996 to $4,435,000 at December 31, 1997, due to the increase in premiums and losses ceded to Tenere's reinsurers in 1997 compared to cessions in the prior year.

                  Other liabilities increased from $737,000 at December 31, 1996 to $1,563,000 at December 31, 1997, due primarily to the accrual of retirement benefits for Tenere's Board of Directors and Chief Executive Officer.

                  Due to the factors discussed above, total liabilities increased from $40,430,000 at December 31, 1996 to $44,746,000 at the current year end, an increase of $4,316,000, or approximately 11%.

                  STOCKHOLDERS' EQUITY. Stockholders' equity declined from $21,390,000 at December 31, 1996 to $20,980,000 at December 31, 1997. The
components of the $410,000 decrease were:

                  $ (953,000)  Net loss
                     543,000   Change in unrealized gains on investment
                               securities, net of federal income taxes
                  ----------
                  $ (410,000)  Decrease in Stockholders' Equity

YEAR ENDED DECEMBER 31, 1996

                  ASSETS. Total assets declined slightly in 1996, from $62,614,000 at December 31, 1995 to $61,820,000 at December 31, 1996.
Investments in bonds held available for sale increased from $22,404,000 at prior year end to $29,370,000 at December 31, 1996 due to the reinvestment of $13,689,000 in long-term bonds with an average yield of 7.18%. Bonds with a book value of $6,294,000 and an average yield of 4.26% were sold or matured during 1996. All bonds owned at December 31, 1996 were U.S. Treasury, U.S. Agency or high-quality state obligations. The market value of bonds exceeded amortized cost by $252,000 compared to an unrealized gain of $562,000 at the prior year end. The maturity distribution of bonds held at December 31, 1996 was $1,451,000 (5%) with a maturity of less than one year, $6,552,000 (22%) with a maturity of over one through five years and $21,115,000 (73%) with a maturity of over five years through ten years.

                  Cash and cash equivalents totaled $16,935,000 at December 31, 1996, compared to $31,181,000 at the prior year end. The decrease was primarily due to the net reinvestment of $7,395,000 in long-term bonds in 1996 as discussed above and a negative cash flow from operations of $5,811,000.

                  Premiums receivable decreased from $3,720,000 at December 31, 1995 to $2,581,000 at December 31, 1996 due to a decline in net premiums written.

                  There was a significant increase in the reinsurance recoverable at December 31, 1996 from $1,162,000 at the prior year end to $7,198,000. The increase was primarily due to an additional reinsurance treaty that was effective January 1, 1996 under which $4,886,000 of losses and loss adjustment expenses were ceded. The remainder of the increase was due to losses ceded under Tenere's primary excess of loss treaty.

                  Deferred income taxes at December 31, 1996 were $2,099,000, compared to $1,772,000 at the prior year end. The income tax recoverable of $1,680,000 is taxes paid in early 1996 and prior profitable years that could have been recouped because of losses subsequently incurred. Other assets of $1,085,000 at December 31, 1996 consisted principally of computer software of $480,000, furniture and equipment of $191,000 and company-owned automobiles of $94,000.

                  LIABILITIES. Reserves for losses and loss adjustment expenses increased from $26,623,000 at December 31, 1995 to $32,887,000 at December 31, 1996, an increase of $6,264,000, or 24%. Of the increase, $6,172,000 was attributable to reserves established for reported claims on policyholders who converted from claims-paid to claims-made coverages during 1996. Claims-paid losses are incurred at the time of payment so no reserves are required on open claims. However, when Tenere ceased renewing claims-paid policies effective September 1, 1995, it was required to establish reserves for all open, reported claims at the time of non-renewal.

                  UPR declined from $10,447,000 at the prior year end to $6,300,000 at December 31, 1996. There was a decrease of $3,140,000 in the death, disability and retirement component (DD&R) of the UPR due to the conversion of 267 claims-paid policyholders to claims-made coverages during 1996. The remainder of the decline was attributable to the lower level of premiums written in 1996.

                  Total liabilities increased from $38,077,000 at December 31, 1995 to $40,430,000 at December 31, 1996 due primarily to an increase in reserves.

                  STOCKHOLDERS' EQUITY. Stockholders' equity declined from $24,537,000 at December 31, 1995 to $21,390,000 at December 31, 1996, a decline of $3,147,000. The decline was attributable to a net loss of $2,934,000 and a $213,000 decrease in the net unrealized gain on bonds at December 31, 1996 compared to December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

NINE MONTHS ENDED SEPTEMBER 30, 1998

                  There was a positive cash flow from operations of $553,100 in the nine months ended September 30, 1998 compared to a negative cash flow of $2.5 million in the comparable period of 1997. The $3.1 million improvement was attributable to the following factors:

        +   $ 1,001,700  increase in premium receipts
        +     2,581,900  increase in recoveries from reinsurers
        +        93,300  decrease in payments to reinsurers
        +       182,600  increase in investment income received
        -        33,100  increase in loss and LAE payments
        -       400,700  increase in commissions and other general and
                         administrative expenses
        -       335,100  no FIT recoveries in 1998 period
              ---------
        +   $ 3,090,600  improvement in cash flow from operations

                  The cash position of $713,700 and short-term investments of $8.7 million at September 30, 1998 provide reasonable assurance regarding the adequacy of Tenere's current and foreseeable liquidity.

                  Inflation has an impact on Tenere's general and administrative expenses through higher wages and the costs of goods and services. Inflation also impacts loss adjustment expenses as attorneys and other consultants pass on their increased costs through increased fees.

YEAR ENDED DECEMBER 31, 1997

                  There was a positive cash flow from operations of $476,000 in 1997, compared to a negative cash flow of $5,811,000 in 1996 and a positive cash flow of $1,175,000 in 1995. The significant improvement in 1997 compared to 1996 was primarily attributable to the following factors:

           o          An increase of $870,000 in premium receipts in 1997.

           o Net payments to reinsurers of $751,000 in 1997, compared to $3,315,000 in 1996.

           o A reduction of $147,000 in dividends to policyholders in 1997.

           o A reduction of $1,446,000 in loss and loss adjustment expenses in 1997.

           o Net cash recoveries of $1,304,000 of federal income taxes in 1997.

                  Cash and short-term investments of $6,550,000 at December 31, 1997 and projected net investment income of $2,600,000 in 1998 provide ample assurance that bonds will not have to be sold to meet unexpected cash requirements in the coming year.

YEAR ENDED DECEMBER 31, 1996

                  Due to the continued restructuring of the bond portfolio and to a negative cash flow from operations of $5,811,000, cash and cash equivalents totaled $16,935,000 at December 31, 1996, compared to $31,181,000 at December 31, 1995. At December 31, 1996, approximately $14,000,000 invested short-term will be re-invested in long-term bonds when interest rates improve above the current level.

                  Normal operations are financed by premium and investment income. To provide a margin of safety against unexpected cash calls, the maturity distribution of the bond portfolio is carefully monitored to preclude forced liquidations which could result in realized losses.

YEAR 2000

                  The Year 2000 issue is the result of older computer programs being written using two digits rather than four to define the applicable year. This could result in system failures or miscalculations due to a computer program's inability to recognize a date using "00" as the year 2000 rather than 1900. There are similar potential problems with microprocessors embedded within computers and other operating equipment.

                  Management of Tenere initiated a Year 2000 project in May 1998 to identify and resolve issues and risks posed by the Year 2000. The project was divided into three distinct segments -- internal IT systems, non-IT systems and external or third party exposures, which includes both insureds and suppliers of services. The segment dealing with internal IT systems was headed by Joseph D. Williams, Vice President -- Finance and Chief Financial Officer, and Andrew C. Fischer of Tenere, Vice President -- Underwriting, and Clifford R. Stepp, Vice President -- Marketing, headed the segments dealing with non-IT systems and third party exposures.

                  INTERNAL IT SYSTEMS. Work on the internal segment commenced in May 1998. To insure adequate technical expertise, Tenere employed a consultant, NetWorks, Inc. of Springfield, Missouri ("NetWorks") to assist internal staff. All of Tenere's internal IT systems have been analyzed on three different levels: hardware, software applications and operating systems. The review of Tenere's internal IT systems consisted of four phases:

                      INVENTORY PHASE: Documentation was gathered on each piece of equipment including manufacturer, model and description. All software was documented as to manufacturer and version. This provided the necessary information to assess the scope of the project.

                      ANALYSIS PHASE: NetWorks performed a thorough investigation of all hardware, software and operating systems. As a first step, NetWorks examined each piece of equipment and documented its Year 2000 compliance status. Second, NetWorks checked and documented each operating system. Third, NetWorks checked the application software. Finally, NetWorks wrote reports stating the status of all items tested and the corrective actions necessary to meet the manufacturer's recommended Year 2000 compliance. The result of this phase was a detailed plan for updating all equipment and software to be Year 2000 compliant.

                      CONVERSION PHASE: NetWorks' engineers implemented the updates necessary to bring all hardware, application software and operating systems up to date with Year 2000 compliant updates.

                      TESTING PLAN: NetWorks conducted thorough testing of each component to ensure the conversion plan was completed properly. NetWorks provided to Tenere written reports to document Year 2000 compliance.

                  All phases of the internal IT systems review were materially completed at December 31, 1998. The few remaining issues regarding hardware and software have been identified and will be resolved by March 31, 1999.

                  NON-IT SYSTEMS. Non-IT systems were analyzed to identify risks and exposures. These included Tenere's internal telephone system, internal security system, climate control system, automated files, automated file management system, copiers, facsimile machine and postage meter. Tenere contacted the equipment manufacturers and requested them to warrant that the equipment is Year 2000 compliant. If their responses are not satisfactory, Tenere will consider new business relationships with alternative suppliers or vendors where alternatives are available.

                  THIRD PARTIES. In October 1998, Intermed sent a newsletter to all insureds of Intermed advising them of the risks posed by the Year 2000 and recommending actions to reduce exposure to lawsuits.

                  In January 1999, Interlex sent a supplemental application dealing with Year 2000 issues to all insureds of Interlex. In the event an insured indicates that it is not Year 2000 compliant, Interlex will encourage the insured to immediately begin the process of becoming compliant, and provide any available to the insured. Ideally, Interlex would like every insured to be Year 2000 compliant by the end of the second quarter of 1999. In the event an insured cannot meet this target date, Interlex will require the insured to demonstrate that they have appropriate contingency plans, particularly regarding docket control systems and conflict of interest systems. If Interlex is not fully satisfied with the contingency plan, Interlex may, at its discretion, add a Year 2000 exclusion to such insured's policy. Any insured who refuses to demonstrate Year 2000 compliance or, at minimum, develop an acceptable contingency plan, will be non-renewed.

                  Costs incurred by Tenere and the Tenere Subsidiaries to date on the Year 2000 project total $35,000. Management believes that any additional costs incurred in resolving the few remaining issues will be insignificant (less than $5,000).

                  Management does not believe that Tenere will face significant risks from internal IT systems as a result of the steps described above. The most likely risks will be from non-IT systems and service providers whose equipment fails to be Year 2000 compliant despite the assurances that Tenere has received.

                  Tenere does not at this time have a contingency plan, but plans to develop one during the first six months of 1999.

FORWARD-LOOKING INFORMATION

                  The foregoing analysis contains forward-looking statements with respect to Tenere's future operations, including statements with respect to increases in premiums written by Intermed in Texas and by Interlex in Missouri. Tenere's actual results may vary materially from those projected in the forward-looking statements due to risks and uncertainties that exist in Tenere's operations and in the business environment generally.

GENERAL

                  In June 1995, Tenere received a B+ (very good) rating from A.M. Best Company, the premier rating agency of insurance companies. Best ratings are divided into two groups, "Secure" and "Vulnerable" and the B+ rating is classified as "Secure".

                  In 1996, A.M. Best increased Tenere's rating from B+ to B++. In May 1998, A.M. Best decreased Tenere's rating to B+.

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

                  DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Since SFAS 131 is a disclosure requirement, there will be no effect on Tenere's financial position or results of operations.

                  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal years beginning after June 15, 1999. Earlier application of SFAS 133 is encouraged but should not be applied retroactively to financial statements of prior periods. Management believes SFAS 133's requirements will have no impact on Tenere's consolidated financial position or results of operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  As of the Record Date, Tenere did not have knowledge of any beneficial owner of more than five percent of the outstanding shares of Tenere Common Stock. The following table indicates, as of the Record Date, the beneficial ownership of Tenere Common Stock by each director of Tenere and by all directors and executive officers of Tenere as a group:

                                                                 AMOUNT OF NATURE OF
NAME OF BENEFICIAL OWNER                                         BENEFICIAL OWNERSHIP  PERCENT OF CLASS(1)
------------------------                                         --------------------  -------------------
Thomas E. Ashley, M.D.                                                  15,000(2)              (7)
Gary O. Baker, D.D.S.                                                   16,284(3)              (7)
Albert J. Bonebrake, M.D.                                               29,230(3)            1.45%
Raymond A. Christy, M.D.                                                    --                  --
Harry O. Cole, M.D.                                                     21,234(3)            1.08%
C. Richard Gulick, M.D.                                                 16,786(3)              (7)
Michael D. Hoeman, M.D.                                                 10,892(3)              (7)
Christopher H. Jung, M.D.                                               17,406(3)              (7)
Carroll Wetzel, D.O.                                                    10,000(3)              (7)
Andrew C. Fischer                                                       20,730(4)            1.02%
Joseph D. Williams                                                      20,730(4)            1.02%
Andrew K. Bennett                                                       25,688(5)            1.26%
Clifton R. Stepp                                                        20,730(4)            1.02%
All directors and executive officers as a group (13 persons)           224,710(6)            10.3%

-----------------

(1) Based upon 1,999,774 shares of Tenere's Common Stock issued and outstanding as of the Record Date, and, for each director and executive officer and the group, the number of shares subject to options that may be acquired within 60 days upon exercise of the option.

(2) Total reflects 15,000 shares subject to stock options which are presently exercisable.

(3) Total includes 10,000 shares subject to stock options which are presently exercisable.

(4) Total reflects 20,730 shares subject to stock options which are presently exercisable.

(5) Total reflects 25,688 shares subject to stock options which are presently exercisable.

(6) Total includes 172,878 shares subject to stock options which are presently exercisable.

(7)  Less than one percent.

ADDITIONAL INFORMATION

                  Tenere is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 10549, and at the Commission's regional offices located at Room 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Section of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet worldwide website that contains the reports, proxy statements and other information about issuers, like Tenere, who file electronically with the Commission. The address of that website is http://www.sec.gov.


                  PROPOSAL II - ADJOURNMENT OF SPECIAL MEETING

         In the event there are not sufficient votes to constitute a quorum or to approve the Merger Agreement at the time of the Special Meeting, the Merger Agreement could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by Tenere at the time of the Special Meeting to be voted for such adjournment, if necessary, Tenere has submitted the question of adjournment under the circumstances to its shareholders as a separate matter for their consideration. In order to approve any such adjournment more votes must be cast in favor of Proposal II than against. Tenere recommends that shareholders vote their proxies in favor of such Adjournment Proposal so that their proxies may be used for purposes of adjourning the Special Meeting in the event it should become necessary. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Special Meeting unless such adjournment exceeds 90 days.


                              SHAREHOLDER PROPOSALS

         If the Merger is not consummated, Tenere plans to hold its 1999 Annual Meeting of Shareholders no later than June 30, 1999. If the Merger is not consummated before such date, any shareholder who wishes to present a proposal for inclusion in the proxy materials for Tenere's 1999 Annual Meeting of Shareholders must have submitted such proposal to the offices of Tenere, c/o Michael D. Hoeman, Secretary, 1903 East Battlefield, Springfield, Missouri 65804 by not later than January 14, 1999. Any such proposals are subject to the requirements of the proxy rules adopted under the Exchange Act.

         The By-Laws of Tenere provide the shareholder proposals which do not appear in the proxy statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of Tenere not less than 30 and not more than 90 days before the prior year's annual meeting; provided, however, that, in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Any such notice of a shareholder proposal by a shareholder to the Secretary of Tenere must be accompanied by (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the shareholder who intends to present the proposal for a vote, (c) the class and number of shares of Tenere Common Stock which are beneficially owned by the shareholder and (d) a description of any material interest of the shareholder in such business.

                                  OTHER MATTERS

                  The Board of Directors of Tenere, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of Tenere.

                              FINANCIAL STATEMENTS

                                      INDEX

Independent Auditors' Report...........................................................         F-1

Consolidated Balance Sheets as of December 31, 1997 and 1996...........................         F-2

Consolidated Statements of Operations for years ended
December 31, 1997, 1996 and 1995.......................................................         F-3

Consolidated Statements of Stockholder's Equity/Policyholders'
Surplus for the years ended December 31, 1997, 1996 and 1995...........................         F-4

Consolidated Statements of Cash Flows for the years ended
December 31, 1997, 1996 and 1995.......................................................         F-5

Notes to Consolidated Financial Statements............................................. F-6 To F-18

Statement of Management's Responsibility...............................................        F-19

Consolidated Balance Sheets as of September 30, 1998 (Unaudited).......................        F-20

Consolidated Statements of Operations for the nine months
ended September 30, 1998 and 1997 (Unaudited)..........................................        F-21

Consolidated Statements of Stockholder's Equity/Policyholders' Surplus
for the nine months ended September 30, 1998 and 1997 (Unaudited)......................        F-22

Consolidated Statements of Cash Flows for the nine
months ended September 30, 1998 and 1997 (Unaudited)...................................        F-23

Condensed Notes to Unaudited Consolidated Financial Statements.........................F-24 To F-29

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
The Tenere Group, Inc.:


We have audited the accompanying consolidated balance sheets of The Tenere Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity/policyholders' surplus and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Tenere Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                            /s/ KPMG Peat Marwick LLP



Kansas City, Missouri
March 17, 1998

                             THE TENERE GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996


                                                                                 DECEMBER 31,
                                                                        -----------------------------
Assets                                                                      1997              1996
------                                                                  ------------      -----------
Investments:
     Bonds held available for sale, at fair value (amortized cost -
         $39,863,330 in 1997; $29,117,835 in 1996) ................     $ 40,930,956       29,370,067
     Common stock, at fair value ..................................            7,057              340
     Short-term investments, at cost which approximates fair value         6,447,758       14,889,744
                                                                        ------------      -----------
         Total investments ........................................       47,385,771       44,260,151

Cash, primarily compensating balances .............................          102,175        2,045,378
Premiums receivable ...............................................        3,124,660        2,580,691
Reinsurance recoverable ...........................................       10,413,593        7,197,901
Ceded unearned premiums ...........................................          369,727          260,397
Accrued investment income .........................................          674,843          527,139
Deferred policy acquisition costs .................................          183,253           84,550
Deferred income taxes .............................................        2,304,087        2,098,792
Income taxes recoverable ..........................................          300,000        1,680,190
Other .............................................................          867,543        1,084,992
                                                                        ------------      -----------
     Total assets .................................................     $ 65,725,652       61,820,181
                                                                        ============      ===========

Liabilities and Stockholders' Equity

Liabilities:
     Reserves for losses and loss adjustment expenses .............     $ 31,030,412       32,887,407
     Unearned premium reserve .....................................        7,717,308        6,300,111
     Reinsurance premiums payable .................................        4,435,317          506,381
     Other ........................................................        1,563,056          736,579
                                                                        ------------      -----------
         Total liabilities ........................................       44,746,093       40,430,478

Stockholders' equity:
     Common stock, $.01 par value; 7,000,000 shares authorized;
         1,999,774 shares issued and outstanding ..................           19,998           19,998
     Contributed capital ..........................................       21,940,828       21,940,828
     Accumulated deficit ..........................................       (1,690,370)        (737,596)
     Unrealized gain on investment securities, net of tax .........          709,103          166,473
     Commitments and contingencies (see notes 8 & 10)
                                                                        ------------      -----------
         Total stockholders' equity ...............................       20,979,559       21,389,703
                                                                        ------------      -----------
         Total liabilities and stockholders' equity ...............     $ 65,725,652       61,820,181
                                                                        ============      ===========

See notes to consolidated financial statements.

                             THE TENERE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                 DECEMBER 31,
                                                 ----------------------------------------------
                                                     1997              1996             1995
                                                 ------------      -----------      -----------
Revenues:
     Direct premiums written ...............     $ 10,541,048        8,124,319        9,874,270
     Premiums ceded to reinsurers ..........       (4,739,209)      (4,655,382)      (1,505,427)
                                                 ------------      -----------      -----------

         Net premiums written ..............        5,801,839        3,468,937        8,368,843
     (Increase) decrease in unearned
         premium reserve ...................       (1,304,002)       4,177,545        3,532,480
                                                 ------------      -----------      -----------

         Net premiums earned ...............        4,497,837        7,646,482       11,901,323

     Net investment income .................        2,623,033        2,626,983        2,654,037
     Net realized investment losses ........          (14,049)         (17,135)         (36,263)
                                                 ------------      -----------      -----------

         Total revenues ....................        7,106,821       10,256,330       14,519,097

Losses and expenses:
     Losses and loss adjustment expenses ...        4,478,424       11,226,461        7,676,488
     Sales and marketing expenses ..........        1,790,215        1,758,312          955,021
     Other underwriting expenses ...........        2,199,776        1,784,354        1,437,718
     Dividends to policyholders ............             --            (13,921)         616,948
                                                 ------------      -----------      -----------

         Total losses and expenses .........        8,468,415       14,755,176       10,686,175
                                                 ------------      -----------      -----------

         Income (loss) before income taxes .       (1,361,594)      (4,498,846)       3,832,922
         Income tax benefit (expense)  .....          408,820        1,564,360       (1,323,066)
                                                 ------------      -----------      -----------

         Net income (loss) .................     $   (952,774)      (2,934,486)       2,509,856
                                                 ============      ===========      ===========

         Basic and diluted net income (loss)
            per share ......................     $      (0.48)           (1.47)            1.26
                                                 ============      ===========      ===========

See notes to consolidated financial statements.

                                     THE TENERE GROUP, INC.

                                   CONSOLIDATED STATEMENTS OF
                           STOCKHOLDERS' EQUITY/POLICYHOLDERS' SURPLUS
                          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                    UNREALIZED
                                                                      RETAINED      GAIN (LOSS)
                                                                      EARNINGS/    ON INVESTMENT
                                           COMMON     CONTRIBUTED    (ACCUMULATED   SECURITIES, NET    UNASSIGNED
                                           STOCK        CAPITAL        DEFICIT)         OF TAX          SURPLUS           TOTAL
                                           -------    -----------    ------------   ---------------   -----------      -----------
Balance at December 31, 1994 .........     $  --             --             --        (2,279,304)      21,647,860       19,368,556
Demutualization (note 1) .............      19,998     21,940,828       (312,966)           --        (21,647,860)            --
Change in unrealized investment gains         --             --             --         2,658,866             --          2,658,866
Net income ...........................        --             --        2,509,856            --               --          2,509,856
                                           -------     ----------     ----------      ----------      -----------      -----------
Balance at December 31, 1995 .........      19,998     21,940,828      2,196,890         379,562             --         24,537,278
Change in unrealized investment losses        --             --             --          (213,089)            --           (213,089)
Net loss .............................        --             --       (2,934,486)           --               --         (2,934,486)
                                           -------     ----------     ----------      ----------      -----------      -----------
Balance at December 31, 1996 .........      19,998     21,940,828       (737,596)        166,473             --         21,389,703
Change in unrealized investment gains         --             --             --           542,630             --            542,630
Net loss .............................        --             --         (952,774)           --               --           (952,774)
                                           -------     ----------     ----------      ----------      -----------      -----------
Balance at December 31, 1997 .........     $19,998     21,940,828     (1,690,370)        709,103             --         20,979,559
                                           -------     ----------     ----------      ----------      -----------      -----------

See notes to consolidated financial statements.

                             THE TENERE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                   DECEMBER 31,
                                               ----------------------------------------------
                                                     1997             1996             1995
                                               ------------      -----------      -----------

Net income (loss) ........................     $   (952,774)      (2,934,486)       2,509,856
Adjustments to reconcile net income (loss)
     from operating activities:
         Net realized investment losses ..           14,049           17,135           36,263
         Depreciation and amortization
           expense .......................          170,374          187,418          160,364
         Net change in deferred policy
           acquisition costs .............          (98,703)          55,900          147,172
         Deferred income tax expense
           (benefit) .....................         (484,833)        (216,705)         487,427
         Net amortization of discount on
           bonds .........................           51,714          105,218          516,508
         Change in operating assets and
           liabilities
           Premiums receivable ...........         (543,969)       1,139,511          423,063
           Reinsurance balances ..........          603,914       (4,752,048)      (1,308,346)
           Accrued investment income .....         (147,704)          40,167          795,427
           Income taxes recoverable ......        1,380,190       (1,894,634)         650,715
           Other assets ..................           94,441          241,485            1,208
           Reserve for losses and loss
              adjustment expenses ........       (1,856,995)       6,244,114          245,816
           Unearned for premium reserve ..        1,417,197       (4,146,895)      (3,299,570)
           Policyholder dividends payable              --           (152,042)        (277,596)
           Other liabilities .............          828,579          254,507           86,240
                                               ------------      -----------      -----------
           Net cash provided by (used in)
              Operating activities .......          475,579       (5,811,355)       1,174,817

Cash flows from investing activities:
     Maturity of bonds held to maturity or
         available for sale ..............        1,450,000        1,700,000        1,360,000
     Sale of bonds held to maturity ......             --          1,826,094             --
     Sale of bonds available for sale ....        4,269,066        2,750,826       27,246,304
     Purchase of bonds held to maturity or
         available for sale ..............      (16,530,324)     (13,688,573)            --
     Redemption on stock rights ..........               56             --               --
     Purchase of intangible asset ........             --           (400,000)            --
     Purchase of furniture and equipment .          (49,566)        (622,795)        (250,255)
                                               ------------      -----------      -----------
         Net cash provided by (used in)
           investing activities ..........      (10,860,768)      (8,434,448)      28,356,049

     Net increase (decrease) in cash and
         short-term investments ..........      (10,385,189)     (14,245,803)      29,530,866

         Cash and short-term investments
           at beginning of year ..........       16,935,122       31,180,925        1,650,059
                                               ------------      -----------      -----------
         Cash and short-term investments
           at end of year ................     $  6,549,933       16,935,122       31,180,925
                                               ============      ===========      ===========

See notes to consolidated financial statements.

                             THE TENERE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of significant accounting policies of The Tenere Group, Inc. (Tenere, the Company) and its wholly-owned subsidiaries, Intermed Insurance Company (Intermed), Interlex Insurance Company (Interlex) and Insurance Services, Inc. (ISI), is presented to assist in understanding the Company's consolidated financial statements. The consolidated financial statements herein represent the operations of Intermed and its subsidiaries, Interlex and ISI. Tenere, the holding company, currently has no operations other than ownership of Intermed.

         The consolidated financial statements and notes thereto are representations of the Company's management; which is responsible for their integrity and objectivity. The consolidated financial statements have been prepared on the basis of generally accepted accounting principles. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications to 1996 and 1995 amounts were made to conform with 1997 presentation.

         DESCRIPTION OF COMPANY

         Effective April 27, 1995, RCA Mutual Insurance Company (RCA), a non-assessable mutual property and casualty insurance company, completed the demutualization process which began in 1993 and became a stock property and casualty insurance company. The Company's name was changed from RCA Mutual Insurance Company to Intermed Insurance Company. Also effective April 27, 1995, Intermed became a wholly-owned subsidiary of The Tenere Group, Inc., an insurance holding company organized under the laws of the State of Missouri, and the policyholders of RCA became the stockholders of Tenere. This transaction was accounted for using policyholders' equity as of April 1, 1995. Issued in exchange for $21,960,826 of membership interests were 1,999,774 shares of Tenere Group stock which approximated one share of $.01 par value Tenere Group stock for every $10.98 of policyholder surplus attributable to the policyholder.

         Intermed writes medical and dental professional liability insurance on occurrence and claims-made bases in the States of Missouri and Kansas. Prior to September 1, 1995, the Company also wrote coverages on a claims-paid basis in the State of Missouri. Effective August 1, 1996 Intermed was recognized as a surplus lines carrier in the State of Texas and began writing professional liability insurance on physicians through a physician-sponsored purchasing group, Intermedical of Texas, Inc. In 1997, the Company began to write professional liability insurance on dentists in Texas through a second physician-sponsored purchasing group, Dental Defense Specialists, Inc. Coverages in Texas are written on both occurrence and claims-made policy forms. Interlex writes legal professional liability insurance on a claims-made basis in the States of Missouri and Kansas. Since operations are currently conducted in only three states, they are subject to changes in the legal and economic climates of those states.

         CASH

         Cash balances are primarily compensating balances required to pay for banking services. Excess cash is reinvested in a variety of short-term investments.

         INVESTMENTS

         Investments in bonds and common stocks are classified as "available for sale" and are accordingly reported at fair value. Unrealized gains and losses are included as a separate component of stockholders' equity, net of income tax. Short-term investments are reported at cost which approximates fair value. Gains and losses from the sale of investments are calculated using the specific identification method.

         EARNINGS (LOSS) PER SHARE

         The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which requires the presentation of basic and diluted earnings per share
         (EPS). Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, unless there is a net loss and the exercise would be anti-dilative. Implementation of SFAS No. 128 resulted in no change in EPS for prior periods.

         PREMIUMS RECEIVABLE

         Premiums receivable represent unpaid premium balances due from the insured and are substantially offset by the related unearned premiums. The Company cancels all policies with receivable balances outstanding more than 90 days.

         PREMIUMS

         Premium income is recognized on a pro rata basis over the terms of the respective policy contracts. The unearned premium reserve represents the portion of premiums written which are applicable to the unexpired terms of policies in force. The Company reserves for future utilization of the death, disability and retirement waiver benefit as a component of the unearned premium reserve. This reserve was estimated to be $1,966,977 at December 31, 1997 and $1,647,682 at December 31, 1996.

         POLICY ACQUISITION COSTS

         Policy acquisition costs, consisting primarily of commissions , are deferred and amortized in proportion to the premium revenue recognized. Amortization of policy acquisition costs were $263,000, $340,000 and S43 1,000 in 1997, 1996 and 1995, respectively.

         RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

         Reserves for losses and loss adjustment expenses represent the estimated liabilities for reported claims plus those incurred but not yet reported and the related estimated loss adjustment expenses. The reserves for losses and loss adjustment expenses are determined using case-basis evaluations and statistical analyses, including insurance industry loss data, and represent estimates of the ultimate cost of all claims incurred through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the reserves for losses and loss adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations and are accounted for as changes in estimates. The reserves for losses and loss adjustment expenses are reported on a present value basis discounted at the rate of 2% in 1997 and 3% in 1996 as permitted by the Missouri Department of Insurance. The discount will be 1% in 1998 and will be eliminated effective January 1, 1999. (See note 4)

         Estimates of losses and loss adjustment expenses on occurrence coverages are charged to income as claims are incurred. Estimates of losses and loss adjustment expenses on claims-made coverages are charged to income as claims are reported. Claims-paid coverages insured against claims which were reported and paid during the period the policy was in effect. The Company's obligation to defend and pay claims ended upon expiration of a claims-paid policy. Claims-paid losses were incurred at the time of payment so no reserves were required on open claims. The Company discontinued writing claims-paid policies effective September 1, 1995. As these policies expired over the twelve-month period ending August 31, 1996, claims-paid policyholders were given the opportunity to convert to claims-made coverage. Upon nonrenewal of the claims-paid contract, the Company became contractually liable for reported claims. Reserves for all reported claims on claims-paid policies which non-renewed during the period September 1, 1995 through August 31, 1996 totaled $995,141 at December 31, 1997, net of reinsurance.

         FEDERAL INCOME TAXES

         The Company and its subsidiaries file a consolidated federal income tax return. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

         ESTIMATES AND ASSUMPTIONS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The reserves for losses and loss adjustment expenses represent the most significant estimate in the accompanying financial statements.

         NEW ACCOUNTING PRONOUNCEMENTS

         SFAS No. 130, "Reporting Comprehensive Income" requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the statement of financial position. The change in unrealized investment gains and losses is the most significant component of other comprehensive income for the Company. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1997.

(2)      RELATED PARTIES

         Insurance Services, Inc. has management contracts with two purchasing groups, Intermedical of Texas, Inc. and Dental Defense Specialists, Inc. The Company and the two purchasing groups have certain members in common on their respective Boards of Directors. In 1997 the two purchasing groups produced written premiums of $2,619,000 in the State of Texas for Intermed Insurance Company.

(3)      INVESTMENTS

         The amortized cost and estimated fair value of investments in bonds and common stock as of December 31, 1997 and December 31, 1996 are presented below. The estimated fair values presented in this footnote were determined using quoted market prices, where available, or independent pricing services.

                                                                         GROSS        GROSS         ESTIMATED
                                                        AMORTIZED      UNREALIZED    UNREALIZED       FAIR
         TYPE OF INVESTMENT                               BASIS          GAINS         LOSSES         VALUE
                                                       -----------     ----------    ---------     -----------
         December 31, 1997

         Bonds:
                United State government,
                Government agencies and
                authorities ......................     $38,003,757     $1,012,229     $(7,020)     $39,008,966
                State municipalities and political
                subdivisions .....................       1,859,573         62,417        --          1,921,990
                                                       -----------     ----------     -------      -----------
                Total bonds ......................      39,863,330      1,074,646      (7,020)      40,930,956
         Common stock ............................             284          6,773        --              7,057
         Short-term investments ..................       6,447,758           --          --          6,447,758
                                                       -----------     ----------     -------      -----------
                Total investments ................     $46,311,372     $1,081,419     $(7,020)     $47,385,771
                                                       ===========     ==========     =======      ===========

                                                                         GROSS        GROSS         ESTIMATED
                                                        AMORTIZED     UNREALIZED    UNREALIZED        FAIR
         TYPE OF INVESTMENT                               BASIS          GAINS        LOSSES          VALUE
                                                       -----------    ----------    ---------      -----------
         December 31, 1996

         Bonds:
                United State government,
                Government agencies and
                authorities ......................     $27,246,527     $364,640     $(136,238)     $27,474,929
                State municipalities and political
                subdivisions .....................       1,871,308       23,830          --          1,895,138
                                                       -----------     --------     ---------      -----------
                Total bonds ......................      29,117,835      388,470      (136,238)      29,370,067
         Common stock ............................             304         --            --                340
         Short-term investments ..................      14,889,744         --            --         14,889,744
                                                       -----------     --------     ---------      -----------
                Total investments ................     $44,007,919     $388,470     $(136,238)     $44,260,151
                                                       ===========     ========     =========      ===========


         The amortized cost and estimated fair value of investments in bonds at December 31, 1997 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                         ESTIMATED
                                                                      AMORTIZED            FAIR
                                                                        COST               VALUE
                                                                   -------------        ------------

                  Due in one year or less........................  $      50,091        $     50,141
                  Due after one year through five years..........     13,468,709          13,649,437
                  Due after five years through ten years.........     26,344,530          27,231,378
                                                                   -------------        ------------
                                                                   $  39,863,330        $ 40,930,956
                                                                   =============        ============

         Proceeds from sales of available-for-sale securities were $4,269,066 in 1997, $2,750,826 in 1996 and $27,246,304 in 1995. Gross gains and losses on those sales were: $0 and $14,049 in 1997; $2,120 and $19,255 in 1996; and $383,816 and $420,079 in 1995.

         Net investment income for the years ended December 31, 1997, 1996 and 1995 is comprised of the following:


                                                                  DECEMBER 31,
                                                 ---------------------------------------------
                                                     1997            1996             1995
                                                 -----------      -----------      -----------
         Investment income:
              Interest on short-term
                  Investments ..............     $   742,735      $ 1,115,565      $   616,621

              Interest on bonds ............       2,056,416        1,695,754        2,217,427
                                                 -----------      -----------      -----------
                  Gross investment income ..       2,799,151        2,811,319        2,834,048
                  Investment expenses ......        (176,118)        (184,336)        (180,011)
                                                 -----------      -----------      -----------
                  Net investment income ....     $ 2,623,033      $ 2,626,983      $ 2,654,037
                                                 ===========      ===========      ===========

         Bonds with an estimated fair value of $1,878,081 at December 31, 1997 and $1,846,866 at December 31, 1996 were on deposit with the Missouri Department of Insurance.

         The net changes in unrealized investment gains (losses) are as follows:

                                                                            DECEMBER 31,
                                                           -----------------------------------------------
                                                             1997                1996              1995
                                                           --------         ------------        ----------
         Unrealized investment gains (losses)...........   $822,167          $ (322,862)        $4,028,585
         Federal income (taxes) benefit
              at 34%....................................   (279,537)            109,773         (1,369,719)
                                                           --------          ----------         ----------
         Net unrealized investment gains
              (losses)..................................   $542,630          $ (213,089)        $2,658,856
                                                           ========          ==========         ==========

         The carrying values of cash, short-term investments, premiums receivable, other assets and other liabilities approximate their fair values at December 31, 1997 and 1996.

(4)      RESERVES FOR LOSSES AND LOST ADJUSTMENT EXPENSES

         A summary of the reserves for losses and loss adjustment expenses follows:

                                                                               DECEMBER 31,
                                                                      -----------------------------
                                                                         1997               1996
                                                                      -----------       -----------
         Undiscounted reserves for losses and loss
              adjustment expenses..................................   $31,990,412       $35,051,777
         Less discount (see note 1)................................      (960,000)       (2,164,370)
                                                                      -----------       -----------
         Discounted reserves for losses and loss
              adjustment expenses..................................   $31,030,412       $32,887,407
                                                                      ===========       ===========

         Following is the activity in the reserves for losses and loss adjustment expenses:

                                                    1997              1996              1995
                                               ------------      ------------      ------------
         Balance at January 1 ............     $ 32,887,407      $ 26,623,138      $ 26,279,977
         Less reinsurance recoverable on
              reserves for losses and loss
              adjustment expenses ........       (7,099,463)       (1,162,495)         (584,913)
                                               ------------      ------------      ------------
                                                 25,787,944        25,460,643        25,695,064
                                               ------------      ------------      ------------

         Incurred related to:
              Current year ...............        5,646,863         9,812,694         9,612,075
              Prior Year .................       (1,168,439)        1,413,767        (1,935,587)
                                               ------------      ------------      ------------
                  Total incurred .........        4,478,424        44,226,461         7,676,488
                                               ------------      ------------      ------------

         Paid related to:
              Current year ...............          413,191         2,499,788         3,190,397
              Prior Year .................        8,773,277         8,399,372         4,720,512
                                               ------------      ------------      ------------
                  Total paid .............        9,186,468        10,899,160         7,910,909
                                               ------------      ------------      ------------
         Net balance at December 31 ......       21,079,900        25,787,944        25,460,643
         Plus reinsurance recoverable on
              reserves for losses and loss
              adjustment expenses ........        9,950,512         7,099,463         1,162,495
                                               ------------      ------------      ------------
         Balance at December 31 ..........     $ 31,030,412      $ 32,887,407      $ 26,623,138
                                               ============      ============      ============

         The reserves for losses and loss adjustment expenses are estimated based on development information available at each reporting date. As a result of the nature of the risks underwritten, claims development may occur over an extended period of time. The changes in the incurred amounts disclosed above related to prior years are the result of utilizing improved claim development information as that information becomes available.

(5)      REINSURANCE

         As is customary in the insurance industry, the Company reinsures portions of certain insurance policies it writes, thereby providing a greater diversification of risk and minimizing exposure on larger risks. The Company remains contingently at risk with respect to any reinsurance ceded and would incur an additional loss if an assuming company were unable to meet its obligation under the reinsurance treaty.

         The Company monitors the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Amounts recoverable from one reinsurer at December 31, 1997 represented 58% of total reserves for losses and loss adjustment expenses ceded.

         Effective January 1, 1996, Intermed entered into a multi-year aggregate excess of loss reinsurance agreement through December 31, 1999. This, agreement provides excess of loss coverage on Intermed's claims-paid, occurrence and claims-made policies. Aggregate coverage provided by the agreement is $4,800,000 in excess of $4,176,000 on claims-paid policies and up to $2,000,000 per accident year or $6,000,000 in aggregate for all incurred losses in excess of an annual accident year loss ratio for occurrence and claims-made policies. Ceded earned premiums under this agreement were $800,000 in 1997 and $2,050,000 in 1996. Ceded incurred losses under this agreement were $1,131,403 in 1997 and $4,886,463 in 1996.

         Effective October 1, 1996, Intermed renewed a multi-year excess of loss reinsurance agreement through September 30, 1999. This agreement provides excess of loss coverage on Intermed's claims-paid, occurrence and claims-made policies up to $1,600,000 in excess of $400,000 on each claim, with an aggregate recoverable of 300% of the ceded premiums earned. This agreement also provides coverage for the difference between $2,000,000 each loss and/or $4,000,000 in the aggregate and $1,000,000 and/or $3,000,000 in the aggregate each policy where applicable, with an aggregate recoverable of $5,000,000. Ceded earned premiums under this agreement were $3,294,126, $2,207,681 and $1,134,208 in 1997, 1996 and 1995, respectively. Ceded incurred losses under this agreement were $2,681,760, $1,674,075 and $577,582 in 1997,
         1996 and 1995, respectively.

         Effective October 1, 1997:

         o Intermed and Interlex renewed a "catastrophic awards made" excess of loss reinsurance agreement through September 30, 1998. This agreement provides excess of loss coverage on claims-paid, occurrence and claims-made policies. Aggregate coverage provided by the agreement is $5,000,000 in excess of $250,000 per occurrence on awards made on policies in excess of their original policy limit or on extra-contractual obligations, with an aggregate recoverable of $5,000,000. Ceded earned premiums were $146,251, $144,000 and $132,480 in 1997, 1996 and 1995, respectively. There are no ceded incurred losses under this agreement.

         o Interlex renewed an excess of loss reinsurance agreement through September 30, 1998. This agreement provides excess of loss coverage on Interlex's claims-made policies up to $700,000 in excess of $300,000 on each claim, with an aggregate recoverable of $2,100,000. However, if ceded premiums written exceed $500,000, the maximum recoverable shall increase to $3,500,000. Ceded earned premiums under this agreement were $261,210, $161,389 and $23,791 in 1997, 1996 and 1995, respectively. There are no ceded incurred losses under this agreement.

         o Interlex renewed a facultative excess of loss reinsurance agreement through September 30, 1998. This agreement provides excess coverage on claims-made policies for limits exceeding $1,000,000/3,000,000 up to $5,000,000/5,000,000 with an aggregate recoverable of $5,000,000. Ceded earned premiums under this agreement were $128,292, $64,825 and $2,554 in 1997, 1996 and 1995, respectively. There were no ceded incurred losses under this agreement.

         Premiums and losses related to reinsurance amounts for the years ended December 31, 1997, 1996 and 1995 are summarized as follows:

                                                                1997               1996               1995
                                                             ----------         ----------         ----------
         Ceded premiums written............................  $4,739,209         $4,655,382         $1,505,427
         Ceded premiums earned.............................  $4,629,879         $4,627,895         $1,343,578
         Ceded losses and loss adjustment expenses.........  $3,813,163         $6,560,538         $  577,582

(6)      STOCKHOLDERS' EQUITY

         The National Association of Insurance Commissioners (NAIC) requires a risk-based capital (RBC) calculation as part of the information filed with the annual statutory statement of insurance companies. This risk-based capital calculation and analysis is an attempt to measure the theoretical capital and surplus needs of an insurance company compared with its adjusted capital and surplus. The capital and surplus of Intermed and Interlex substantially exceeds the NAIC's RBC requirements for Property and Casualty companies at the end of 1997 and 1996:

                                                                         1997                 1996
                                                                     -----------         -------------
         Intermed Insurance Company
              Total adjusted capital..........................       $17,062,404         $  17,104,149
              Authorized control level risk-based capital.....       $ 3,212,711         $   3,526,130

         Interlex Insurance Company
              Total adjusted capital..........................       $ 5,861,150         $   5,903,754
              Authorized control level risk-based capital.....       $   212,475         $     159,125

         Dividends paid to the Company by its insurance subsidiaries are restricted by regulatory requirements of the subsidiaries' state of domicile. The maximum amount of dividends which can be paid to stockholders by insurance companies domiciled in the State of Missouri without prior approval of the Insurance Director is limited to the lesser of (a) 10% of a company's statutory capital and surplus as of December 31 of the preceding year or (b) net investment income for the twelve-month period ending December 31 of the preceding year. At

         December 31, 1997 statutory capital and surplus of Intermed was $17,830,404 and net investment income of Intermed was $2,336,958. The maximum dividend which can be paid in 1998 by Intermed without the prior approval of the Missouri Insurance Director is, therefore, $1,783,040.

(7)      FEDERAL INCOME TAXES

         The Company files a consolidated federal income tax return. Income tax expense varies from the amount which would be provided by applying the federal income tax rates to income before income taxes. The following reconciles the expected provision for income tax expense using the federal statutory tax rate of 34% to the provision for income tax expense (benefit) reported herein for the years ended December 31, 1997, 1996 and 1995:

                                                                1997              1996              1995
                                                             ----------       -----------       -----------
         Expected tax expense (benefit) using
          statutory rates.................................   $ (462,942)      $(1,529,607)       $1,303,787
         Other, net.......................................       54,122           (34,753)           19,279
                                                             ----------       -----------        ----------
         Income tax expense (benefit).....................   $ (408,820)      $(1,564,360)       $1,323,066
                                                             ==========       ===========        ==========

         Income taxes consist of the following at December 31:

                                                                1997              1996               1995
                                                             ----------       -----------        ----------
         Current expense (benefit)........................   $   76,013       $(1,347,655)       $  835,639
         Deferred expense (benefit).......................     (484,833)         (216,705)          487,427
                                                             ----------       -----------        ----------
                Income tax expense (benefit)..............   $ (408,820)      $(1,564,360)       $1,323,066
                                                             ==========       ===========        ==========

         Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The sources of these differences and the tax effect of each are as follows:

                                                                     1997            1996          1995
                                                                   ---------      ---------      --------
         Losses and loss adjustment expenses incurred for
              financial reporting purposes but not deductible
              for tax purposes ...............................     $ 773,171      $(348,223)       70,676
         Unearned premiums not deductible for tax purposes ...       (88,673)       284,074       240,209
         Deferred compensation ...............................      (102,642)       (88,400)         --
         Deferred retirement benefit .........................      (201,246)          --            --
         Net operating loss carryforward .....................      (868,852)       (86,660)         --
         Other, net ..........................................         3,409         22,504       176,542
                                                                   ---------      ---------      --------
              Deferred tax expense (benefit) .................     $(484,833)     $(216,705)     $487,427
                                                                   =========      =========      ========

         The tax effects of a temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and December 31, 1996 are presented below:

                                                                   1997             1996
                                                               -----------      -----------
         Deferred tax assets:
              Discounted unpaid loss reserves ............     $ 1,080,048      $ 1,853,219
              Discounted unearned premium reserves .......         499,158          410,485
              Deferred compensation ......................         191,042           88,400
              Deferred retirement benefit ................         201,246             --
              Deferred commissions payable ...............          47,465           26,916
              Net operating loss carryforward ............       1,115,423          246,571
                                                               -----------      -----------
                      Total gross deferred tax assets ....       3,134,382        2,625,591
                      Less valuation allowance ...........        (390,400)        (400,000)
                                                               -----------      -----------
                      Net deferred tax assets ............       2,743,982        2,225,591

         Deferred tax liabilities:
              Investments adjusted to market value .......        (365,295)         (85,758)
              Deferred acquisition costs .................         (62,306)         (28,747)
              Other ......................................         (12,294)          12,294)
                                                               -----------      -----------
                      Total gross deferred tax liabilities        (439,895)        (126,799)
                                                               -----------      -----------
                      Net deferred tax asset .............     $ 2,304,087      $ 2,098,792
                                                               ===========      ===========

         The valuation allowance for deferred tax assets at December 31, 1997 was $390,400, a decrease of $9,600 from a balance of $400,000 at December 31, 1996. Based on the Company's historical earnings, future expectations of adjusted taxable income, its ability to change its investment strategy, as well as reversing gross deferred tax liabilities, management believes it is more likely than not that the Company will fully realize the gross deferred tax assets less the valuation allowance. However, there can be no assurances that the Company will generate the necessary adjusted taxable income in any future period.

         Net cash payments (recoveries for federal income taxes were ($1,304,177), $546,983 and $184,925 in 1997, 1996 and 1995,
         respectively.

         Amounts and expiration dates of the net operating loss carryforward are as follows:

              YEAR OF NET OPERATING LOSS         NET OPERATING LOSS              EXPIRATION DATE
              --------------------------         ------------------              ---------------
                         1992                      $     597,617                      2007
                         1996                      $      98,077                      2011
                         1997                      $   2,584,962                      2012

(8)      STOCK OPTIONS

         In 1996, the shareholders of the Company adopted the 1996 Long Term Incentive Plan. The Plan was designed to encourage certain employees, officers and directors of the Company and its subsidiaries to acquire Common Stock of the Company or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and the Company. The authorized number of shares of Common Stock reserved for issuance under the Plan is 350,000.

         On January 31, 1997, the compensation committee of the board of directors granted options to purchase 182,052 shares of common stock to certain officers of the Company and non-employee directors. The fair market value of the Company's stock, as determined by the Board of Directors using factors they deemed relevant, was $5.35 and the exercise price was $5.45 per share. The options became fully exercisable on July 31, 1997 and were all outstanding and exercisable at December 31, 1997.

         The term of the options is ten years ending January 31, 2007. The options shall terminate earlier in the event of the death, retirement or disability of the optionee or after termination of the optionee's employment with the Company or its subsidiaries.

         The Company has chosen not to adopt the accounting provisions on SFAS No. 123, "Accounting for Stock-Based Compensation," and, accordingly, there has been no expense recognized in the accompanying financial statements. If the Company had recorded expense based on the fair value of the stock options at the grant date under SFAS No. 123, the Company would have recognized $470,210 as compensation expense in 1997. The resulting pro forma net loss for the year would have been ($1,263,113) and the resulting pro forma basic and diluted loss per share would have been ($0.63) in 1997. The fair value of the options granted in 1997 was estimated using an option pricing model that utilized the following assumptions: annual risk-free interest rate of 7%, option term of 10 years, volatility of 0% and dividend yield of 0%. The preceding dividend and volatility assumptions were utilized based on the historical and future intentions of the Company to not pay regular dividends and the non-volatile nature of the Company stock.

(9)      BENEFIT PLANS

         The Company sponsors a defined contribution pension plan that covers substantially all employees, the Insurance Services, Inc. Employees' Money Purchase Pension Plan. Contributions to the Plan by the Company are discretionary, but may not exceed 15% of the participants annual compensation.

         The Company also sponsors a profit sharing plan, the Insurance Services, Inc. Employees' 401(k) Profit Sharing Plan, to which employees may contribute up to 10% of their annual compensation. The Company also makes annual discretionary contributions to the plan.

         The Company's total contributions to the two pension plans was $201,415 in 1997, $178,068 in 1996 and $141,325 in 1995.

         Effective May 17, 1996 the Company established The Tenere Group, Inc. Retirement Plan for Directors. The purpose of the Plan is to provide retirement benefits to Directors who have rendered extended service to the Company as a Director. A Director shall be eligible to receive a benefit under this Plan if he retires after May 17, 1996 and has five or more years of service at the time of his retirement. The annual benefit paid under this plan shall be equal to the retainer at the date of his retirement multiplied by 10% for each year of service as a Director. The maximum annual benefit is limited to the Directors' annual retainer at the time of retirement and will be paid quarterly during his lifetime for a maximum of ten years. All current Directors are vested in the Plan and the estimated cost to the Company of $591,901 was included as expense in 1997 and is reflected in other liabilities. Such amount has been discounted using a rate of 7%.

         The Company provides a retirement plan for the chief executive officer of the Company. The agreement entities the executive or the estate of the executive to receive an $80,000 annual payment for ten years upon retirement and after attainment by the executive of 70 years of age. The Company accrued retirement costs of $301,887 in 1997 and $260,000 in 1996. Such amounts have been discounted using a rate of 7%.

(10)     COMMITMENTS AND CONTINGENCIES

         The Company has non-cancelable operating leases for office space which expire in June 1999 and June 2002. Future minimum lease payments are $95,000 in 1999, $92,000 in 2000, $95,000 in 2001, and $47,000 in 2002.

         The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a materially adverse effect on its financial condition or results of operations.

         On May 6, 1996, the Company entered into three-year employment agreements with five executives and one key employee which include severance provisions granting the executives the right to receive certain benefits, including among others, their annual base salary and bonus if terminated (as defined in the respective agreements) within the term of the agreements. The agreements also contain a provision whereby the executives, in the event of termination after a change in control, would receive severance payments in an amount 2.99 times their then current base salaries. As of December 31, 1997, the maximum contingent liability under the severance provisions of the agreements was approximately $2,300,000.

(11)     STATUTORY ACCOUNTING

         Intermed and its subsidiary Interlex are domiciled in Missouri and prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Missouri Department of Insurance. "Prescribed" statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. Intermed and its subsidiary Interlex have no significant permitted accounting practices that vary from prescribed accounting practices, except for discounting of loss reserves.

         Stockholder's equity and net income (loss), as reported to the domiciliary state insurance departments in accordance with its prescribed or permitted statutory accounting practices, for the Company's insurance subsidiaries are summarized as follows:

                                                           DECEMBER 31,
                                                   ---------------------------
                                                      1997             1996
                                                   ----------       ----------
         Statutory capital and surplus:
             Intermed.......................       17,830,404       18,402,549
             Interlex.......................        5,861,150        5,903,754

         Net income (loss):
             Intermed.......................         (498,840)      (2,812,009)
             Interlex.......................          (45,604)          74,797

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY

The financial statements and related information of The Tenere Group, Inc. and Subsidiaries presented in this Report were prepared by management, which has sole responsibility for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles and include estimates and judgments based upon the best available information and management's view of current conditions and circumstances. Management believes that these statements present fairly the Company's financial position and results of operations and that the other information contained in the annual report is consistent with the financial statements.

Management has developed and maintains a system of internal accounting control designed to provide reasonable assurance that the Company's assets are protected from improper use and that accounting records provide a reliable basis for the preparation of financial statements. This system is continually reviewed, improved and modified in response to changing business conditions and operations and to recommendations made by the Company's independent auditors. While no system of internal control can provide absolute assurance that irregularities will not take place, management believes that Tenere's internal control system provides reasonable assurance that assets are safeguarded and financial information is reliable.

The Company's independent auditors, KPMG Peat Marwick LLP, have audited the consolidated financial statements. Their audit was conducted in accordance with generally accepted auditing standards, which includes the consideration of Tenere's internal controls to the extent necessary to form an independent opinion on the consolidated financial statements prepared by management. During the course of their audit, the independent auditors were given unrestricted access to all financial records and related data. Management believes that all representations made to the independent auditors were accurate and complete.



                                                  /s/ Joseph D. Williams

                                                  Joseph D. Williams, CPA
                                                  Vice President -- Finance
                                                  and Chief Financial Officer

Springfield, Missouri
March 27, 1998

                             THE TENERE GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                            Assets                                           UNAUDITED
                                                                               1998               1997
                                                                            -----------       -----------
Investments:
     Bonds held  available for sale, at fair value  (amortized
         cost - $37,604,144 in 1998; $39,863,330 in 1997)  ..........      $ 39,761,871        40,930,956
     Common stock, at fair value ....................................            13,643             7,057
     Short-term investments, at cost which approximates fair value ..         8,686,500         2,788,476
                                                                            -----------       -----------
         Total Investments ..........................................        48,462,014        43,726,489

Cash ................................................................           713,693         3,761,457
Premiums receivable .................................................         3,412,742         3,124,660
Reinsurance recoverable .............................................        10,686,262        10,413,593
Ceded unearned premiums .............................................           239,423           369,727
Accrued investment income ...........................................           593,767           674,843
Deferred policy acquisition costs ...................................           207,129           183,253
Deferred income taxes ...............................................         2,826,263         2,304,087
Income taxes recoverable ............................................           300,000           300,000
Other ...............................................................           716,859           867,543
                                                                           ------------       -----------
         Total assets ...............................................      $ 68,158,152        65,725,652
                                                                           ============       ===========

Liabilities and Stockholders' Equity

Liabilities:
     Reserves for losses and loss adjustment expenses ...............      $ 34,099,394        31,030,412
     Unearned premium reserve .......................................         7,876,170         7,717,308
     Reinsurance premiums payable ...................................         4,949,193         4,435,317
     Other ..........................................................         1,321,238         1,563,056
                                                                           ------------       -----------
         Total liabilities ..........................................        48,245,995        44,746,093

Stockholders' equity:
     Common Stock, $.01 par value; 7,000,000 shares
         authorized; 1,999,774 shares issued and outstanding ........            19,998            19,998
     Contributed capital ............................................        21,940,828        21,940,828
     Accumulated deficit ............................................        (3,481,586)       (1,690,370)
     Accumulated other comprehensive income, net of tax .............         1,432,917           709,103
                                                                           ------------       -----------
         Total stockholders' equity .................................        19,912,157        20,979,559
                                                                           ------------       -----------
         Total liabilities and stockholders' equity .................      $ 68,158,152        65,725,652
                                                                           ============       ===========

See condensed notes to consolidated financial statements.

                             THE TENERE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                    UNAUDITED

                                                         1998             1997
                                                     -----------       ----------
Revenues:
     Direct premiums written ..................      $ 8,261,356        8,330,362
     Premiums ceded to reinsurers .............       (2,988,987)      (2,308,816)
                                                     -----------       ----------
         Net premiums written .................        5,272,369        6,021,546
     Increase in unearned premium reserve .....         (289,166)      (1,780,186)
                                                     -----------       ----------
         Net premiums earned ..................        4,983,203        4,241,360

     Net investment income ....................        2,150,088        1,936,459
     Net realized investment gains ............           61,320             --
                                                     -----------       ----------
         Total revenues .......................        7,194,611        6,177,819
Losses and expenses:
     Losses and loss adjustment expenses ......        7,525,589        2,861,880
     General and administrative expenses ......        2,355,287        2,883,434
                                                     -----------       ----------
         Total losses and expenses ............        9,880,876        5,745,314
                                                     -----------       ----------
         (Loss) income before income taxes ....       (2,686,265)         432,505
         Income tax benefit (expense) .........          895,049         (204,356)
                                                     -----------       ----------
         Net (loss) income ....................      $(1,791,216)         228,149
                                                     ===========       ==========
         Basic net (loss) income per share ....      $     (0.90)            0.11
                                                     ===========       ==========
         Diluted net (loss) income per share ..      $     (0.90)            0.10
                                                     ===========       ==========

See condensed notes to consolidated financial statements.

                             THE TENERE GROUP, INC.

                           CONSOLIDATED STATEMENTS OF
                   STOCKHOLDERS' EQUITY/POLICYHOLDERS' SURPLUS
                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997



                                                                            RETAINED     ACCUMULATED
                                                                            EARNINGS/       OTHER
                                             COMMON        CONTRIBUTED    (ACCUMULATED  COMPREHENSIVE               COMPREHENSIVE
                                              STOCK          CAPITAL         DEFICIT)       INCOME        TOTAL        INCOME
                                           -----------     ----------     ------------  -------------  ----------   -------------
Balance at December 31, 1995 ..........    $    19,998      21,940,828      2,196,890       379,582    24,537,278
Comprehensive loss
     Net loss .........................                                    (2,934,486)                 (2,934,486)    (2,934,486)
     Other comprehensive loss,
         net of tax
     Net unrealized investment loss ...                                                    (213,089)     (213,089)      (213,089)
                                                                                                                      ----------
     Total comprehensive loss .........                                                                               (3,147,575)
                                                                                                                      ==========

Balance at December 31, 1995 ..........         19,998      21,940,828       (737,596)      166,473    21,389,703

Comprehensive loss
     Net loss .........................                                      (952,774)                   (952,774)      (952,774)
     Other comprehensive income,
         net of tax ...................
     Net unrealized investment gain ...                                                     542,630        542,630        542,630
                                                                                                                       ----------

     Total comprehensive loss .........                                                                                  (410,144)
                                                                                                                       ==========

Balance at December 31, 1997 ..........         19,998      21,940,828     (1,690,370)      709,103    20,979,559

Comprehensive loss
     Net loss .........................                                    (1,791,215)                 (1,791,215)     (1,791,216)
     Other comprehensive income,
         net of tax ...................
     Unrealized investment gain, net of
         reclassification adjustment ..                                                     723,814       723,814          723,814
                                                                                                                        ----------
     Total comprehensive loss .........                                                                                 (1,067,402)
                                                                                                                        ==========

Balance at September 30, 1998 .........    $    19,998      21,940,828     (3,481,588)    1,432,917    19,912,157
                                           ===========     ===========     ==========    ==========    ==========


Disclosure of reclassification amount
     Unrealized holding gains arising during the period                                  $  785,134
     Less:  reclassification adjustment for net realized gains included in net loss         (61,320)
                                                                                         ----------
     Unrealized gain on securities                                                       $  723,814
                                                                                         ==========




See notes to consolidated financial statements.

                             THE TENERE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                    UNAUDITED

                                                                            1998              1997
                                                                       ------------        ----------
Cash flows from operating activities
         Premiums received from policyholders ...................      $  7,967,870         6,966,187
         Premiums paid to reinsurers ............................        (2,431,560)       (2,524,828)
         Recoveries received from reinsurers ....................         2,997,482           415,573
         Losses and loss adjustment expenses paid ...............        (7,726,539)       (7,693,483)
         Commissions paid .......................................          (328,540)         (173,011)
         Cash paid to suppliers and employees ...................        (2,286,042)       (2,040,825)
         Interest received ......................................         2,360,424         2,177,812
         Income taxes received ..................................              --             335,089
                                                                       ------------       -----------

                  Net cash provided by (used in) operating
                  activities ....................................           553,095        (2,537,486)

Cash flows from investing activities
         Maturity of bonds available for sale ...................        10,250,000         1,450,000
         Sale of bonds available for sale .......................         4,569,164
         Redemption on stock rights .............................                                  56
         Purchase of bonds available for sale ...................       (12,495,207)       (5,014,094)
         Purchase of furniture and equipment ....................           (26,792)          (43,108)
                                                                       ------------       -----------

                  Net cash from (used in) investing activities ..         2,297,165        (3,607,146)

         Net increase (decrease) in cash and short-term
                  Investments ...................................         2,850,260        (6,144,632)

                  Cash and short-term investments at beginning
                  of period .....................................         6,549,933        16,935,122
                                                                       ------------       -----------

                  Cash and short-term investments at end
                  of period .....................................      $  9,400,193        10,790,490
                                                                       ============       ===========

Reconciliation of net (loss) income to net cash provided by (used
in) operating activities
         Net (loss) income ......................................      $ (1,791,216)          228,149
         Adjustments to reconcile net (loss) income to net cash
         provided by (used in) operating activities:
                  Net realized investment gains .................           (61,320)
                  Depreciation and amortization expense .........            96,984           123,248
                  Net change in deferred acquisition costs ......           (23,876)          (80,743)
                  Deferred income tax benefit ...................          (895,049)         (160,258)
                  Net amortization of discount on bonds .........            (3,451)           40,824
                  Change in operating assets and liabilities
                      Premiums receivable .......................          (288,082)       (1,269,633)
                      Reinsurance balances ......................           371,511           360,143
                      Accrued investment income .................            81,076            69,233
                      Income taxes recoverable ..................                             699,703
                      Other assets ..............................            80,491            60,530
                      Reserve for losses and loss adjustment
                          expenses ..............................         3,068,982        (4,857,225)
                      Unearned premium reserve ..................           158,862         1,708,679
                      Other liabilities .........................          (241,817)          539,864
                                                                       ------------       -----------

         Net cash provided by (used in) operating activities ....      $    553,095        (2,537,486)
                                                                       ============       ===========

See condensed notes to consolidated financial statements.

                             THE TENERE GROUP, INC.

         CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


(1)      BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements are prepared in accordance with the rules and regulations of the Securities and Exchange Commission with regard to interim financial statements. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been made. Such adjustments consisted of only normal recurring items. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results which may occur for the full year. The accompanying unaudited financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the 1997 Annual Report.

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130). Statement 130 requires a company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the statement of financial position. The change in unrealized investment gains and losses is the only component of other comprehensive income for the Company.

(2)      INVESTMENTS

         The amortized cost and estimated fair values of investments in bonds and common stock as of September 30, 1998 and December 31, 1997 are presented below. The estimated fair values presented in this footnote were determined using quoted market prices, where available, or independent pricing services.

                                                                           GROSS          GROSS        ESTIMATED
                                                          AMORTIZED     UNREALIZED     UNREALIZED        FAIR
         TYPE OF INVESTMENT                                 BASIS          GAINS         LOSSES          VALUE
         ------------------                               ---------     ----------     ----------      ---------
         September 30, 1998

         Bonds:
                United State government,
                Government agencies and
                authorities......................     $ 34,588,337      $ 2,033,110   $       --     $  36,621,447
                Corporate........................        3,015,807          124,617           --         3,140,424
                                                      ------------      -----------   ----------     -------------
                Total bonds......................       37,604,144        2,157,727           --        39,761,871
         Common stock ...........................              284           13,359           --            13,643
         Short-term investments..................        8,686,500               --           --         8,686,500
                                                      ------------      -----------   ----------     -------------
                Total investments................     $ 46,290,928      $ 2,171,086   $       --     $  48,462,014
                                                      ============      ===========   ==========     =============

                                                                           GROSS          GROSS       ESTIMATED
                                                          AMORTIZED     UNREALIZED     UNREALIZED       FAIR
         TYPE OF INVESTMENT                                 BASIS          GAINS         LOSSES         VALUE
         ------------------                               ---------     ----------     ----------      ---------
         December 31, 1997

         Bonds:
                United State government,
                Government agencies and
                authorities......................     $ 38,003,757      $ 1,012,229   $   (7,020)    $  39,008,966
                State municipalities and political
                subdivisions.....................        1,859,573           62,417           --         1,921,990
                                                      ------------      -----------   ----------     -------------
                Total bonds......................       39,863,330        1,074,646       (7,020)       40,930,956
         Common stock ...........................              284            6,773           --             7,057
         Short-term investments..................        2,788,476               --           --         2,788,476
                                                      ------------      -----------   ----------     -------------
                Total investments................     $ 42,652,090      $ 1,081,419   $   (7,020)    $  43,726,489
                                                      ============      ===========   ==========     =============


         The amortized cost and estimated fair value of investments in bonds at September 30, 1998 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                           ESTIMATED
                                                                      AMORTIZED              FAIR
                                                                        COST                 VALUE
                                                                   -------------        ------------
               Due after one year through five years.............     16,374,478          17,012,549
               Due after five years through ten years............     21,229,666          22,749,322
                                                                   -------------        ------------
                                                                   $  37,604,144        $ 39,761,871
                                                                   =============        ============


         Proceeds from sales of available for sale securities for the nine months ended September 30, 1998 were $4,569,164. Gross gains and losses on those sales were $44,789 and $2,204 in 1998, respectively.

         Net investment income for the nine months ended September 30, 1998 and 1997 is comprised of the following:

                                                                        SEPTEMBER 30,
                                                              ---------------------------------
                                                                 1998                 1997
                                                              ------------        -------------
         Investment income:
              Interest on short-term
                  Investments..........................       $    336,067        $     639,047
              Interest on bonds........................          1,943,731            1,428,707
                                                              ------------        -------------
                  Gross investment income..............          2,279,798            2,067,754
                  Investment expenses..................           (129,710)            (131,295)
                                                              ------------        -------------
                  Net investment income................       $  2,150,088        $   1,936,459
                                                              ============        =============

         Bonds with an estimated fair value of $1,944,283 at September 30, 1998 and $1,878,081 at December 31, 1997 were on deposit with the Missouri Department of Insurance.

         The net changes in unrealized investment gains (losses) in the nine months ended September 30, 1998 and 1997 are as follows:

                                                                       SEPTEMBER 30,
                                                              --------------------------------
                                                                 1998                 1997
                                                              ------------        ------------
         Net unrealized investment gains................      $  1,096,687        $    311,497
         Federal income taxes at 34%....................          (372,873)           (105,908)
                                                              ------------        -------------
         Net unrealized investment gains................      $    723,814        $    205,589
                                                              ============        ============

(3)      RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES AND REINSURANCE

         A summary of the reserves for losses and loss adjustment expenses follows:

                                                                      SEPTEMBER 30,    DECEMBER 31,
                                                                         1998               1997
                                                                      -----------       -----------
         Undiscounted reserves for losses and loss
              adjustment expenses..................................   $34,621,635       $31,990,412
         Less discount.............................................      (522,241)         (960,000)
                                                                      -----------       -----------
         Discounted reserves for losses and loss
              adjustment expenses..................................   $34,099,394       $31,030,412
                                                                      ===========       ===========

         Following is the activity in the reserves for losses and loss adjustment expenses:

                                                                               SEPTEMBER 30,
                                                                      ----------------------------
                                                                        1998               1997
                                                                      -----------      -----------
         Balance at January 1.....................................    $31,030,412       $32,887,407
         Less reinsurance recoverable on
              reserves for losses and loss
              adjustment expenses.................................     (9,950,512)       (7,099,463)
                                                                      -----------       -----------
                                                                       21,079,900        25,787,944
                                                                      -----------       -----------

         Incurred related to:
              Current year........................................      6,177,648         4,566,620
              Prior Year..........................................      1,347,941        (1,704,740)
                                                                      -----------       ------------
                  Total incurred..................................      7,525,589         2,861,880
                                                                      -----------       -----------

         Paid related to:
              Current year........................................        298,957           359,378
              Prior Year..........................................      4,823,539         6,751,834
                                                                      -----------       -----------
                  Total paid......................................      5,117,496         7,111,212
                                                                      -----------       -----------
         Net balance at September 30..............................     23,487,993        21,538,612
         Plus reinsurance recoverable on
              reserves for losses and loss
              adjustment expenses.................................     10,611,401         6,491,570
                                                                      -----------       -----------
         Balance at September 30..................................    $34,099,394       $28,030,182
                                                                      ===========       ===========

         The reserves for losses and loss adjustment expenses are estimated based on development information available at each reporting date. As a result of the nature of the risks underwritten, claims development may occur over an extended period of time. The changes in the incurred amounts disclosed above related to prior years are the result of utilizing improved claim development information as that information becomes available.

         Reserves were discounted by 2% and 1% in the financial statements for the periods ended December 31, 1997 and September 30, 1998, respectively. As directed by the Missouri Department of Insurance, the discount will be completely eliminated after December 31, 1998.

         Premiums and losses related to reinsurance amounts for the nine months ended September 30, 1998 and 1997 are summarized as follows:

                                                                      SEPTEMBER 30,
                                                             -------------------------------
                                                                1998                1997
                                                             -----------         -----------
         Ceded premiums written............................  $ 2,128,298         $ 2,308,817

         Ceded premiums earned.............................  $ 2,258,603         $ 2,283,985

         Ceded losses and loss adjustment
            expenses (benefit).............................  $ 3,270,151         $   (25,620)

(4)      FEDERAL INCOME TAXES

         The Company files a consolidated federal income tax return. Income tax expense (benefit) varies from the amount which would be provided by applying the federal income tax rates to income (loss) before income taxes. The following reconciles the expected provision for income tax expense (benefit) using the federal statutory tax rate of 34% to the provision for income tax expense (benefit) reported herein for the nine months ended September 30, 1998 and 1997:


                                                                     SEPTEMBER 30,
                                                             ----------------------------
                                                                1998              1997
                                                             ----------       -----------
         Expected tax expense (benefit) using
            statutory rates...............................   $ (913,330)      $   147,052
         Other, net.......................................       18,281            57,304
                                                             ----------       -----------
         Income tax expense (benefit).....................   $ (895,049)      $   204,356
                                                             ==========       ===========

         Income taxes consist of the following at September 30:

                                                                1998              1997
                                                             ----------       -----------
         Current expense..................................   $       --       $   364,614
         Deferred expense.................................     (895,049)         (160,258)
                                                             ----------       -----------
                Income tax (benefit) expense..............   $ (895,049)      $   204,356
                                                             ==========       ===========

         Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The sources of these differences and the tax effect of each are as follows:

                                                                     SEPTEMBER 30,
                                                             ----------------------------
                                                                1998              1997
                                                             ----------       -----------
         Losses and loss adjustment expenses incurred for
            financial reporting purposes but not deductible
            for tax purposes.............................    $ (266,446)      $    61,670
         Unearned premiums not deductible for tax purposes.     (20,142)         (120,817)
         Deferred compensation.............................          --          (102,642)
         Deferred retirement benefit.......................     (14,583)         (100,623)
         Net operating loss carryforward...................    (481,944)          105,163
         Other, net........................................    (111,934)           (3,009)
                                                             -----------      ------------
              Deferred tax benefit.........................  $ (895,049)      $  (160,258)
                                                             ===========      ============

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1998 and December 31, 1997 are presented below:

                                                                       SEPTEMBER 30,         DECEMBER 31,
                                                                           1998                  1997
                                                                        -----------           -----------
       Deferred tax assets:
              Discounted unpaid loss reserves.....................      $ 1,346,494           $ 1,080,048
              Discounted unearned premium reserves................          519,298               499,158
              Deferred compensation...............................          191,042               191,042
              Deferred retirement benefit.........................          215,829               201,246
              Deferred commissions payable........................           44,224                47,465
              Net operating loss carryforward.....................        1,597,368             1,115,423
                                                                        -----------           -----------
                      Total gross deferred tax assets.............        3,914,255             3,134,382
                      Less valuation allowance....................         (279,400)             (390,400)
                                                                        -----------           -----------
                      Net deferred tax assets.....................        3,634,855             2,743,982

         Deferred tax liabilities:
              Investments adjusted to market value............             (738,168)             (365,295)
              Deferred acquisition costs......................              (70,424)              (62,306)
              Other...........................................                   --               (12,294)
                                                                        -----------           -----------
                      Total gross deferred tax liabilities....             (808,592)             (439,895)
                                                                        -----------           -----------
                      Net deferred tax asset..................          $ 2,826,263           $ 2,304,087
                                                                        ===========           ===========

         The valuation allowance for deferred tax assets at September 30, 1998 was $279,400. Based on the Company's historical earnings, future expectations of adjusted taxable income, its ability to change its investment strategy, as well as reversing gross deferred tax liabilities, management believes it is more likely than not that the Company will fully realize the gross deferred tax assets less the valuation allowance. However, there can be no assurances that the Company will generate the necessary adjusted taxable income in any future period.

(5)      STATUTORY ACCOUNTING

         Intermed and its subsidiary Interlex are domiciled in Missouri and prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Missouri Department of Insurance. "Prescribed" statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. Intermed and its subsidiary Interlex have no significant permitted accounting practices that vary from prescribed accounting practices, except for discounting of loss reserves.

         Reconciliations of statutory net (loss) income, as determined using statutory accounting principles, to the amounts included in the accompanying consolidated financial statements for the nine months ended September 30, 1998 and 1997 are as follows:

                                                                      SEPTEMBER 30,
                                                                 1998             1997
                                                               ---------        ---------
                  Net (loss) income of insurance
                  subsidiaries............................    $ (2,543,102)        658,544
                  Increase (decrease):
                      Deferred policy acquisition costs...          23,876          80,743
                      Deferred income taxes...............         895,049         160,258
                      Deferred compensation...............              --        (301,887)
                      Deferred retirement benefit.........         (42,891)       (295,951)
                      Other adjustments, net..............        (124,148)        (73,558)
                                                              ------------       ---------
                  Net (loss) income as reported herein....      (1,791,216)        228,149

         Reconciliations of statutory capital and surplus, as determined using statutory accounting principles, to stockholders' equity included in the accompanying consolidated financial statements at September 30, 1998 and December 31, 1997 are as follows:

                                                              SEPTEMBER 30,         DECEMBER 31,
                                                                   1998                1997
                                                              ------------           ----------
                  Statutory capital and surplus of
                  Intermed Insurance Company..............    $ 15,262,440           17,830,404
                  Increase (decrease):
                      Deferred policy acquisition costs...         207,129              183,253
                      Deferred income taxes...............       2,826,264            2,304,087
                      Net unrealized gain (loss) on
                      investments booked at market........       2,157,727            1,067,627
                      Deferred compensation...............        (561,887)            (561,887)
                      Accrued retirement..................        (634,792)            (591,901)
                      Non-admitted assets and other
                      adjustments, net....................         655,276              747,976
                                                              ------------       --------------
                  Stockholders' equity as reported herein.      19,912,157           20,979,559

                                    ANNEX A
                                    -------

                          AGREEMENT AND PLAN OF MERGER

===============================================================================






                          AGREEMENT AND PLAN OF MERGER


                                      among


                             THE TENERE GROUP, INC.


                                       and


                   FLORIDA PHYSICIANS INSURANCE COMPANY, INC.


                                       and


                           TGI ACQUISITION CORPORATION






                                -----------------
                                 October 2, 1998
                                -----------------






===============================================================================

                               TABLE OF CONTENTS


ARTICLE 1

               THE MERGER         ........................................................................1
               Section 1.1        Surviving Corporation...................................................1
               Section 1.2        Articles of Incorporation...............................................1
               Section 1.3        Bylaws..................................................................1
               Section 1.4        Directors...............................................................2
               Section 1.5        Officers................................................................2
               Section 1.6        Effective Time..........................................................2

ARTICLE 2

               EFFECT OF THE MERGER ON SHAREHOLDERS AND OPTION HOLDERS....................................2
               Section 2.1        Conversion of Tenere's Common Stock and
                                  Options and Acquisition Corporation's Common Stock......................2
               Section 2.2        Dissenting Shares.......................................................3
               Section 2.3        Exchange of Shares and Options..........................................3
               Section 2.4        No Further Rights.......................................................5
               Section 2.5        Closing of Tenere's Stock Transfer Books................................5

ARTICLE 3

               CERTAIN AGREEMENTS ........................................................................5
               Section 3.1        Due Diligence...........................................................5
               Section 3.2        Communications With Agents, Employees or Policyholders..................5
               Section 3.3        Shareholder Approval....................................................6
               Section 3.4        No Solicitation.........................................................6
               Section 3.5        Employee Matters........................................................8
               Section 3.6        Certain Adjustments.....................................................8
               Section 3.7        Reinsurance Agreements..................................................8
               Section 3.8        List of Shareholders and Optionees......................................9
               Section 3.9        Directors' and Officers' Indemnification................................9

ARTICLE 4

               REPRESENTATIONS AND WARRANTIES.............................................................9
               Section 4.1        Representations and Warranties of Tenere................................9
               Section 4.2        Representations and Warranties of FPIC and Acquisition
                                  Corporation............................................................29

ARTICLE 5

               COVENANTS          .......................................................................30
               Section 5.1        Covenants of Tenere....................................................30
               Section 5.2        Covenants of FPIC and Acquisition Corporation..........................33

ARTICLE 6

               CONDITIONS PRECEDENT......................................................................34
               Section 6.1        FPIC and Acquisition Corporation.......................................34
               Section 6.2        Conditions to the Obligations of Tenere................................36

ARTICLE 7

               CLOSING            .......................................................................37
               Section 7.1        Closing................................................................37
               Section 7.2        Filings at the Closing.................................................37

ARTICLE 8

               TERMINATION        .......................................................................38
               Section 8.1        Termination............................................................38

ARTICLE 9

               CONFIDENTIALITY    .......................................................................38
               Section 9.1        Confidentiality........................................................38

ARTICLE 10

               MISCELLANEOUS      .......................................................................39
               Section 10.1       Consent to Jurisdiction and Service of Process.........................39
               Section 10.2       Expenses...............................................................39
               Section 10.3       Notices................................................................40
               Section 10.4       Amendment..............................................................41
               Section 10.5       Counterparts...........................................................41
               Section 10.6       Governing Law..........................................................41
               Section 10.7       Entire Agreement.......................................................41
               Section 10.8       Waivers................................................................41
               Section 10.9       Interpretation.........................................................41
               Section 10.10      No Assignment..........................................................42
               Section 10.11      No Survival of Representations and Warranties..........................42

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         This Agreement and Plan of Merger is made this 2nd day of October, 1998, among FLORIDA PHYSICIANS INSURANCE COMPANY, INC., a Florida corporation ("FPIC"), TGI ACQUISITION CORPORATION, a Florida corporation ("Acquisition Corporation"), and THE TENERE GROUP, INC., a Missouri corporation ("Tenere").


                                 P R E A M B L E
                                 ---------------

         The Board of Directors of FPIC, Acquisition Corporation and Tenere deem it in the best interests of each corporation, and in the best interest of their respective shareholders that FPIC acquire all of the outstanding stock of Tenere through the merger of Acquisition Corporation into Tenere in accordance with the terms and conditions hereinafter set forth (the "Merger").

         ACCORDINGLY, FPIC, Acquisition Corporation and Tenere hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER
                                   ----------

         Section 1.1 Surviving Corporation. In accordance with the provisions of this Agreement, the General and Business Corporation Law of Missouri (the "GBCLM") and the Florida Business Corporation Act (the "FBCA"), at the Effective Time (as defined in Section 1.6), Acquisition Corporation shall be merged with and into Tenere, and Tenere shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Missouri. The name of the Surviving Corporation shall be "The Tenere Group, Inc." At the Effective Time, the separate existence of Acquisition Corporation shall cease.

         Section 1.2 Articles of Incorporation. The Articles of Incorporation of Tenere, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

         Section 1.3 Bylaws. The Bylaws of Tenere, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

         Section 1.4 Directors. The persons who are serving as directors of Tenere immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their resignation or their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         Section 1.5 Officers. The persons who are serving as officers of Acquisition Corporation immediately prior to the Effective Time shall continue in their respective offices as the officers of the Surviving Corporation and shall hold such offices from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         Section 1.6 Effective Time. The Merger shall become effective at the time of filing of Articles of Merger (substantially in the form of Exhibit 1.6 hereto) (the "Articles of Merger") with the Secretary of State of Missouri and the Department of State of the State of Florida, in accordance with the provisions of Section 351.440 of the GBCLM and Section 607.1105 of the FBCA, respectively, or at the time specified as the effective time in the Articles of Merger. The date and time when the Merger becomes effective are herein referred to as the "Effective Time".


                                    ARTICLE 2

             EFFECT OF THE MERGER ON SHAREHOLDERS AND OPTION HOLDERS
            --------------------------------------------------------

         Section 2.1 Conversion of Tenere's Common Stock and Options and Acquisition Corporation's Common Stock.

                  (a) Tenere's Common Stock. At the Effective Time, each share of common stock, $.01 par value per share, of Tenere ("Tenere's Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive and be exchangeable for the Per Share Amount in cash. For purposes of this Agreement, the "Per Share Amount" shall mean the quotient, rounded to four decimal places, obtained by dividing (i) $20,600,000 by (ii) the sum of the aggregate number of shares of Tenere's Stock outstanding immediately prior to the Effective Time and the aggregate number of shares of Tenere's Stock underlying all Options (as defined in Section 2.1(c) hereof) outstanding immediately prior to the cancellation of Options contemplated by Section 2.1(c) hereof.

                  (b) Acquisition Corporation's Common Stock. At the Effective Time, each share of common stock, $.01 par value per share, of Acquisition Corporation ("Acquisition Corporation's Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of issued, outstanding, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. All certificates that immediately prior to the Effective Time represented the outstanding common stock of Acquisition Corporation shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such common stock of Acquisition Corporation has been converted pursuant to this Section 2.1(b).

                  (c) Tenere Options. Prior to the Closing, Tenere shall cause each outstanding option to purchase shares of Tenere's Stock (an "Option"), whether or not then exercisable, to be canceled and converted into the right to receive an amount in cash equal to the product, rounded to four decimal places, of (i) the amount by which the Per Share Amount exceeds the exercise price per share subject to the Option and (ii) the number of shares subject to the Option.

         Section 2.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Tenere's Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Tenere shareholder who (i) does not vote such shares in favor of the Merger and
(ii) files with Tenere a written objection to the Merger pursuant to the rights granted a dissenting shareholder under the GBCLM (the "Dissenting Shares") shall not be converted into the Per Share Amount as provided for in Section 2.1 (a) hereof but, rather, shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares in accordance with the GBCLM; provided however, that if any holder of Dissenting Shares shall subsequently be deemed to not be entitled to dissenter's rights, any of the Dissenting Shares held by such shareholder shall thereupon be deemed to have been converted into the Per Share Amount as provided for in
Section 2.1(a) hereof.

         Section 2.3 Exchange of Shares and Options.

                  (a) Exchange Agent. At or before the Effective Time, FPIC shall, or FPIC shall cause Acquisition Corporation to, deposit in immediately available funds with an exchange agent for Tenere's Stock and the Options, which exchange agent shall be selected by FPIC and shall be reasonably satisfactory to Tenere (the "Exchange Agent"), an amount (the "Exchange Fund") to be distributed to the Shareholders and the Optionees (as such terms are defined in Section 2.3(b)) that shall equal and be divided for payment with respect to Tenere's Stock and the Options as follows: (i) an aggregate amount for Tenere's Stock that is equal to the product of (x) the number of shares of Tenere's Stock issued and outstanding at the Effective Time (the "Tenere Stock Outstanding") multiplied by (y) the Per Share Amount, plus (ii) an aggregate amount for the Options that is equal to (x) the product of the Per Share Amount and the aggregate number of shares of Tenere's Stock underlying all of the Options, minus (y) the sum of the amounts obtained for each Option by multiplying the exercise price per share of each Option by the number of shares of Tenere's Stock underlying each Option (the "Aggregate Option Exercise Price"). The parties shall use the information and amounts designated on Schedule 4.1(e) (as revised pursuant to Section 3.9) as in effect at the Closing Date to determine the Shareholders, the Optionees, the Tenere Stock Outstanding, the Options and the Aggregate Option Exercise Price. The exchange agreement to be entered into by FPIC or Acquisition Corporation with the Exchange Agent shall provide that out of the Exchange Fund, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Sections 2.1(a) and 2.2 and 2.3 to each Shareholder and Optionee listed on Schedule 4.1(e), as such Schedule may be revised in accordance with Section 3.9. Any amount remaining in the Exchange Fund after one year after the Effective Time may be transferred to the Surviving Corporation at its option; provided, however, that the Surviving Corporation shall thereafter be liable for the cash payments required by Sections 2.1(a),

2.2 and 2.3. FPIC shall, or shall cause the Exchange Agent or the Surviving Corporation, as the case may be, to, make the payments required by Sections 2.1(a), 2.2 and 2.3 solely to the Shareholders and the Optionees listed on
Schedule 4.1(e) (as revised pursuant to Section 3.9) as in effect at the Effective Time.

                  (b) Payment Procedure. As promptly as practicable, but not later than five business days, after the Effective Time, the Exchange Agent shall mail and make available to each holder of record ("Shareholder") of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Tenere's Stock (a "Certificate") and to each holder of record of an Option (an "Optionee"), a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Options shall pass, only upon delivery of the Certificates and the Options. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed, the Exchange Agent shall promptly pay out to the persons entitled thereto the amount, rounded to the nearest cent, determined by multiplying (x) the number of shares of Tenere's Stock represented by the Certificate by (y) the Per Share Amount. Upon surrender to the Exchange Agent of an Option together with such letter of transmittal, duly executed, the Exchange Agent shall promptly pay out to the Optionee the amount, rounded to the nearest cent, determined by multiplying (x) the amount by which the Per Share Amount exceeds the exercise price per share subject to such Option and (y) the number of shares subject to such Option. No interest shall be paid or accrued on the cash payable upon the surrender of a Certificate or an Option. If a Shareholder or an Optionee requests that payment be made to a person other than the one in whose name the Certificate or Option surrendered, as the case may be, is registered, it shall be a condition of payment that the Certificate or Option so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or Option surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3(b), (i) each Certificate shall represent for all purposes only the right to receive, upon such surrender, an amount in cash rounded to the nearest cent, equal to the Per Share Amount per share of Tenere's Stock being converted and (ii) each Option shall represent for all purposes only the right to receive, upon such surrender, an amount equal to the product, rounded to the nearest cent, of (x) the amount by which the Per Share Amount exceeds the exercise price per share subject to the Option and (y) the number of shares subject to the Option.

                  (c) Lost, Stolen or Destroyed Certificates or Options. In the event any Certificate or Option shall have been lost, stolen or destroyed, upon delivery to the Surviving Corporation of an affidavit of that fact by the person claiming such Certificate or Option to be lost, stolen or destroyed and the delivery of such other documents as the Surviving Corporation may reasonably request, the Surviving Corporation shall deliver or cause to be delivered the amount of money deliverable in respect of such lost, stolen or destroyed Certificate or Option as determined in accordance with this Article 2; provided, however, that the Board of Directors of the Surviving Corporation may, as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate or Option to provide to the Surviving Corporation a bond in favor of the Surviving Corporation, from an issuer satisfactory to the Surviving Corporation and in an amount equal to the value of the shares of Tenere's Stock represented by such Certificate or the value of such Option, as the case may be, at the Effective Time or such other security as the Surviving Corporation shall reasonably deem necessary, as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate or Option alleged to have been lost, stolen or destroyed.

         Section 2.4 No Further Rights. From and after the Effective Time, the holders of Certificates shall cease to have any rights as shareholders of the Surviving Corporation, except as provided herein or by law.

         Section 2.5 Closing of Tenere's Stock Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Tenere's Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration payable pursuant to this Article 2.



                                    ARTICLE 3

                               CERTAIN AGREEMENTS
                               ------------------

         Section 3.1 Due Diligence. FPIC shall have the right from the date hereof and continuing until the Closing Date to inspect the books and records and assets of Tenere and the Subsidiaries, and Tenere shall cooperate, and cause the Subsidiaries to cooperate, with such investigation in accordance with
Section 5.1(a) hereof.

         Section 3.2 Communications With Agents, Employees or Policyholders. Tenere shall not, and shall cause the Subsidiaries and any other Affiliates (as defined in Section 3.4(a)) not to, communicate with any insurance agents or policyholders of Intermed, Interlex or any employees of ISI regarding this Agreement or the transactions contemplated herein, other than communications that are approved by FPIC or oral responses to unsolicited inquiries and, with respect to communications with employees, those communications necessary in connection with the consummation of the transactions contemplated by this Agreement. FPIC shall have the right to participate in the communications permitted by this Section.

         Section 3.3 Shareholder Approval. As soon as reasonably practicable, Tenere shall send notice to the Shareholders and conduct a Shareholders meeting or otherwise obtain Shareholder approval for this Agreement and the Merger in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), the GBCLM and any other applicable laws. Tenere shall permit FPIC to review all materials to be sent to the Shareholders in connection with obtaining such Shareholder approval. All such materials and the methods of solicitation shall be submitted to FPIC for approval, which approval shall not be unreasonably withheld. Subject to Section 3.4, Tenere shall recommend to the Shareholders that the Shareholders approve this Agreement and the Merger. Tenere shall from time to time notify FPIC of the percentage of the outstanding shares of Tenere's Stock as to which Shareholders have delivered to Tenere written objection to the Merger pursuant to their dissenters' rights under Section 351.455 of the GBCLM and shall immediately notify FPIC if Shareholders holding more than ten percent of the outstanding shares of Tenere's Stock deliver such written objection.

         Section 3.4 No Solicitation.

                  (a) No Solicitation by Tenere. Subject to Section 3.4(c) hereof, Tenere shall not, nor shall it permit any of the Subsidiaries or its other Affiliates to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor, agent or representative of Tenere or any of the Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Tenere Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Tenere Takeover Proposal, (iii) initiate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Tenere Takeover Proposal or (iv) furnish any information with respect to the making of any proposal that constitutes, or may reasonably be expected to lead to, any Tenere Takeover Proposal. For purposes of this Agreement, a "Tenere Takeover Proposal" means (i) any proposal or offer, other than a proposal or offer by FPIC or any of its Affiliates (as defined below), for a merger or other business combination involving Tenere or any of the Subsidiaries, directly or indirectly,
(ii) any proposal or offer, other than a proposal or offer by FPIC or any of its Affiliates, to acquire from Tenere or any of its Affiliates in any manner, directly or indirectly, any of the capital stock of Tenere or any of the Subsidiaries or 10% or more of the assets of Tenere or any of the Subsidiaries,
(iii) any proposal or offer, other than a proposal or offer by FPIC or any of its Affiliates, to acquire from the shareholders of Tenere by tender offer, exchange offer or otherwise any of Tenere's Stock or (iv) any proposal or offer, other than a proposal or offer by FPIC or any of its Affiliates, to acquire the right to vote 50% or more of the capital stock of Tenere or any of the Subsidiaries. For purposes of this Agreement, an "Affiliate" of any person or entity means any other person or entity that directly or indirectly controls, is controlled by or is under common control with such person or entity, whether through equity ownership, voting rights or otherwise.

                  (b) No Change of Approval. Subject to Section 3.4(c) hereof, neither Tenere, the Board of Directors of Tenere nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by Tenere, the Board of Directors of Tenere or any committee thereof of this Agreement or the Merger or take any action having such effect or
(ii) announce, approve or recommend any Tenere Takeover Proposal.

                  (c) Tenere Superior Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Board of Directors of Tenere from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Tenere Takeover Proposal if: (A) the Board of Directors of Tenere, after consultation with and receiving the advice of its outside legal counsel, determines in good faith that such action is necessary or required for the Board of Directors of Tenere to comply with its fiduciary duties to the Shareholders under applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Tenere discloses to FPIC that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall describe the terms thereof, (C) prior to furnishing such information to such person or entity, Tenere receives from such person or entity an executed confidentiality agreement with terms not more favorable to such person than the terms contained in the Confidentiality Agreement between FPIC Insurance Group, Inc. and Tenere and (D) Tenere keeps FPIC informed promptly of the status (including the terms) of any such discussions or negotiations. In addition, notwithstanding the foregoing, if the Board of Directors of Tenere receives an unsolicited Tenere Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith after consultation with outside legal counsel), it determines to be a Tenere Superior Proposal (as hereinafter defined), the Board of Directors of Tenere may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after the fifth business day following FPIC's receipt of written notice (a "Tenere Notice of Superior Proposal") advising FPIC that the Board of Directors of Tenere has received a Tenere Takeover Proposal that it has determined to be a Tenere Superior Proposal, specifying the principal terms and conditions of such Tenere Superior Proposal and identifying the person making such Tenere Superior Proposal. For purposes of this Agreement, a "Tenere Superior Proposal" means any bona fide Tenere Takeover Proposal to merge or combine with Tenere or to acquire, directly or indirectly, more than 50% of Tenere's Stock or of Intermed's and Interlex' voting stock then outstanding or a material amount of the assets of Tenere and the Subsidiaries, taken as a whole, on terms that the Board of Directors of Tenere determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be materially more favorable to the Shareholders than the Merger.

                  (d) Termination Upon Change. If Tenere, the Board of Directors of Tenere or any committee thereof shall (i) withdraw or modify the approval or recommendation by Tenere, the Board of Directors of Tenere or any such committee of this Agreement or the Merger or take any action having such effect, or (ii) announce, approve or recommend any Tenere Takeover Proposal, FPIC may terminate this Agreement.

                  (e) Notification by Tenere. In addition to the other obligations of Tenere set forth in this Section 3.4, Tenere shall promptly advise FPIC orally and in writing of the receipt of any Tenere Takeover Proposal or any proposal, discussion or overture that might lead to a Tenere Takeover Proposal.

                  (f) Breakup Fee. In the event Tenere, its Board of Directors or a committee thereof or any representative or Affiliate of Tenere shall (i) withdraw or modify the approval or recommendation of approval of this Agreement or the Merger by Tenere or its Board of Directors, or a committee thereof, or take any action having such effect, or (ii) approve or recommend, or propose to approve, recommend, present or otherwise disclose in any manner to the Tenere shareholders (including any recommendation, presentation, disclosure or approval contemplated by Rule 14e-2(a) of the Exchange Act), any Tenere Takeover Proposal, and either (i) the shareholders of Tenere do not approve the Merger or (ii) Tenere or FPIC terminates this Agreement pursuant to this Section 3.4, then Tenere shall immediately thereafter pay FPIC a fee of $600,000 in cash.

         Section 3.5 Employee Matters. Prior to the Closing, Tenere shall (i) terminate or cause to be terminated the employment of such of the Companies' employees as FPIC shall specify to Tenere and (ii) (a) pay or cause to be paid to any such terminated employees who have Employment Agreements with a Company (as specified in Schedule 4.1(ff) to this Agreement) the amounts required to be paid to such employees arising from such terminations under such Employment Agreements or the Companies' existing benefit plans or arrangements or otherwise required by applicable law and (b) pay or cause to be paid to any such terminated employees who do not have employment agreements with a Company the amounts, if any, required to be paid to such employees arising from such terminations under the Companies' existing policies, benefit plans or arrangements or otherwise required by applicable law. All amounts required to be paid pursuant to the immediately preceding sentence shall be reflected on the Companies' books prior to the Closing. Tenere shall use commercially reasonable efforts to cause each employee of a Company who FPIC desires to remain employed by that Company following the Closing to agree prior to the Closing (which agreement shall be pursuant to a written agreement if FPIC so elects) to remain so employed subsequent to the Closing.

         Section 3.6 Certain Adjustments. Prior to the Closing, Tenere shall cause Intermed and Interlex to make such conforming adjustments to their loss reserves and shall make or cause to be made such other adjustments to its and the Subsidiaries books and financial statements as FPIC and its advisors deem appropriate; provided, that such adjustments shall not violate generally accepted accounting principles ("GAAP").

         Section 3.7 Reinsurance Agreements. FPIC and Tenere shall in good faith attempt to agree upon terms pursuant to which Intermed's and Interlex' existing reinsurance agreements shall be terminated as of the Closing Date and replaced with mutually acceptable alternative reinsurance arrangements. In the event FPIC and Tenere so mutually agree, they shall cooperate in good faith to effect such termination of Intermed's and Interlex' existing reinsurance agreements and the implementation of such alternative arrangements as of the Closing Date.

         Section 3.8 List of Shareholders and Optionees. At the Closing, Tenere shall cause its transfer agent to provide to FPIC a certified list of the Shareholders and the Optionees as of the Closing.

         Section 3.9 Directors' and Officers' Indemnification. From and after the Effective Time, FPIC shall cause to be maintained all duties and obligations of indemnification of Tenere and the Subsidiaries pertaining to the period prior to the Effective Time in favor of employees, agents, directors or officers of Tenere and each of the Subsidiaries arising by virtue of its Articles of Incorporation or Bylaws or arising by operation of applicable law, and shall cause such duties and obligations to continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Section 4.1 Representations and Warranties of Tenere. Tenere represents, warrants and, to the extent that an item relates to a future time period, covenants to FPIC and Acquisition Corporation as follows:

                  (a) Tenere Organization and Good Standing; Authority to Conduct Business. Tenere is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Tenere has all requisite corporate power and authority to carry on its businesses as presently conducted and to own or lease and to operate its properties as currently operated. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws and all amendments thereto of Tenere, which have heretofore been delivered to FPIC, are true and complete. Tenere is not in violation of any term of its Articles of Incorporation or Bylaws.

                  (b) Power and Authority. Tenere has all requisite power and authority to execute, deliver and, subject to the approval of this Agreement by the Shareholders, perform this Agreement, the Articles of Merger and any other agreements or instruments contemplated hereby to be executed by it. The execution, delivery and performance by Tenere of this Agreement, the Articles of Merger and any other agreements or instruments contemplated hereby to be executed by it have been duly authorized by all requisite corporate action on behalf of Tenere and except for obtaining the approval of this Agreement by the Shareholders, no other authorizations or approvals by the Board of Directors or Shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes, and each of any other agreements or instruments contemplated hereby to be executed by Tenere will constitute when executed and delivered, valid and legally binding obligations of Tenere enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors rights generally and general principles of equity.

                  (c) No Conflicts. The execution and delivery of this Agreement and any other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby by Tenere in accordance with the terms hereof and thereof, upon receipt of the consents and approvals contemplated by Section 4.1(d), will not violate any existing provision of the Articles of Incorporation, Bylaws or any other organizational documents of Tenere, Intermed, Interlex, ISI or any other Subsidiary or of any law or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court or any other governmental department, commission, board, bureau, agency or instrumentality applicable to Tenere, Intermed, Interlex, ISI or any other Subsidiary or conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which Tenere, Intermed, Interlex, ISI or any other Subsidiary is a party, or by which any of their respective properties are bound, or constitute an event that might permit an early termination of or otherwise materially affect any such agreement.

                  (d) Consents and Approvals. Except as set forth on Schedule 4.1(d), no consent, license, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, agency, bureau or commission, or any third party is required to be obtained or made by Tenere, Intermed, Interlex, ISI or any other Subsidiary in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any other agreements and instruments contemplated hereby or the conversion of the shares of Tenere's Stock.

                  (e) Capital Structure of Tenere. The authorized capital stock of Tenere consists solely of 7,000,000 shares of Common Stock, par value $.01 per share, of which 1,999,774 shares are issued and outstanding (the "Outstanding Tenere Shares"), and 500,000 shares of Preferred Stock, par value $.01 per share, none of which shares are issued and outstanding. The Outstanding Tenere Shares constitute the only issued and outstanding capital stock of Tenere. All of the Outstanding Tenere Shares are owned of record as of the date of this Agreement by the shareholders listed on Schedule 4.1(e) to this Agreement. All of the Outstanding Tenere Shares have been duly authorized and are validly issued, fully paid and nonassessable, and, except as listed on
Schedule 4.1(e), there are no existing or outstanding securities convertible into capital stock of Tenere, or options, warrants, calls, commitments, or agreements, other than this Agreement, of any character that relate to the authorization, issuance, delivery, sale, purchase or redemption by Tenere of shares of capital stock of Tenere or that require any payments in any manner indexed or otherwise pertaining to capital stock of Tenere.

                  (f) Subsidiaries. Each corporation, partnership, joint venture or other entity in which Tenere owns directly or indirectly a voting or other equity interest (each a "Subsidiary") is set forth on Schedule 4.1(f), and except as set forth therein, Tenere has no Subsidiaries. Tenere owns beneficially and of record all of the outstanding capital stock of each Subsidiary. The authorized capital stock of Intermed consists solely of 800,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and outstanding and owned beneficially and of record by Tenere. The authorized capital stock of Interlex consists solely of 800,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and outstanding and owned beneficially and of record by Intermed. The authorized capital stock of ISI consists solely of 300 shares of Common Stock, par value $100.00 per share, of which Five shares are issued and outstanding and owned beneficially and of record by Intermed. There are no outstanding rights or options to acquire, nor any outstanding securities convertible into capital stock of any class of any Subsidiary. The authorized capital stock of Trout Insurance Services, Inc. ("Trout") consists solely of 30,000 shares of common stock, par value $1.00 per share, of which 500 shares are issued and outstanding and all of which 500 shares are owned beneficially and of record by Intermed. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All such shares are free and clear of any and all liens, charges, security interests and other encumbrances and claims and none of such shares is the subject of any agreement under which any such lien, charge, security interest or other encumbrance or claim might arise. The copies of the Articles of Incorporation and all amendments thereto and of the Bylaws and all amendments thereto of each Subsidiary, which have heretofore been delivered to FPIC, are true and complete. No Subsidiary is in violation of any term of its Articles of Incorporation or Bylaws.

                  (g) Organization and Good Standing of ISI; Authority to Conduct Business. ISI is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. ISI has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties as currently operated.

                  (h) Organization and Good Standing of Intermed; Authority to Conduct Business. Intermed is a stock insurance company, duly organized, validly existing and in good standing under the laws of the State of Missouri. Intermed has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties as currently operated. Intermed is duly licensed and in good standing to write the lines of insurance and otherwise to do business in the states and jurisdictions as set forth in Schedule 4.1(h) hereto. Tenere has delivered to FPIC correct and complete copies of all of the insurance licenses of Interlex certified by the Secretary of Intermed, all of which are in full force and effect. Intermed has full power and authority to write all the lines of insurance shown on the insurance licenses of Intermed. Intermed is not transacting any insurance or reinsurance or other business in any state requiring a license therefor in which it is not so licensed.

                  (i) Organization and Good Standing of Interlex; Authority to Conduct Business. Interlex is a stock insurance company, duly organized, validly existing and in good standing under the laws of the State of Missouri. Interlex has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties as currently operated. Interlex is duly licensed and in good standing to write the lines of insurance and otherwise to do business in the states and jurisdictions as set forth in Schedule 4.1(i) hereto. Tenere has delivered to FPIC correct and complete copies of all of the insurance licenses of Intermed certified by the Secretary of Interlex, all of which are in full force and effect. Interlex has full power and authority to write all the lines of insurance shown on the insurance licenses of Interlex. Interlex is not transacting any insurance or reinsurance or other business in any state requiring a license therefor in which it is not so licensed.

                  (j) Organization and Good Standing of Trout. Trout is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri. Trout has no assets, no liabilities, and conducts no business in Missouri or elsewhere.

                  (k) Tenere Financial Statements. Tenere has delivered to FPIC complete and correct copies of (i) the audited consolidated balance sheets of Tenere and the Subsidiaries as of December 31, 1997 and 1996, and the related audited consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 and 1996, inclusive, together with the notes thereto, as reported in Tenere's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission (the "SEC") under the Exchange Act, in each case accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to Tenere (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of Tenere and the Subsidiaries and the related unaudited consolidated statements of income and cash flows as reported in Tenere's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998 (the "Quarterly Financial Statements" and collectively with the Audited Financial Statements, the "Tenere Financial Statements"). Prior to the Closing, Tenere will deliver to FPIC complete and correct copies of the unaudited consolidated balance sheet of Tenere and the Subsidiaries and the related unaudited consolidated statements of income and cash flows as reported in Tenere's Quarterly Report on Form 10-Q for each subsequent quarter ended at least 45 days prior to the Closing (the "Additional Financial Statements"). The Tenere Financial Statements (including the notes thereto) have been (and all Additional Financial Statements delivered to FPIC pursuant to this Agreement will be), in each such case, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of the Quarterly Financial Statements and the Additional Financial Statements, as permitted by Form 10-Q). The Tenere Financial Statements (including the notes thereto) present fairly in all material respects (and the Additional Financial Statements will present fairly in all material respects) the financial position, the assets and the liabilities (whether absolute, accrued, contingent, or otherwise) of Tenere and the Subsidiaries as of the respective dates thereof and the results of operations and changes in shareholders' equity and cash flows for the respective periods then ended, all in accordance with GAAP (except in the case of the Quarterly Financial Statements and the Additional Financial Statements, as permitted by Form 10-Q). The Tenere Financial Statements (including the notes thereto) comply in all material respects (and the Additional Financial Statements will comply in all material respects) with applicable accounting requirements and, with respect to form, with the rules, regulations and requirements of the SEC with respect thereto. The books and records of Tenere and the Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Except as disclosed in the Tenere Financial Statements and reports delivered pursuant to this Section, neither Tenere nor any of the Subsidiaries has any debts, obligations or liabilities, contingent or otherwise, that could result in a Material Adverse Effect with respect to Tenere or any of the Subsidiaries. As used in this Agreement, the term "Material Adverse Effect" means with respect to any person, any circumstance, event, change or occurrence that (i) is material and adverse to the assets, liabilities, operations, financial condition, results of operations or business of such person, or (ii) materially impairs the ability of such person to perform its obligations under this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) changes directly resulting from actions required by this Agreement or (c) any additional amounts of loss reserves recorded by Tenere or its Subsidiaries prior to the Closing.

                  (l) Tenere Undisclosed Liabilities. Neither Tenere nor any Subsidiary has any liabilities, whether absolute, accrued, contingent, matured, unmatured, or otherwise, except (a) as and to the extent reflected or reserved against on the Quarterly Financial Statements dated as of June 30, 1998, and (b) liabilities of a nature similar to those currently reflected on such financial statements incurred by Tenere solely in the ordinary course of business and consistent with prior practices that in the aggregate would not result in a Material Adverse Effect with respect to Tenere or any of the Subsidiaries, since the date of such financial statements.

                  (m) Intermed Financial Statements. Tenere has delivered to FPIC complete and correct copies of the Quarterly Statements of Intermed filed with the Missouri Department of Insurance (the "Missouri Department") for the quarters ended March 31 and June 30, 1998 (the "Intermed Quarterly Statements"), the Annual Statements of Intermed filed with the Missouri Department for the years ended December 31, 1995, 1996 and 1997, together with the exhibits and schedules thereto (the "Intermed Annual Statements"), and the audited statutory financial statements of Intermed for the years ended December 31, 1995, 1996 and 1997, together with the notes thereto (the "Intermed Audited Statutory Statements"). Tenere will promptly deliver to FPIC all additional quarterly or annual statements of Intermed filed with the Missouri Department prior to the Closing.

                  The (i) statutory financial statements (the "Intermed Statutory Statements") of Intermed contained in the Intermed Annual Statements and the Intermed Quarterly Statements and any additional quarterly or annual Statements of Intermed filed with the Missouri Department and (ii) Intermed Audited Statutory Statements, and any additional audited financial statements of Intermed delivered to FPIC, have been (or, if not yet delivered, will be), in each such case, prepared in accordance with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners, the Missouri Department and any other applicable regulatory authorities ("SAP"), and such accounting practices have been applied on a consistent basis throughout the periods involved. The Intermed Audited Statutory Statements and each of the Intermed Statutory Statements present (or if not yet delivered, will present) fairly in all material respects the financial position, the assets and the liabilities (whether absolute, accrued, contingent, or otherwise) of Intermed as of the respective dates thereof and the results of operations and changes in capital and surplus and in cash flows for the respective periods then ended, all in accordance with SAP.

                  Since June 30, 1998, there has been no material adverse change in the composition, nature or risk characteristics (credit quality or otherwise) of Intermed's investment portfolio. Except as disclosed in the financial statements and reports delivered pursuant to this Section, Intermed has no debts, obligations or liabilities, contingent or otherwise, that could result in a Material Adverse Effect with respect to Intermed.

                  All reserves, due and uncollected premiums and other related items with respect to insurance and annuity contracts as established or reflected in the Intermed Statutory Statements (i) were determined in accordance with commonly accepted actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions which produce reserves as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions and the related reinsurance, coinsurance, and other similar contracts, (iv) met the requirements of the insurance laws and regulations of each applicable jurisdiction, and of the National Association of Insurance Commissioners model regulations and actuarial guidelines, and all appropriate standards of practice as promulgated by the Actuarial Standards Board, (v) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the Intermed Statutory Statements for the immediately preceding comparable period, and (vi) made good and sufficient provisions for the total amount of all matured and actuarially anticipated unmatured benefits, dividends, losses, claims, expenses and any other obligations and liabilities (whether absolute, accrued, contingent, or otherwise) of Intermed under all outstanding insurance and annuity contracts and reinsurance, coinsurance, and other similar contracts pursuant to which Intermed has or could have any obligation or liability (whether absolute, accrued, contingent or otherwise) as of the date of such Intermed Statutory Statements. Intermed owns assets that qualify as legal reserve assets under the insurance laws and regulations of each applicable jurisdiction in an amount at least equal to all such required reserves and other similar amounts.

                  (n) Intermed Undisclosed Liabilities. Intermed does not have, and as of the Closing Date will not have, any liabilities, whether absolute, accrued, contingent, matured, unmatured or otherwise, except (a) as and to the extent reflected or reserved against on the Intermed Quarterly Statement for the quarter ended June 30, 1998 and (b) liabilities of a nature similar to those currently reflected on such Intermed Quarterly Statement incurred by Intermed solely in the ordinary course of business and consistent with prior practices that except for liabilities incurred in connection with insurance polices, would not result in a Material Adverse Effect with respect to Intermed, since the date of such Intermed Quarterly Statement.

                  (o) Interlex Financial Statements. Tenere has delivered to FPIC complete and correct copies of the Quarterly Statements of Interlex filed with the Missouri Department for the quarters ended March 31 and June 30, 1998 (the "Interlex Quarterly Statements"), the Annual Statements of Interlex filed with the Missouri Department for the years ended December 31, 1995, 1996 and 1997, together with the exhibits and schedules thereto (the "Interlex Annual Statements"), and the audited statutory financial statements of Interlex for the years ended December 31, 1995, 1996 and 1997, together with the notes thereto (the "Interlex Audited Statutory Statements"). Tenere will promptly deliver to FPIC all additional quarterly or annual statements of Interlex filed with the Missouri Department prior to the Closing.

                  The (i) statutory financial statements (the "Interlex Statutory Statements") of Interlex contained in the Interlex Annual Statements and the Interlex Quarterly Statements and any additional quarterly or annual Statements of Interlex filed with the Missouri Department and (ii)

Interlex Audited Statutory Statements any additional audited financial statements of Intermed delivered to FPIC, have been (or, if not yet delivered, will be), in each such case, prepared in accordance with SAP, and such accounting practices have been applied on a consistent basis throughout the periods involved. The Interlex Audited Statutory Statements and each of the Interlex Statutory Statements present (or if not yet delivered, will present) fairly in all material respects the financial position, the assets, and the liabilities (whether absolute, accrued, contingent, or otherwise) of Interlex as of the respective dates thereof and the results of operations and changes in capital and surplus and in cash flows for the respective periods then ended, all in accordance with SAP.

                  Since June 30, 1998, there has been no material adverse change in the composition, nature or risk characteristics (credit quality or otherwise) of Interlex' investment portfolio. Except as disclosed in the financial statements and reports delivered pursuant to this Section, Interlex has no debts, obligations or liabilities, contingent or otherwise, that could result in a Material Adverse Effect with respect to Interlex.

                  All reserves, due and uncollected premiums and other related items with respect to insurance and annuity contracts as established or reflected in the Interlex Statutory Statements (i) were determined in accordance with commonly accepted actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions that produce reserves as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions and the related reinsurance, coinsurance, and other similar contracts, (iv) met the requirements of the insurance laws and regulations of each applicable jurisdiction, and of the National Association of Insurance Commissioners model regulations and actuarial guidelines, and all appropriate standards of practice as promulgated by the Actuarial Standards Board, (v) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the Interlex Statutory Statements for the immediately preceding comparable period, and (vi) made good and sufficient provisions for the total amount of all matured and actuarially anticipated unmatured benefits, dividends, losses, claims, expenses and any other obligations and liabilities (whether absolute, accrued, contingent, or otherwise) of Interlex under all outstanding insurance and annuity contracts and reinsurance, coinsurance, and other similar contracts pursuant to which Interlex has or could have any obligation or liability (whether absolute, accrued, contingent or otherwise) as of the date of such Interlex Statutory Statements. Interlex owns assets that qualify as legal reserve assets under the insurance laws and regulations of each applicable jurisdiction in an amount at least equal to all such required reserves and other similar amounts.

                  (p) Interlex Undisclosed Liabilities. Interlex does not have, and as of the Closing Date will not have, any liabilities, whether absolute, accrued, contingent, matured, unmatured or otherwise, except (a) as and to the extent reflected or reserved against on the Interlex Quarterly Statement for the quarter ended June 30, 1998, and (b) liabilities of a nature similar to those currently reflected on such Interlex Quarterly Statement and incurred by Interlex solely in the ordinary course of business and consistent with prior practices that, except for liabilities incurred in connection with insurance polices, would not result in a Material Adverse Effect with respect to Interlex, since the date of such Interlex Quarterly Statement.

                  (q) SEC Reports. Tenere has delivered to FPIC a complete copy of each (i) registration statement, prospectus, report (including but not limited to reports on Forms 10-K, 8-K and 10-Q), schedule and definitive proxy statement filed since March 1995 by Tenere with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act"), or the Exchange Act (collectively, the "Tenere Reports") and (b) communication mailed by Tenere to its shareholders since March 1995 ("Shareholder Communication"). Tenere will promptly deliver to FPIC a complete copy of each registration statement, prospectus, report, schedule and definitive proxy statement filed by Tenere with the SEC pursuant to the Securities Act or the Exchange Act prior to the Closing and each communication mailed by Tenere to its shareholders prior to the Closing (collectively, the "Additional Documents"). No such Tenere Report, Shareholder Communication or Additional Document contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were (or are) made, not misleading. Tenere has timely filed all Tenere Reports and other documents required to be filed by it under the Securities Act or the Exchange Act and through the Closing Date will timely file all Additional Documents required to be filed by it under the Securities Act or the Exchange Act. As of their respective dates, all Tenere Reports complied (and all Additional Documents will comply) in all material respects with the rules, regulations and requirements of the SEC with respect thereto.

                  (r) Intercompany Accounts. Set forth in Schedule 4.1(r) is a complete and correct list and summary description of all intercompany accounts payable and receivable ("Intercompany Accounts") as June 30, 1998, between or among Tenere, Intermed, Interlex, ISI or any Affiliate thereof.

                  (s) Litigation. Except as set forth in Schedule 4.1(s) hereto, there is no judicial, administrative or regulatory action, proceeding, investigation or inquiry or administrative charge or complaint pending or, to the best of the knowledge of Tenere, threatened, that might have a Material Adverse Effect (as defined below) on Tenere or any Subsidiary (Tenere and the Subsidiaries each being sometimes individually referred to herein as a "Company" and sometimes collectively referred to herein as the "Companies"), or that might materially adversely affect any registration or insurance license, or the value or marketability of any of the insurance products of Intermed or Interlex, or that questions the validity of this Agreement or any action taken or to be taken by any party pursuant hereto or in connection with the transactions contemplated hereby.

                  (t) Real and Personal Property. Tenere has provided to FPIC a list and summary description of all real and, as June 30, 1998, tangible personal property owned by each of the Companies, whether or not used or proposed to be used in any of the Companies' business (which together with the additions and deletions thereto in the ordinary course of business as permitted by this Agreement are hereinafter called the "Assets"). Each Company has, or prior to the Closing Date will have, good and indefeasible title to the Assets owned by such Company, free and clear of all liens, security interests and other encumbrances and claims, except for inchoate liens, liens for taxes not yet due and statutory liens as to which to the best knowledge of Tenere no dispute exists. None of the Companies uses or proposes to use any real or tangible personal property except as set forth in Schedule 4.1(t) or covered by a lease set forth in Schedule 4.1(u). All of the Assets are or will be, as the case may be, suitable for their intended use and are in good condition and repair, subject to ordinary wear and tear. The Assets constitute all of the real and tangible personal property necessary to conduct the business of each of the Companies as presently conducted. No real property owned or leased by any of the Companies is now, nor to Tenere's best knowledge has such property ever been, used for the generation, storage or disposal of hazardous wastes, hazardous substances, toxic wastes, petroleum products or other pollutants.

                  (u) Leases and Rental Contracts. Set forth in Schedule 4.1(u) hereto is a list and summary description of all leases and contracts under which any of the Companies leases, as lessor or lessee, or rents, any real or personal property. All such leases and contracts are in full force and effect without any existing default or breach thereunder.

                  (v) Contracts. Set forth in Schedule 4.1(v) hereto (with Section references corresponding to those set forth below) is a complete and correct list as of the date hereof of all written or oral agreements, contracts and commitments, with an annual cost or benefit to any of the Companies of, unless otherwise indicated, $10,000 or more (the "Contracts"), to which any of the Companies is a party or by which any of the Companies is bound or otherwise affected as of the date hereof (other than insurance contracts sold by Intermed or Interlex in the ordinary course of business), including: (i) mortgages, indentures, security agreements, loan and credit agreements and other agreements and instruments relating to the borrowing of money or evidence of credit where any of the Companies is debtor, (ii) agreements or other arrangements with insurance agents and agencies and third party administrators pursuant to which Intermed or Interlex or an Affiliate thereof has paid $10,000 or more in commissions or other consideration during the calendar year 1996, 1997 or 1998,
(iii) contracts for the provision of data-processing services, (iv) finder's, franchise, distribution, sales or brokerage agreements, (v) contracts or options to purchase or sell real property, (vi) contracts for the purchase of materials, supplies or equipment, or for providing services, (vii) contracts, arrangements or treaties with any party regarding reinsurance, excess insurance, ceding of insurance, assumption of insurance, or indemnification with respect to insurance currently being provided directly or indirectly by Intermed or Interlex or regarding the management of any portion of Intermed's or Interlex' business or regarding the sale by Intermed or Interlex of its products through any other company or the sale by any other company of its products through it, (viii) contracts with any entity that is an Affiliate of the Companies or with any officer or director of any of the Companies or any officer or director of any other entity that is an Affiliate of the Companies, or to the best knowledge of Tenere any corporation controlled by such officer or director, (ix) agreements and instruments representing loans or commitments to loan to officers, directors, employees or agents (other than insurance agents) of any of the Companies or of any entity that is an Affiliate of any of the Companies, (x) contracts of any kind to which the United States government or any of its agencies is a party, or under any federal, state or local law, regulation or executive order, (xi) partnership, joint venture or strategic alliance agreements of any kind and (xii) other agreements, contracts and commitments. Tenere has delivered or made available to FPIC complete and correct copies of all written Contracts together with all amendments thereto and waivers and consents with respect thereto. In addition, Tenere has made available to FPIC complete and correct copies of (i) all insurance policy forms used for products currently marketed by either Intermed or Interlex in its business and that are currently in force, and (ii) all forms of agreements or other arrangements with insurance agents and agencies and third party administrators used by either Intermed or Interlex in its business. All of such Contracts are in full force and effect and each party thereto has performed in all material respects all of the obligations required to be performed by it to date and is not in default thereunder in any material respect. Except as specified on Schedule 4.1(v), all of such Contracts may be terminated by a Company on thirty days' or less notice with no penalty to any of the Companies. No Contract to which any of the Companies is a party, or by which any of the Companies or any of its respective properties is bound, specifically limits any of the Companies' freedom to compete in any line of business or with any person or entity. None of the Companies has outstanding any power of attorney. All contracts, arrangements or treaties to which either Intermed or Interlex is a party regarding reinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance are set forth on Schedule 4.1(v) hereto.

                  (w) Compliance with Other Instruments and Laws. None of the Companies is in violation of any term of its charter, articles of incorporation or bylaws, or of any statute, law, ordinance, rule or regulation applicable to it or any of its respective properties or of any material regulatory filing or undertaking of or affecting it or of any judgment, decree or order in which any such Company is named, or in any violation of any mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or other material instrument, agreement, contract, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to it or any of its respective properties. All insurance licenses referred to in Schedule 4.1(h) and Schedule 4.1(i) hereto and all material permits, concessions, grants, franchises, other licenses and other governmental authorizations and approvals necessary for the conduct of the business of each of the Companies have been duly obtained and are in full force and effect, and, there are no proceedings pending or, to the best knowledge of Tenere, threatened, that may result in the revocation, cancellation, or suspension, or any adverse modification, of any thereof. The execution, delivery and performance of, and compliance with, this Agreement, and the consummation of the transactions contemplated hereby by Tenere in accordance with the terms hereof, will not result in any such violation or be in conflict with or result in any default under any of the foregoing referred to in this Section 4.1(w), or result in the creation of any mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of any of the Companies or the loss, revocation, cancellation, suspension or modification of any insurance license listed in Schedule 4.1(h) and Schedule 4.1(i) hereto, other licenses or material contractual rights held by any of the Companies pursuant to any of the foregoing or result in any such revocation, cancellation, suspension or modification.

                  (x) Regulatory Filings. The Companies have filed or otherwise provided all reports, data, other information and applications required to be filed with or otherwise provided to the Missouri Department, the SEC and all other federal, state or local governmental authorities (including, without limitation, insurance departments) with jurisdiction over any of the Companies and all required regulatory approvals in respect thereof are in full force and effect on the date hereof. Tenere has furnished or made available to FPIC complete and correct copies of (i) the most recent reports of examination issued by state insurance regulatory authorities in respect of Intermed and Interlex,
(ii) the most recent insurance holding company registrations and annual reports filed with respect to Intermed and Interlex, (iii) all other regulatory filings by or undertakings of any of the Companies and (iv) all complaints filed by any regulatory agency and other regulatory proceedings initiated or pending with respect to any of the Companies at any time within the preceding five years. Since December 31, 1992, no deficiencies material to the financial condition or operations of Intermed or Interlex or any of the other Companies have been asserted by any state regulatory authorities with respect to any reports or filings made by or with respect to any of the Companies. Tenere has furnished to FPIC copies of all written responses submitted by each of Intermed and Interlex
(i) in respect of the most recent examination report of such Company made by a state insurance regulatory authority and (ii) to the National Association of Insurance Commissioners regarding such Company's Insurance Regulatory Information System (IRIS) ratings. Each of the Companies on the Closing Date will have substantially completed, in the ordinary course of its business, consistent with its past practices and to the extent practicable, the preparation of all reports, data, other information and applications that it will be required to file with any federal, state or local governmental authority (including, without limitation, insurance departments) within 60 days following the Closing Date and such unmade filings will be in form and substance sufficient to enable the Companies to complete and make such filings on a timely basis following the Closing Date.

                  (y) Absence of Certain Changes. Since June 30, 1998, none of the Companies has (i) issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, (ii) incurred any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities relating to the issuance of insurance policies in the ordinary course of Intermed's and Interlex' business, or incurred in the ordinary course of Tenere's business, or obligations and liabilities otherwise reflected on financial statements delivered by Tenere to FPIC, (iii) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance, any of its assets, tangible or intangible, (iv) acquired or disposed of any assets or properties, or entered into any agreement or other arrangements for any such acquisition or disposition, except for assets acquired or disposed of in the ordinary course of business, (v) declared, made, paid or set apart any sums for any dividend or other distribution to its shareholders or any other Affiliate or purchased or redeemed any shares of its capital stock or granted any option, warrant or right to purchase any such capital stock, or reclassified such capital stock, (vi) except as set forth on a schedule hereto, paid or become obligated to pay any service fees or other sums to Tenere or any of its Affiliates,

(vii) forgiven or canceled any debts or claims or waived any statutory, contractual or common law rights of material value, (viii) entered into any transaction other than in the ordinary course of business, (ix) granted any rights or licenses under any of their respective trade names or entered into general agency arrangements, (x) entered into any agreement regarding reinsurance, surplus relief obligations, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or management of business, (xi) suffered any adverse change in their respective operations, financial condition, income, assets or liabilities, (xii) suffered any damage, destruction or loss, whether or not covered by insurance or reinsurance, materially adversely affecting, in any case or in the aggregate, their respective businesses, financial condition, properties or assets or (xiii) suffered any strike, picketing, boycott or other labor trouble materially adversely affecting their respective businesses, financial condition or operations.

                  (z) Taxes. All Tax returns and information returns, reports, statements, and forms (including estimated Tax and information returns, reports, statements, and forms) (collectively, the "Returns") of each of the Companies and of any member of any affiliated group of corporations (within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect at the time of the due date for the filing of such Returns) of which any of the Companies is or was a member that are required by law to be filed with any Taxing Authority have been timely filed and are accurate, true and complete in all material respects. Except as set forth on Schedule 4.1(z), all Returns filed with respect to Tax years of the Companies through the Tax year ended December 31, 1994 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law has expired. None of the Returns filed by or on behalf of any of the Companies is currently being audited by any Taxing Authority. All Taxes upon each of the Companies or for which any of the Companies may be liable, or in respect of any of the assets, income or franchises of any of the Companies, have been paid by such Company or have been paid on such Company's behalf, or adequate accruals, reserves and provisions have been established on the books of the Companies for the payment of such Taxes. There are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any of the Companies and any Taxing Authority. There are no Tax liens upon any of the properties or assets of any of the Companies. No Taxing Authority has provided any of the Companies or any member of any affiliated group of corporations of which any of the Companies is or was a member with any notice of any audit, investigation, proceeding or claim with respect to any Taxes for which any of the Companies may be liable. None of the Companies nor any member of any affiliated group of corporations (as defined above) of which any of the Companies is or was a member has granted or been requested to grant any waiver of any statute of limitations applicable to any claim for Taxes or has agreed to any extension of time with respect to any Tax assessment or deficiency for Taxes for which any of the Companies may be liable. All information set forth in the notes to the Tenere Financial Statements relating to Tax matters is true and complete in all material respects. The accruals and reserves for Taxes (A) reflected in the Tenere Financial Statements, as to Tenere and the Subsidiaries, in the Intermed Quarterly Statement for the quarter ended June 30, 1998 as to Intermed, and in the Interlex Quarterly Statement for the quarter ended June 30, 1998 as to

Interlex, are adequate to cover all liabilities for all accrued or unpaid Taxes for which each of the respective Companies has any liability or, as to contested claims, any reasonably estimated liability for Taxes relating to such claims with respect to the periods covered thereby, and (B) established or to be established on the books of each of the Companies for the period beginning June 30, 1998, through the Effective Time will be adequate to cover all such liabilities and reasonably estimated liabilities with respect to such period, all in accordance with (i) GAAP applied on a basis consistent with prior periods as to Tenere and the Subsidiaries and (ii) SAP on a basis consistent with prior periods as to Intermed and Interlex. All ceding commissions paid or accrued by either Intermed or Interlex (for any period as to which any applicable statute of limitations remains open) in connection with any reinsurance, coinsurance, or other similar contract have been capitalized and amortized over the respective life of each such contract in accordance with all applicable Tax laws. Except as set forth on Schedule 4.1(z), none of the Companies is a party to or bound by any contractual obligation to pay any Tax, including any Tax indemnity, Tax sharing, Tax allocation or similar agreement, arrangement, contract, or plan. All elections with respect to Taxes affecting each of the Companies are set forth in Schedule 4.1(z). Since January 1, 1993, none of the Companies nor any Affiliate of any of them has made or changed any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may materially affect any of the Companies). None of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. None of the Companies owns any material property subject to a lease that is not a "true" lease for federal income Tax purposes. Each of the Companies has withheld and paid in a timely manner to the proper Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party, and has complied with all information reporting and backup withholding requirements. None of the Companies has nor has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. For purposes of this Agreement, the term "Tax" means (i) any tax, or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person or entity and premium taxes), together with any interest, penalty, addition to tax or additional amount imposed by any federal, state, local, foreign or other governmental authority (a "Taxing Authority") responsible for the imposition of any such Tax, (ii) liability of any Company for the payment of any amount described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement as a result of which liability of any of the Companies to a Taxing Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of any of the Companies for the payment of any amount as a result of being party to any tax sharing, allotment, allocation or similar agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any express or implied obligation (including, but not limited to, an indemnification obligation). For purposes of this Agreement, the term "Tax Asset" means any operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

                  (aa) Insurance Policies. Set forth in Schedule 4.1(aa) hereto is a complete and correct list as of the date hereof of the insurance policies maintained by or for the benefit of any of the Companies or their Affiliates or other officers or directors. Such policies are in full force and effect, all premiums due thereon have been paid and the insured has complied in all material respects with the provisions of such policies.

                  (bb) Transactions with Interested Persons. Except as set forth on Schedule 4.1(bb), no officer or director, or to the best of Tenere's knowledge any employee, agent or broker (or spouse or any child of any thereof) of any of the Companies, or of any corporation that is an Affiliate of any of the Companies, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, employee or director of, any customer, insurance agency, competitor or supplier of any of the Companies or any person or entity that has a material contract or arrangement with any of the Companies.

                  (cc) Bank and Brokerage Accounts. Tenere has provided FPIC with a complete and accurate list of each bank or trust company, other financial institution, mutual fund or stock brokerage firm in which each of the Companies has an account or safe deposit box and each custodial account maintained by each of the Companies and, in each case, the names of such accounts, the account numbers and the names of all persons authorized to draw thereon or to have access thereto. Tenere has provided FPIC with a complete and accurate list of all credit cards issued to any present or past officer, employee or agent of any of the Companies under which any of the Companies has any current or potential future liability.

                  (dd) Disclosure. Neither this Agreement nor any written document, statement, list, schedule, exhibit, certificate or other instrument furnished or to be furnished to FPIC or Acquisition Corporation by or on behalf of any of the Companies in connection with the transactions contemplated hereby contains or will contain when made or delivered any untrue statement of a material fact, or fails to state or will fail to state when made or delivered a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to Tenere that materially adversely affects, or in the future may materially adversely affect, the condition (financial or otherwise), properties, assets, liabilities, capitalization, ownership, business or operations of any of the Companies.

                  (ee)     Employee Benefit Plans.


                    (i) All plans, funds and programs as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation agreements, employment contracts, severance pay agreements and any other agreements, plans or programs relating to employment whether written or oral ("Benefit Plans") currently maintained, or to which contributions are made, by any of the Companies, or previously maintained, or to which contributions have been made, by any of the Companies for which any of the Companies may be subject to current or potential future liability, are listed and described in Schedule 4.1(ee) hereto. None of the Companies has any obligation to establish, maintain or contribute to any Benefit Plan other than as listed on Schedule 4.1(ee).

                    (ii) Each of the Companies has provided to FPIC complete and correct copies of all plan documents of the Benefit Plans listed in Schedule 4.1(ee), including but not limited to, trust agreements, insurance contracts, advance determination letters from the IRS, summary plan descriptions, employee oral communications, the last five years' Form 5500s and the most recent actuarial statements and financial statements.

                    (iii) All assets of the Benefit Plans listed in Schedule 4.1(ee) are held in trust or under an insurance contract.

                    (iv) Other than as set forth in Schedule 4.1(ee), none of the Companies nor any other corporation, trade or business under common control with any of the Companies (as determined under Code Sections 414(b) and (c)) (the "Control Group") has established, maintained or contributed to any employee benefit plan subject to Title IV of ERISA or the funding requirements of Section 412 of the Code.

                    (v) Each of the Companies and each of the Benefit Plans has been and presently is in compliance, both in form and operation, with the applicable provisions of ERISA, the Code and all other applicable laws and the regulations issued thereunder. Each of the Benefit Plans listed in Schedule 4.1(ee) hereto that is intended to be a qualified plan pursuant to Code Section 401(a) is so qualified and has received a favorable determination letter to such effect within the last two years and no action or amendment has been taken or made to adversely effect such determination letter. Each such determination letter is attached hereto as Exhibit 4.1(ee). All reports required by any governmental agency and disclosures required to be made to participants and beneficiaries with respect to the Benefit Plans listed in Schedule 4.1(ee) have been timely filed or made.

                    (vi) No litigation is pending or, to the best of the knowledge of Tenere, threatened with respect to any of the Benefit Plans listed in Schedule 4.1(ee) hereto. There is no outstanding request for information concerning any of the Benefit Plans listed in Schedule 4.1(ee) hereto by participants, beneficiaries or governmental agencies. None of the Companies nor any Benefit Plan fiduciary (as defined in ERISA Section 3(21)) has engaged in any transaction in violation of ERISA Section 406(a) or (b) (for which no exemption exists under ERISA Section 408) or any "prohibited transaction" (as defined in Section 4975(c)(2) or Section 4975(d) of the Code).

                    (vii) All contributions, premiums or other payments for the Benefit Plans listed in Schedule 4.1(ee) hereto attributable to all periods prior to the Closing Date have been made. Each of the Benefit Plans listed in
Schedule 4.1(ee) is fully funded or reserves are established and listed therefor on the most recent financial statements of the Companies, respectively. If any Benefit Plan listed in Schedule 4.1(ee) were to be terminated the day following the Closing Date, the assets of such Benefit Plan are, and would be, sufficient to provide all promised benefits including, if necessary, to pay for the purchase of annuities from an A++ (Superior) Best rated insurance company at the then prevailing annuity purchase rates.

                    (viii) None of the Companies nor any member of the Control Group has contributed to, has been obligated to contribute to, or otherwise participated in any multiemployer plan, as defined in Section 4001(a)(3) of ERISA nor in any multiemployer plan as defined in Section 413(c) of the Code.

                    (ix) None of the Companies has provided, nor has any obligation to provide, any medical, life of similar benefits to employees following termination of employment except as required in ERISA Section 601. Each of the Companies has complied with ERISA Section 601. None of the Companies has contributed to a nonconforming group health plan (as defined in Code Section 5000(c) and no member of the Control Group has incurred a tax under Code Section 5000(a) that is or could be a liability of the Companies.

                    (x) All Benefit Plans listed in Schedule 4.1(ee) hereto and related Contracts, trusts and agreements are legally valid and binding and in full force and effect.

                    (xi) No individual shall accrue or receive additional benefits, service or accelerated vesting or rights to the payment as a direct result of the transactions contemplated by this Agreement. No payment or benefit accrued under any Benefit Plan or other agreement or arrangement will be subject to Code Section 280G.

                   (ff) Employees. Set forth in Schedule 4.1(ff) hereto is a list of all employees, agents (other than insurance agents), consultants and similar persons retained by each of the Companies together with their present rate of compensation (including bonuses) and a description of any existing or proposed written or oral agreements with any of them regarding such employment or engagement. None of the Companies is a party to any collective bargaining or other labor union contract applicable to persons employed by such Company. No Company has breached or otherwise failed to comply in any material respect with any provision of any such agreement or contract and there are no formally filed grievances outstanding against any Company or, to Tenere's knowledge, threatened, against any Company, under any such agreement or contract. There are no unfair labor practice complaints pending or, to the best knowledge of Tenere, threatened, against any of the Companies nor any judicial or regulatory proceeding, investigation or inquiry or employee complaint currently pending or, to the best knowledge of Tenere, threatened, against any of the Companies relating to union representation or otherwise. Tenere is not aware of any current activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees of any of the Companies, nor of any strikes, slowdowns, work stoppages, lockouts or written threats thereof, by or with respect to any employees of any of the Companies. During the past five years, there have not been any formally filed grievances involving employees of any of the Companies.

                   (gg) Intellectual Property. There are no United States or foreign patents or patent applications needed by any of the Companies to operate their respective businesses. Set forth in Schedule 4.1(gg) hereto is a complete list and summary description of all trademarks, trade names, service marks, copyrights (whether registered or as to which registration has been applied for in any jurisdiction) and fictitious names relating to the business of each of the Companies and all common law trademarks, trade names, service marks and other intellectual property used by each of the Companies, none of which is owned by or licensed to anyone other than the Companies. There is no existing or, to the best knowledge of Tenere, threatened infringement, misuse or misappropriation by others or pending or threatened claims by any of the Companies against others for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, fictitious name, copyright, trade secret, know-how or other intellectual property relating to the business of any of the Companies.

                   (hh) Brokers. All activities of the Companies relating to this Agreement and the transactions contemplated hereunder have been carried on by the Companies in such manner so as not to give rise to any valid claim by any person for a finder's fee, brokerage commission or other like payment other than the fee payable to ABN AMRO Incorporated in connection with the fairness opinion to be issued as contemplated in Section 6.1(k) of this Agreement.

                   (ii) Surplus Relief. At December 31, 1997, neither Intermed or Interlex was, currently is, or on the Closing Date will be, subject to any surplus relief obligations or reinsurance contracts or arrangements involving financings or otherwise.

                   (jj) Insurance Issued by Intermed and Interlex.

                    (i) All insurance or annuity contract benefits payable by Intermed and Interlex and, to the knowledge of Tenere, by any other person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with Intermed or Interlex have been paid in accordance with the terms of the insurance and other contracts under which they arose.

                    (ii) No outstanding insurance issued, reinsured, or underwritten by Intermed or Interlex entitles the holder thereof or any other person to receive dividends, distributions, or other benefits based on the revenues or earnings of any company or any other person.

                    (iii) All insurance and annuity contracts offered, issued, reinsured or underwritten by Intermed and Interlex have been duly approved under all applicable insurance laws and regulations and have been fully reserved for as prescribed under such laws and regulations.

                    (iv) The respective underwriting standards utilized and ratings applied by Intermed and Interlex and, to the best knowledge of Tenere, by any other person that is a party to or bound by any reinsurance, coinsurance or other similar contracts with Intermed or Interlex conform in all material respects to industry-accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar contracts.

                    (v) All amounts (including without limitation amounts based on paid and unpaid losses) to which each of Intermed and Interlex is entitled under reinsurance, coinsurance, assumption fronting or other similar contracts by which Intermed or Interlex insures, or is insured by, a third person against loss or liability from risks assumed, are fully collectible.

                    (vi) Each insurance agent or general agent employed by any of the Companies, and to the best knowledge of Tenere, each other insurance agent or general agent, at the time such agent offered, wrote, sold or produced business for Intermed or Interlex, was duly licensed as an insurance agent for the business offered, written, sold or produced by such agent in the particular jurisdiction in which such agent offered, wrote, sold or produced such business for Intermed or Interlex. Except as set forth on Schedule 4.1(jj), no such insurance agent, general agent or any group of affiliated agents has written 5% or more of Intermed's or Interlex' total in-force premium.

                    (vii) To the best of Tenere's knowledge, no insurance agent or general agent of Intermed or Interlex has violated (or with or without notice or lapse of time or both, will or would have violated) any term or provision of any law or any writ, judgment, decree, injunction or similar order applicable to, or engaged in any misrepresentation with respect to, the writing, sale or production of business for Intermed or Interlex.

                    (viii) Neither Intermed nor Interlex has ever issued any individual retirement annuity (within the meaning of section 408(b) of the Code) or any annuity contract intended to satisfy the requirements of section 403(b) of the Code. Neither Intermed nor Interlex serves or has sponsored or maintained any master, prototype, volume submitter, mass submitter or similar type of retirement plan intended to qualify under section 401(a) of the Code for the benefit of employees of another employer. Neither Intermed nor Interlex serves or has served as plan administrator or plan recordkeeper for any employee benefit program for the benefit of employees of another employer.

                    (ix) The tax treatment under the Code of all Products (as hereinafter defined) is and at all times has been the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such Products qualify or purported to qualify at the time of their offer, issuance or purchase. Neither Intermed nor Interlex has ever issued any ERISA Product (as hereinafter defined). For purposes of this Agreement, (i) the term "Products" means all insurance, annuity or investment contracts, financial products, employee benefit plans, individual retirement accounts or annuities or any similar or related contracts or products, whether individual, group or otherwise, at any time offered, issued or underwritten by Intermed or Interlex and (ii) the term "ERISA Product" means any Product that constitutes an arrangement that is intended to satisfy the requirements of section 79, 105, 401(a), 403(a), 403(b) or 408 of the Code.

                    (x) None of the Products constitute "life insurance" contracts as that term is defined in Code Section 7702(a).

                    (xi) All reinsurance agreements between either Intermed or Interlex and any non-licensed or non-approved insurer are secured by letters of credit or other security meeting applicable statutory requirements sufficient to allow Intermed or Interlex, as the case may be, to take full credit in its accounting and financial statements for such reinsurance.

                  (kk) No Threatened Cancellation. Since January 1, 1997, no policyholder, group of policyholder Affiliates or persons writing, selling or producing insurance business that individually or in the aggregate accounted for 5% or more of the premium or annuity income determined in accordance with SAP of either Intermed or Interlex for the year ended December 31, 1996, has terminated or, to the best knowledge of Tenere, threatened to terminate, its relationship with Intermed or Interlex.

                  (ll) Computer Software. Set forth on Schedule 4.1(ll) hereto is a complete and correct list and summary description of all computer hardware, software and programs owned by or licensed to each of the Companies or being utilized in connection with the business, operations or affairs of any of the Companies. The computer hardware, software, programs and similar systems set forth on Schedule 4.1(ll) hereto are all of the computer hardware, software, programs and similar systems necessary to enable each of the Companies to conduct their respective businesses as presently conducted. Each of the Companies has, and at all times after Closing will have, the right to use, free and clear of any royalty or other payment obligations (except as disclosed in Schedule 4.1(ll)), to the best knowledge of the Companies claims of infringement or alleged infringement or other liens all computer hardware, software, programs and similar systems disclosed in Schedule 4.1(ll) hereto. To the best knowledge of the Companies, none of the Companies is in conflict with or in violation or infringement of, nor has any of the Companies received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other person with respect to any computer hardware, software or programs, including without limitation any such item disclosed on
Schedule 4.1(ll) hereto. The hardware, software and all related systems and applications (collectively, the "Computer Systems") of each Company include design, performance and functionality so that the Companies do not reasonably expect to experience invalid or incorrect results or abnormal hardware or software operation related to calendar year 2000.

                  (mm) Books and Records. The minute books and other similar records of each of the Companies contain a complete and correct record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders and board of directors of each of the Companies, respectively and of each committee thereof. The books and records of each of the Companies accurately reflect in all material respects the business or condition of each of the Companies, respectively, and have been maintained in all material respects in accordance with good business and bookkeeping practices.

                  (nn) No Investment Company. None of the Companies is, and none of the Companies has registered as, an investment company within the meaning of the Investment Company Act of 1940, as amended. None of the Companies maintains any separate account or similar fund for the benefit of any policyholder or annuitant.

                  (oo) Investment Portfolio. Tenere has provided FPIC with a complete and correct list as of June 30, 1998, of all stocks, notes, debentures, bonds, mortgage loans, policy loans and other securities and investments owned of record or beneficially by each of Intermed and Interlex, which as of such date constituted the entire investment portfolio of each of Intermed and Interlex (which portfolio with additions and deletions thereto in the ordinary course of business as permitted by this Agreement is hereafter called the "Investment Assets"). Each of Intermed and Interlex has good and indefeasible title to its Investment Assets, and all of its Investment Assets are in compliance with the requirements of all applicable laws and insurance regulations. As of the Closing, the investment portfolios of Intermed and Interlex shall consist of the Investment Assets, and each of Intermed and Interlex shall own and have good and indefeasible title to its Investment Assets.

                  (pp) Discussions with Regulators. No employee, agent or representative of any of the Companies has had any discussions or communications with any regulators regarding an adverse change in Intermed's or Interlex' or any of the other Companies' condition (financial or otherwise) or regarding a material breach of market conduct requirements of Intermed or Interlex or any of the other Companies.

                  (qq) Regulatory Matters. No Company or any Affiliate thereof has taken or agreed to take any action, and Tenere does not have any knowledge of any fact or circumstance, that is reasonably likely to materially impede or delay receipt of any consents of regulatory authorities referred to in Section 4.1(d).

                  (rr) State Takeover Laws. Each Company has taken all necessary actions to exempt the transactions contemplated by this Agreement from any applicable "moratorium", "fair price", "business combination", "control share" or other anti-takeover laws, including, without limitation, Sections 351.410 through 351.464 of the GBCLM.

         Section 4.2 Representations and Warranties of FPIC and Acquisition Corporation. Each of FPIC and Acquisition Corporation represents, warrants and, to the extent that an item relates to a future time period, covenants to Tenere as follows:

                  (a) Organization and Good Standing. Each of FPIC and Acquisition Corporation is a Florida corporation, validly existing and in good standing under the laws of the State of Florida.

                  (b) Power and Authority. Each of FPIC and Acquisition Corporation has all requisite power and authority to execute, deliver and perform this Agreement and any other agreements or instruments contemplated hereby to be executed by it. The execution, delivery and performance by FPIC and Acquisition Corporation of this Agreement and any other agreements or instruments contemplated hereby to be executed by FPIC and Acquisition Corporation have been duly authorized by all requisite action on behalf of FPIC and Acquisition Corporation and, except for obtaining the approval of this Agreement by FPIC (as the sole shareholder of Acquisition Corporation) (which approval FPIC shall give prior to the Closing Date), no other authorization or approval by the Board of Directors or shareholder of FPIC or Acquisition Corporation or any other Affiliate of FPIC is necessary to consummate the transactions contemplated hereby. This Agreement constitutes, and each other agreement contemplated hereby to be executed by FPIC or Acquisition Corporation will constitute when executed and delivered, a valid and legally binding obligation of FPIC and Acquisition Corporation enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors rights generally and general principles of equity.

                  (c) No Conflicts. The execution and delivery of this Agreement and any other agreements and instruments contemplated hereby by FPIC and Acquisition Corporation and the consummation of the transactions contemplated hereby, in accordance with the terms hereof and thereof, upon receipt of the consents and approvals contemplated by Section 4.2(d), will not violate any existing provision of the Articles of Incorporation, Bylaws or other organizational documents of FPIC or Acquisition Corporation or of any law or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court or any other governmental department, commission, board, bureau, agency or instrumentality applicable to either FPIC or Acquisition Corporation or conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which FPIC or Acquisition Corporation is a party, or by which any of their respective properties are bound, or constitute an event that might permit an early termination of or otherwise materially affect any such agreement.

                  (d) Consents and Approvals. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, agency, bureau or commission or any third party is required to be obtained or made by FPIC or Acquisition Corporation in connection with the execution, delivery, performance, validity, and enforceability of this Agreement, except for (i) filings to be made with, and approvals to be obtained from, the Missouri Department and the insurance departments of other states or jurisdictions, (ii) filings under the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") and (iii) registrations, declarations or filings required to be made subsequent to the Closing Date with any governmental entity or third party not entailing any requirement of consent, license, approval, order or authorization on the part of such governmental entity or third party.

                  (e) Disclosure. Neither this Agreement nor any written document, statement, list, schedule, exhibit, certificate or other instrument furnished or to be furnished to Tenere by or on behalf of FPIC or Acquisition Corporation in connection with the transactions contemplated hereby contains or will contain when made or delivered any untrue statement of a material fact, or fails to state or will fail to state when made or delivered a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to FPIC or Acquisition Corporation that materially adversely affects, or in the future may materially adversely affect, the condition (financial or otherwise), properties, assets, liabilities, capitalization, ownership, business or operations of FPIC or Acquisition Corporation.

                  (f) Brokers. All activities of FPIC and Acquisition Corporation relating to this Agreement and the transactions contemplated hereunder have been carried on by FPIC and Acquisition Corporation in such manner so as not to give rise to any valid claim by any person against Tenere for a finder's fee, brokerage commission or other like payment.

                                    ARTICLE 5

                                    COVENANTS
                                    ---------

         Section 5.1 Covenants of Tenere. From the date hereof through the Closing Date, Tenere will and will cause the Subsidiaries to:

                  (a) Access to Information. Upon reasonable notice, give FPIC and its attorneys, accountants, agents and representatives full access to all the properties, books, records, contracts, commitments, employee benefit plans, documents, instruments and other records of or pertaining to each of the respective Companies and permit FPIC and its attorneys, accountants, agents and representatives to consult with and ask questions of the officers and employees of each Company; deliver to FPIC all audited or unaudited quarterly or annual financial statements of each such Company prepared subsequent to the date of this Agreement; and cooperate with and assist FPIC in discussions with insurance regulators regarding each of the Companies' financial condition and compliance with insurance laws and regulations.

                  (b) Conduct of Business. Keep the books and records of each Company consistent in all material respects with prior periods and, with respect to Intermed and Interlex, in accordance with SAP and, with respect to the consolidated group consisting of Tenere and the Subsidiaries, in accordance with GAAP, and conduct their respective businesses and corporate affairs in the ordinary course consistent in all material respects with past practices, and will not:

                    (i) issue or sell any of their respective capital stock, or any options, warrants, calls or securities convertible into such capital stock, or enter into any agreement to do any of the foregoing, or make any change in its capital structure either by way of stock split, stock dividend or otherwise;

                    (ii) declare or pay any dividends or make any distribution in respect of capital stock, or purchase, redeem or otherwise acquire or retire any capital stock;

                    (iii) other than in the ordinary course of business, without the prior written consent of FPIC enter into or assume any contract or commitment, or terminate or amend any existing contract or commitment, or incur or prepay any indebtedness for borrowed money;

                    (iv) make any loans or advance any funds to anyone or extend credit;

                    (v) except as contemplated in this Agreement, enter into, amend or accelerate any payment or contribution under any employment, agency or consulting agreement or Benefit Plan;

                    (vi) other than in the ordinary course of business, without the prior consent of FPIC, which consent shall not be unreasonably withheld, hire any new employees or make any changes affecting the rates of compensation of, or pay any bonuses to (other than accrued bonuses under current Benefit Plans), or grant any other benefit to, their respective current directors, officers, agents or employees;

                    (vii) other than in the ordinary course of business, create or assume any mortgage or other lien or encumbrance on, or dispose of, any of their respective assets or properties;

                    (viii) other than in the ordinary course of business, acquire any assets or any properties or make any investments, or enter into any agreements to acquire any assets or properties or to make any investments;

                    (ix) except as permitted under Section 3.4, merge or consolidate with any other corporation, or acquire or agree to acquire any stock (except investments in the ordinary course of business) of any person, firm, association, corporation or other business organization;

                    (x) make any change in their respective Articles of Incorporation or Bylaws;

                    (xi) without the prior written consent of FPIC, enter into any arrangement with any person with respect to any United States or foreign patents, patent applications, trademarks, service marks, applications for registration of trademarks or service marks, trade names, fictitious names, copyrights, know-how or trade secrets owned by any of them, or in any way relating to their respective businesses;

                    (xii) without the prior written consent of FPIC, make any election with respect to the computation of taxes or take any position in any tax return that could have an adverse effect on any of the Companies;

                    (xiii) other than in the ordinary course of business, without the prior written consent of FPIC make any other change in their businesses, business practices or operations; or

                    (xiv) enter into any agreement to do any of the foregoing.

                  (c) Consultation with FPIC Pending Closing. Confer and consult with FPIC on all material business decisions affecting the future performance of each of the Companies, other than decisions made in the ordinary course of business consistent in all material respects with past practices, including in particular with respect to Intermed and Interlex on all material business decisions involving (i) increases or decreases in the credited rate of insurance products issued by Intermed or Interlex and (ii) Intermed's and Interlex' investment policy.

                  (d) Disposition of Shares. With respect to Tenere, not dispose of, encumber or grant any rights regarding any of the capital stock of any Subsidiary.

                  (e) Intercompany Accounts. At least five days before the Closing, deliver to FPIC a complete and correct list and summary description of all intercompany accounts between Tenere, Intermed, Interlex and/or ISI, or any Affiliate of Tenere.

                  (f) Preservation of Business. Use all reasonable efforts to
(i) preserve intact each of the Companies' present business organization, reputation, employees, agents, customers and suppliers, and with respect to Intermed and Interlex, relations with policyholders, (ii) maintain all licenses of each of the Companies to do business in each jurisdiction in which they are so licensed, (iii) maintain in full force and effect all agreements of each Company (except as otherwise contemplated by this Agreement) and (iv) maintain all assets and properties of each Company in good working order and condition, ordinary wear and tear excepted.

                  (g) Investment Portfolio Requirements. Notify and obtain the written approval of FPIC, which approval shall not be unreasonably withheld, prior to making any changes to Intermed's or Interlex' investment portfolio or the Investment Assets that are not in the ordinary course of business or that are inconsistent in any material respect with Intermed's or Interlex' present or past investment practices and policies.

                  (h) Surplus Items. Take no actions other than in the ordinary course of business as contemplated by this Agreement or as required by law, without the prior written consent of FPIC, that could cause or result in a reduction in the amount of Intermed's or Interlex' aggregate statutory capital, surplus, asset valuation reserve and interest maintenance reserve, as set forth in the Intermed's Interlex' Quarterly Statements for the quarter ended June 30, 1998.

                  (i) Notice and Cure. Notify FPIC promptly in writing of, and contemporaneously provide FPIC with complete and correct copies of any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of this Agreement that causes or could cause any covenant or agreement of Tenere under this Agreement to be breached, or that renders or could render untrue any representation or warranty of Tenere contained in this Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Tenere in this Agreement, whether occurring or arising before or after the date of this Agreement.

                  (j) Further Actions. Execute, acknowledge and deliver any further documents, including, but not limited to, any financial statements of Intermed and Interlex filed with the Missouri Department after the date hereof, reasonably requested by FPIC consistent with the terms of this Agreement.

                  (k) Reasonable Efforts. Use its reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in Section 6.1 hereof.

                  (l) Fund Plan Deficits. If requested by FPIC fund any and all actuarial deficits existing in any Benefit Plan listed on Schedule 4.1(ee ) of this Agreement except to the extent that such funding could (i) cause the Benefit Plan to fail to qualify under section 401(a) of the Code with respect to some or all persons with beneficial interests in the Benefit Plan (determined without regard to any modification to the Benefit Plan's benefit formula that could be made to prevent such disqualification) or (ii) cause the imposition of an excise tax under section 4972 of the Code.

         Section 5.2 Covenants of FPIC and Acquisition Corporation. From the date hereof through the Closing Date, FPIC and Acquisition Corporation will each:

                   (a) Further Actions. Execute, acknowledge and deliver any further documents reasonably requested by Tenere consistent with the terms of this Agreement.

                   (b) Reasonable Efforts. Use their reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in Section 6.2 hereof.

                   (c) Notice and Cure. Notify Tenere promptly in writing of, and contemporaneously provide Tenere with complete and correct copies of, any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of this Agreement that causes or could cause any covenant or agreement of FPIC or Acquisition Corporation under this Agreement to be breached, or that renders or could render untrue any representation or warranty of FPIC or Acquisition Corporation contained in this Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by FPIC or Acquisition Corporation in this Agreement, whether occurring or arising before or after the date of this Agreement.

                                    ARTICLE 6

                              CONDITIONS PRECEDENT
                              --------------------

         Section 6.1 FPIC and Acquisition Corporation. The obligations of FPIC and Acquisition Corporation to consummate the transactions provided for in this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                   (a) Representations and Warranties. The representations and warranties of Tenere set forth in this Agreement shall, (i) to the extent such representations and warranties are not qualified by a materiality standard, be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date and (ii) to the extent such representations and warranties are qualified by a materiality standard, be true and correct in all respects on the Closing Date as if made on and as of the Closing Date, and FPIC shall have received a certificate to such effect executed on behalf of Tenere by its Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date.

                   (b) Performance of Obligations. Tenere and the Subsidiaries shall have performed in all material respects all of their obligations contained in this Agreement to be performed on or prior to the Closing Date, and FPIC shall have received a certificate to such effect, executed on behalf of Tenere by its Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date.

                   (c) Authorization. All corporate action necessary to authorize the execution, delivery and performance by Tenere of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Tenere and Tenere shall have furnished FPIC with copies of all applicable resolutions adopted by the Board of Directors and shareholders of Tenere certified by the Secretary or Assistant Secretary of Tenere.

                   (d) Threatened or Pending Proceedings. No proceedings shall have been threatened or initiated by any person to enjoin or restrain the consummation of the transactions contemplated hereby or seeking damages or other relief as a result thereof.

                   (e) Approvals and Consents. The waiting period, if any, pursuant to HSR shall have expired without objection or been terminated and any necessary approval of the Missouri Department and the insurance departments of other states and jurisdictions, and all other consents of any person required to permit the consummation of the transactions contemplated by this Agreement without any violation by FPIC, Acquisition Corporation, Tenere or the Subsidiaries of any law or obligation shall have been obtained and such approvals and consents shall not contain any materially burdensome conditions or requirements on or applicable to FPIC, Acquisition Corporation, Tenere or any Subsidiary.

                   (f) Legal Opinions. FPIC shall have received the opinion of Thompson Coburn, substantially in the form attached hereto as of Exhibit 6.1(f).

                   (g) No Adverse Change. Since June 30, 1998, there shall not have been, occurred or arisen any event, development, transaction, condition or state of facts of any character (including without limitation any damage, destruction or loss whether or not covered by insurance or reinsurance) that individually or in the aggregate has or could have a Material Adverse Effect on or with respect to any Company.

                   (h) Secretary's Certificates. FPIC shall have received from Tenere (i) a certificate dated the Closing Date from Tenere's Secretary attaching (A) a copy of Tenere's Articles of Incorporation certified by the Secretary of State of Missouri, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of Tenere's Bylaws, and (C) a Good Standing Certificate for Tenere from the Secretary of State of Missouri, which Certificate shall be dated no more than ten days prior to the Closing Date, (ii) a certificate dated the Closing Date from Intermed's Secretary attaching (A) a copy of Intermed's Articles of Incorporation, certified by the Missouri Secretary of State, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of Intermed's Bylaws, (C) a Good Standing Certificate for Intermed from the Missouri Secretary of State, which Certificate shall be dated not more than ten days prior to the Closing Date, and
(D) Certificates of Status and Authority for Intermed from the Missouri Department and the Kansas Department of Insurance, (iii) a certificate dated the Closing Date from Interlex' Secretary attaching (A) a copy of Interlex' Articles of Incorporation, certified by the Missouri Secretary of State, which certification shall be dated not more than ten days prior to the Closing Date,
(B) a copy of Interlex' Bylaws, (C) a Good Standing Certificate for Interlex from the Missouri Secretary of State, which Certificate shall be dated not more than ten days prior to the Closing Date and (D) Certificates of Status and Authority for Interlex from the Missouri Department and the Kansas Department,
(iv) a certificate dated the Closing Date from ISI's Secretary attaching (A) a copy of ISI's Certificate of Incorporation, certified by the Missouri Secretary of State, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of ISI's Bylaws and (C) a Good Standing Certificate for ISI from the Missouri Secretary of State, which Certificate shall be dated not more than ten days prior to the Closing Date, and (v) a certificate dated the Closing Date from Trout's Secretary attaching (A) a copy of Trout's Articles of Incorporation, certified by the Missouri Secretary of State, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of Trout's bylaws, and (C) a Good Standing Certificate for Trout from the Missouri Secretary of State, which Certificate shall be dated not more than ten days prior to the Closing Date.

                   (i) Shareholder Approval. Tenere's shareholders shall have approved this Agreement and the Merger and Tenere shareholders holding more than ten percent of the outstanding Tenere's Stock shall not have delivered to Tenere a written objection to the Merger pursuant Section 351.455 of the GBCLM.

                   (j) Fairness Opinion. Tenere shall have received from ABN AMRO Incorporated, as of the date of the mailing of the proxy statement of Tenere to its shareholders with respect to the Merger, its opinion that the terms of the Merger are fair to the shareholders of Tenere from a financial point of view, and such opinion shall not have been withdrawn between the date of its delivery and the Effective Time.

                   (k) Resignation of Directors. Each member of Tenere's Board of Directors shall have executed and delivered a resignation from such Board, effective immediately following the Effective Time.

         Section 6.2 Conditions to the Obligations of Tenere. The obligation of Tenere to consummate the transactions provided for in this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                   (a) Representations and Warranties. The representations and warranties of FPIC and Acquisition Corporation set forth in this Agreement shall, to the extent such representations and warranties are not qualified by a materiality standard, be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and the representations and warranties of FPIC and Acquisition Corporation set forth in this Agreement shall, to the extent such representations and warranties are qualified by a materiality standard, be true and correct in all respects on the Closing Date as if made on and as of the Closing Date, and Tenere shall have received certificates to such effect, executed on behalf of FPIC and Acquisition Corporation by their respective Chief Executive Officers and Chief Financial Officers, and dated as of the Closing Date.

                   (b) Performance of Obligations. FPIC and Acquisition Corporation shall have performed in all material respects all of their respective obligations contained in this Agreement to be performed on or prior to the Closing Date, and Tenere shall have received certificates to such effect, executed on behalf of FPIC and Acquisition Corporation by their respective Chief Executive Officers and Chief Financial Officers, and dated as of the Closing Date.

                   (c) Threatened or Pending Proceedings. No proceedings shall have been threatened or initiated by any person to enjoin or restrain the consummation of the transactions contemplated hereby or seeking damages or other relief as a result thereof.

                   (d) Approvals and Consents. The waiting period, if any, pursuant to HSR shall have expired without objection or been terminated and any necessary approvals of the Missouri Department and the insurance departments of other states or jurisdictions and all other consents listed on Schedule 4.1(d) required to permit consummation of the transactions contemplated by this

Agreement without any violation by Tenere or the Subsidiaries of any law or obligation shall have been obtained.

                   (e) Legal Opinion. Tenere shall have received the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., substantially in the form attached hereto as Exhibit 6.2(e).

                   (f) Shareholder Approval. The Tenere shareholders shall have approved the Merger.

                   (g) Authorization. All corporate action necessary to authorize the execution, delivery and performance by FPIC and Acquisition Corporation of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by FPIC and Acquisition Corporation, and FPIC and Acquisition Corporation shall have furnished Tenere with copies of all applicable resolutions adopted by their respective Boards of Directors, certified in each case by a Secretary or Assistant Secretary of FPIC and Acquisition Corporation, respectively.

                   (h) Deposit with Exchange Agent. There shall have been deposited with the Exchange Agent the Exchange Fund in accordance with Section 2.3(a).

                   (i) Fairness Opinion. Tenere shall have received from ABN AMRO Incorporated, as of the date of the mailing of the proxy statement of Tenere to its shareholders with respect to the Merger, its opinion that the terms of the Merger are fair to the shareholders of Tenere from a financial point of view, and such opinion shall not have been withdrawn between the date of its delivery and the Effective Time.

                                    ARTICLE 7

                                     CLOSING
                                     -------

         Section 7.1 Closing. A closing (the "Closing") for the consummation of the transactions contemplated herein shall be held at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., Jacksonville, Florida, at 10:00 A.M., local time, on the second business day following the date on which all of the conditions set forth in Article 6 have been (or can be at the Closing) satisfied or have been waived by the party permitted to do so (the "Closing Date").

         Section 7.2 Filings at the Closing. Subject to the provisions of
Article 6 hereof, FPIC and Tenere shall at the Closing cause the Articles of Merger to be filed and recorded in accordance with the provisions of Section
607.1105 of the FBCA and Sections 351.410 and 351.458 of the GBCLM and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE 8

                                   TERMINATION
                                   -----------

         Section 8.1 Termination. This Agreement, other than the obligations contained in Section 3.5(f), Article 9 and Section 10.2, which shall survive any termination of this Agreement, may be terminated as to all parties hereto and the transactions contemplated herein abandoned prior to the Closing:

                   (a) by the mutual consent of the parties hereto;

                   (b) by FPIC at any time after February 15, 1999, if at such time the conditions set forth in Section 6.1 hereof have not been satisfied through no fault of FPIC or Acquisition Corporation and FPIC gives Tenere notice of such termination;

                   (c) by FPIC at any time after holders of greater than ten percent of the outstanding Tenere's Stock have delivered to Tenere a written objection to the Merger pursuant to the provisions for dissenters' rights provided by the GBCLM;

                   (d) by Tenere at any time after February 15, 1999, if at such time the conditions set forth in Section 6.2 hereof have not been satisfied through no fault of Tenere or any other party and Tenere gives FPIC notice of such termination;

                   (e) by Tenere in accordance with the provisions of Section 3.4; and

                   (f) by FPIC and Acquisition Corporation in accordance with the provisions of Section 3.4.

                   Termination of this Agreement as provided in this Agreement shall not affect any other rights or remedies any party may have at law, in equity or otherwise for breach of this Agreement or otherwise, including, but not limited to, any right FPIC and Acquisition Corporation may have to receive the fee specified in Section 3.4(e) hereof.

                                    ARTICLE 9

                                 CONFIDENTIALITY
                                 ---------------

         Section 9.1 Confidentiality. From and after the date hereof, unless otherwise agreed to by the parties, each of the parties shall keep, and shall ensure that its directors, officers, employees, contractors, consultants and agents keep, confidential all information acquired from another party pursuant to this Agreement or otherwise, including the contents of this Agreement and any document delivered pursuant thereto or in connection therewith, except that the foregoing restriction shall not apply to any information that: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement, (ii) was already known to the recipient party as evidenced by prior written documents in its possession (unless the information is covered by a prior confidentiality agreement between the parties), (iii) is disclosed to the recipient party by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder, (iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder, (v) is submitted by the recipient party to governmental authorities or regulatory bodies to facilitate the issuance of approvals necessary or appropriate for the operation of their businesses, provided that reasonable measures shall be taken to assure confidential treatment of such information, (vi) is provided by the recipient party to third parties under appropriate terms and conditions, including confidentiality provisions substantially equivalent to those in this Agreement and with the consent of the other party or (vii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other government authority or regulatory body having competent jurisdiction. Without limiting the generality of the foregoing, no press release or similar public announcement or disclosure concerning this Agreement or the transactions contemplated herein shall be made by any party hereto without the prior consent of the other parties unless the party making the announcement or disclosure is informed by such party's counsel that such information is required to be disclosed in compliance with applicable laws or regulations or order by a court or other government authority or regulatory body having competent jurisdiction. Any party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other parties from any violation or threatened violation of this Section.

                                   ARTICLE 10

                                  MISCELLANEOUS
                                  -------------

         Section 10.1 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court sitting in Duval County, Florida or Greene County, Missouri, and each party agrees not to assert as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against a party if given properly pursuant to the United States Federal Rules of Civil Procedure or other applicable rules.

         Section 10.2 Expenses. Each party shall bear its respective legal and other costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby without right of reimbursement from any other party.

         Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telegraphed, telexed (with appropriate answerback received), sent by facsimile transmission (with immediate confirmation thereafter) or sent by registered, certified or express mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed (provided the correct answerback is received) or sent by facsimile transmission (provided confirmation is received immediately thereafter); or if mailed, upon receipt or rejection by the addressee; or if sent by overnight courier, one business day after the date of delivery to the courier service marked for overnight delivery; in each case addressed as follows:

       (a)      If to FPIC or Acquisition Corporation, to:

                Florida Physicians Insurance Company, Inc.
                1000 Riverside Avenue, Suite 800
                Jacksonville, Florida 32204
                Attention:  William R. Russell
                Telephone: (904)354-5910
                Facsimile:  (904)350-1049

                with a copy to:

                John R. Byers, Esq.
                LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                50 North Laura Street, Suite 2800
                Jacksonville, FL  32202-3650
                Telephone:  904/354-8000
                Facsimile:  904/353-1673

       (b)      If to Tenere, to:

                The Tenere Group, Inc.
                1903 E. Battlefield
                Springfield, Missouri 65804-3801
                Attention:  Raymond A. Christy, M.D.
                Telephone:  (417) 889-1010
                Facsimile:   (417) 889-1099
                with a copy to:

                Robert M. LaRose, Esq.
                Thompson Coburn
                One Mercantile Center
                St. Louis, Missouri 63101
                Telephone: 314/552-6000
                Facsimile: (314) 552-7000

or to such other address as the parties hereto may specify from time to time by notice given as provided herein.

         Section 10.4 Amendment. This Agreement may be amended only by an instrument in writing executed by each of the parties hereto.

         Section 10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

         Section 10.7 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, sets forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

         Section 10.8 Waivers. The provisions of this Agreement may only be waived by an instrument in writing executed by the party granting the waiver. The failure of a party at any time or times to require performance of any provision hereof in any instance shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement in respect of any subsequent instance. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition in respect of any subsequent instance or breach or a waiver of any other condition or of the breach of any other term of this Agreement. Without limiting the generality of the foregoing, no action taken pursuant to this Agreement, other than proceeding with the consummation of the transactions contemplated herein, shall be deemed to constitute a waiver by the party taking such action or of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

         Section 10.9 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or

Schedule, respectively, of this Agreement unless otherwise indicated. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.

         Section 10.10 No Assignment. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties, except that FPIC may assign all of its rights, interests and obligations hereunder to FPIC Insurance Group, Inc., provided that FPIC Insurance Group, Inc. agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

         Section 10.11 No Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements contained in this Agreement or in any Schedule, certificate or letter delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       THE TENERE GROUP, INC.


                                       By /s/ Raymond A. Christy
                                          -----------------------------------
                                          Raymond A. Christy, M.D., President
                                          and Chief Executive Officer


                                       FLORIDA PHYSICIANS INSURANCE
                                       COMPANY, INC.


                                       By /s/ Robert B. Finch
                                          -----------------------------------


                                       TGI ACQUISITION CORPORATION


                                       By /s/ Robert B. Finch
                                          -----------------------------------

                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                  This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment No. 1") is entered into as of this 15th day of January, 1999 by and among FLORIDA PHYSICIANS INSURANCE COMPANY, INC., a Florida corporation ("FPIC"), TGI ACQUISITION CORPORATION, a Florida corporation (the "Acquisition Corporation"), and THE TENERE GROUP, INC., a Missouri corporation ("Tenere").

                                    RECITALS:
                                    --------

                  WHEREAS, on October 2, 1998, each of FPIC, Acquisition Corporation and Tenere executed and delivered an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which FPIC would acquire all of the outstanding stock of Tenere through the merger of Acquisition Corporation with and into Tenere in accordance with the Merger Agreement; and

                  WHEREAS, FPIC, Acquisition Corporation and Tenere now desire to modify and amend the Merger Agreement as set forth herein.

                  NOW, THEREFORE, in consideration of the Merger Agreement and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                  1. Capitalized Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

                  2. Amendment. Article 8 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

                                    ARTICLE 8

                                   TERMINATION
                                   -----------

         Section 8.1 Termination. This Agreement, other than the obligations contained in Section 3.4(f), Article 9 and Section 10.2, which shall survive any termination of this Agreement, may be terminated as to all parties hereto and the transactions contemplated herein abandoned prior to the Closing:

                   (a) by the mutual consent of the parties hereto;

                   (b) by FPIC at any time after March 31, 1999, if at such time the conditions set forth in Section 6.1 hereof have not been satisfied through no fault of FPIC or Acquisition Corporation and FPIC gives Tenere notice of such termination;

                   (c) by FPIC at any time after holders of greater than ten percent of the outstanding Tenere's Stock have delivered to Tenere a written objection to the Merger pursuant to the provisions for dissenters' rights provided by the GBCLM;

                   (d) by Tenere at any time after March 31, 1999, if at such time the conditions set forth in Section 6.2 hereof have not been satisfied through no fault of Tenere or any other party and Tenere gives FPIC notice of such termination;

                   (e) by Tenere in accordance with the provisions of Section 3.4; and

                   (f) by FPIC and Acquisition Corporation in accordance with the provisions of Section 3.4.

                   Termination of this Agreement as provided in this Agreement shall not affect any other rights or remedies any party may have at law, in equity or otherwise for breach of this Agreement or otherwise, including, but not limited to, any right FPIC and Acquisition Corporation may have to receive the fee specified in Section 3.4(e) hereof.

              3. Ratification of Merger Agreement. Except as specifically provided herein, the Merger Agreement shall remain in full force and effect and is expressly ratified hereby.

              4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              5. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

                                   FLORIDA PHYSICIANS INSURANCE COMPANY, INC.



                                   By /s/ Robert B. Finch
                                     --------------------------------------
                                     Name:  Robert B. Finch
                                     Title: Senior Vice President and
                                            Chief Financial Officer


                                   TGI ACQUISITION CORPORATION



                                   By /s/ Robert B. Finch
                                     --------------------------------------
                                     Name:  Robert B. Finch
                                     Title: Senior Vice President and
                                            Chief Financial Officer


                                   THE TENERE GROUP, INC.



                                   By /s/ Raymond A. Christy
                                     --------------------------------------
                                     Name:  Raymond A. Christy, M.D.
                                     Title: President  and Chief  Executive
                                            Officer

                                     ANNEX B
                                     -------


     SECTION 351.455 OF THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI

                  The following is the text of the statutory dissenters' right as set forth at Section 351.455 of the General and Business Corporation Law of
Missouri:

         351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN--

                  1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

                  2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

                  3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

                  4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                     ANNEX C
                                     -------


                          OPINION OF FINANCIAL ADVISOR

                                February 13, 1999


Board of Directors
The Tenere Group, Inc.
1903 East Battlefield
Springfield, MO  65804

Members of the Board:

         We understand that The Tenere Group, Inc. ("Tenere") and Florida Physicians Insurance Company, Inc. ("FPIC") have entered into an Agreement and Plan of Merger dated October 2, 1998 (the "Agreement") pursuant to which Tenere will be merged with and into a first-tier subsidiary of FPIC in a transaction (the "Merger") in which each issued and outstanding share of common stock of Tenere, $0.01 par value per share ("Tenere Common Stock"), will be converted into the right to receive cash consideration equal to $9.4416 and each option issued by Tenere to purchase Tenere Common Stock will be converted into the right to receive cash consideration equal to $9.4416 net of its exercise price ( the "Consideration").

         You have asked us whether, in our opinion, the Consideration to be received by the holders of Tenere Common Stock in the Merger is fair to such stockholders from a financial point of view.

         In connection with this opinion, we have reviewed Tenere's Proxy Statement of even date herewith as well as the Agreement and certain related documents. We have held discussions with certain senior officers, directors and other representatives and advisors of Tenere concerning the business, operations and prospects of Tenere. We examined certain publicly available business and financial information relating to Tenere and FPIC as well as certain financial information and other data for Tenere and certain financial information and other data related to FPIC which were provided to or otherwise discussed with us by the management of Tenere. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to: (i) current and historical market prices and trading volumes of Tenere Common Stock; (ii) Tenere's financial and other operating data; and (iii) the capitalization and financial condition of Tenere. We also considered, to the extent publicly available, the financial terms of certain other insurance-industry transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Tenere.

         In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Tenere or any of its subsidiaries. With respect to the financial data of Tenere, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and

Board of Directors
February 13, 1999
Page 2


judgements of the management of Tenere as to the future financial performance of Tenere. We have assumed that the Merger will be consummated in accordance with the terms of the Agreement. In connection with the preparation of this opinion, we have not been authorized by Tenere or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Tenere.

         ABN AMRO Incorporated ("ABN AMRO"), as part of its investment-banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of Tenere in connection with this transaction and have received a fee for our services.

         It is understood that this letter is for the benefit and use of the Board of Directors of Tenere in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be used as part of any proxy statement relating to the Merger. This letter does not address Tenere's underlying business decision to enter into the Merger or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by Tenere stockholders pursuant to the Merger is fair to such stockholders from a financial point of view.

                                          Sincerely,


                                          /s/ ABN AMRO Incorporated
                                          --------------------------------
                                          ABN AMRO INCORPORATED

PROXY
                             THE TENERE GROUP, INC.
                             1903 EAST BATTLEFIELD
                          SPRINGFIELD, MISSOURI 65804

       FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 15, 1999

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

           The undersigned shareholder(s) of THE TENERE GROUP, INC. ("Tenere"), does hereby nominate, constitute and appoint Raymond A. Christy, M.D. and Andrew
K. Bennett., or each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of Common Stock, $.01 par value, of Tenere standing in the name of the undersigned on its books at the close of business on February 8, 1999, at the Special Meeting of Shareholders to be held at the offices of Tenere, 1903 East Battlefield, Springfield, Missouri, on March 15, 1999, at 3:00 p.m. Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

           1. To consider and vote upon the adoption and approval of the Agreement and Plan of Merger dated October 2, 1998, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of January 15, 1999 (collectively, the "Merger Agreement"), pursuant to which TGI Acquisition Corporation ("Acquisition Corporation"), a Florida corporation and wholly owned subsidiary of Florida Physicians Insurance Company, Inc., will be merged (the "Merger") with and into Tenere and pursuant to which, upon consummation of the Merger, each share of Tenere Common Stock will be converted into the right to receive an amount in cash to be determined pursuant to the Merger Agreement, as set forth in detail in the accompanying Proxy Statement.

           FOR __                 AGAINST __                ABSTAIN __

           2. To consider and vote upon the approval in advance on adjournment of the Special Meeting in the event that there are not sufficient votes to constitute a quorum or approve the Merger Agreement at the scheduled time of the Special Meeting, in order to permit further solicitation of proxies.

           FOR __                AGAINST __                ABSTAIN __
           3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE PROPOSAL REGARDING ADJOURNMENT.

           The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the Special Meeting.

           THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS LISTED ABOVE, EXCEPT THAT IF A PROXY IS VOTED AGAINST THE APPROVAL OF THE MERGER AGREEMENT AND NO INSTRUCTION IS GIVEN IN CONNECTION WITH THE ADJOURNMENT PROPOSAL, THE PROXY WILL NOT BE VOTED IN FAVOR OF THE ADJOURNMENT PROPOSAL.

Dated: _________________________
                                                    ___________________________
                                                    Signature of Shareholder

                                                    ___________________________
                                                    Signature of Shareholder

When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one person holds the power to vote the same shares, all must sign. All joint owners must sign. The undersigned hereby acknowledges receipt of the Notice of Special meeting and the Proxy Statement (with all enclosures and attachments) dated February 13, 1999, relating to the Special Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.